Exhibit 10.1

Execution Version

AMENDMENT NO. 12 TO REVOLVING CREDIT AGREEMENT AND INCREMENTAL AGREEMENT

THIS AMENDMENT NO. 12 TO REVOLVING CREDIT AGREEMENT AND INCREMENTAL AGREEMENT, dated as of March 31, 2022 (this “Twelfth Amendment”), is made by and among PALANTIR TECHNOLOGIES INC., a Delaware corporation (the “Borrower”), the guarantor party hereto (the “Guarantor”), the Twelfth Amendment Incremental Lenders (as defined below), the Existing Lenders (as defined below) party hereto and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) (such capitalized term and all other capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement referred to below).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent have heretofore entered into that certain Revolving Credit Agreement, dated as of October 7, 2014 (as amended by the First Amendment, dated as of June 1, 2015, the Second Amendment, dated as of August 5, 2016, the Third Amendment, dated as of April 26, 2017, the Fourth Amendment, dated as of June 28, 2018, the Fifth Amendment, dated as of June 18, 2019, the Sixth Amendment, dated as of December 20, 2019, the Seventh Amendment, dated as of December 31, 2019, the Eighth Amendment, dated as of June 4, 2020, the Ninth Amendment, dated as of June 25, 2020, the Tenth Amendment dated as of July 8, 2020 and the Eleventh Amendment dated as of April 1, 2021, the “Existing Credit Agreement” and, as amended by this Twelfth Amendment and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, (x) the Borrower, the Guarantor and the Administrative Agent have heretofore entered into that certain Pledge and Security Agreement, dated as of December 20, 2019 (as amended by the Seventh Amendment, dated as of December 31, 2019, that certain Eighth Amendment, dated as of June 4, 2020 and that certain Eleventh Amendment dated as of April 1, 2021, the “Existing Security Agreement” and, as amended by this Twelfth Amendment and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”) and (y) the Guarantor and the Administrative Agent have heretofore entered into that certain Guaranty Agreement, dated as of October 7, 2014 (the “Existing Guaranty Agreement” and, as amended by this Twelfth Amendment and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Guaranty Agreement”);

WHEREAS, the Borrower has requested (i) that the Existing Credit Agreement be amended, subject to the satisfaction of the applicable conditions precedent set forth in Article II herein, as set forth in Article I herein to provide for (x) an extension of the Revolving Maturity Date and (y) certain other amendments provided therein and (ii) a Facility Increase in the form of an increase to the existing Revolving Commitments by an aggregate principal amount of $100,000,000 (the “Twelfth Amendment Incremental Revolving Commitments”);

WHEREAS, the proceeds of the Twelfth Amendment Incremental Revolving Commitments will be used for general corporate purposes;

WHEREAS, this Twelfth Amendment is an Incremental Amendment under and as defined in the Credit Agreement;

WHEREAS Morgan Stanley Senior Funding, Inc., RBC Capital Markets and Wells Fargo Securities, LLC are the joint lead arrangers for this Twelfth Amendment and the Twelfth Amendment Incremental Revolving Commitments; and

WHEREAS, (i) each of Wells Fargo Bank, N.A., The Bank of Nova Scotia and MUFG Bank, LTD. (collectively, the “Twelfth Amendment Incremental Lenders” and each, a “Twelfth Amendment Incremental Lender”) is willing, on the terms and subject to the conditions set forth below, to provide the Revolving Commitments set forth opposite their respective names on Annex E on the Twelfth Amendment Effective Date, (ii) the Existing Lenders will be deemed to have assigned to the Twelfth Amendment Incremental Lenders, and the Twelfth Amendment Incremental Lenders will be deemed to have purchased from the Existing Lenders, at the principal amount thereof, Revolving Commitments that were outstanding immediately prior to the Twelfth Amendment Effective Date as necessary such that, after giving effect to all such assignments and purchases, the Revolving Commitments in effect immediately after the Twelfth Amendment Effective Date will be held by Existing Lenders and Twelfth Amendment Incremental Lenders as set forth on Annex E (after giving effect to the addition of the Twelfth Amendment Incremental Revolving Commitments to the existing Revolving Commitments) (such assignments and purchases, the “Twelfth Amendment Assignments and Purchases”) and (iii) each Twelfth Amendment Incremental Lender, the Borrower, the Guarantor, the Administrative Agent, and the Lenders party hereto that are party to the Existing Credit Agreement and which constitute 100% of the Lenders under the Existing Credit Agreement (such Lenders, the “Existing Lenders”) are willing, on the terms and subject to the conditions set forth below, to enter into the amendments set forth below to the Existing Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENT TO EXISTING CREDIT AGREEMENT

SECTION 1.1 Amendments. Subject to the satisfaction (or waiver) of the conditions set forth in Article II:

(a) the Existing Credit Agreement is hereby amended by amending and restating the Existing Credit Agreement to be in the form of the Credit Agreement attached as Annex A hereto;

(b) the Existing Security Agreement shall be amended by amending and restating the Existing Security Agreement to be in the form of the Security Agreement attached as Annex B hereto;

(c) the Existing Guaranty Agreement shall be amended by amending and restating the Existing Guaranty Agreement to be in the form of the Guaranty Agreement attached as Annex C hereto;

(d) Exhibit B to the Existing Credit Agreement is hereby deleted in its entirety and Exhibit B in the form attached hereto as Annex D shall be substituted in lieu thereof; and

(e) Schedule 2.1 to the Existing Credit Agreement is hereby deleted in its entirety and Schedule 2.1 in the form attached hereto as Annex E shall be substituted in lieu thereof.

SECTION 1.2 Twelfth Amendment Incremental Facilities.

(a) Subject to the satisfaction of the conditions set forth in Article II hereof, each Twelfth Amendment Incremental Lender hereby establishes, in accordance with Section 2.18 of the Credit Agreement, Revolving Commitments in an aggregate principal amount set forth opposite its name on Schedule 2.1 (as set forth on Annex E hereof) and agrees, from time to time in accordance with the Credit Agreement during the period from and including the Twelfth Amendment Effective Date to the Revolving Maturity Date (after giving effect to the amendments provided in Section 1.1 hereof), to make Revolving Loans to the Borrower in an aggregate principal amount at any one time outstanding not to exceed the amount of its Revolving Commitment (after giving effect to this Twelfth Amendment, the Twelfth Amendment Incremental Revolving Commitments and the Twelfth Amendment Assignments and Purchases).

(b) Upon the Twelfth Amendment Effective Date, the Twelfth Amendment Incremental Revolving Commitments shall be New Revolving Commitments and Revolving Commitments for all purposes under the Credit Agreement and the other Loan Documents.

(c) On the Twelfth Amendment Effective Date, subject to the satisfaction of the terms and conditions set forth in this Twelfth Amendment, each of the Existing Lenders will automatically and without further act be deemed to have assigned to each Twelfth Amendment Incremental Lender, and each Twelfth Amendment Incremental Lender will automatically and without further act be deemed to have purchased from each of the Existing Lenders, at the principal amount thereof, such interests in the Revolving Commitments outstanding on the Twelfth Amendment Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Commitments will be held by Existing Lenders and each Twelfth Amendment Incremental Lender ratably after giving effect to the addition of the Twelfth Amendment Incremental Revolving Commitments to the Revolving Commitments and the Twelfth Amendment Assignments and Purchases.

(d) The Lenders party hereto (including the Twelfth Amendment Incremental Lenders) constituting all of the Lenders under the Credit Agreement hereby direct and authorize the Administrative Agent to enter into this Twelfth Amendment.

ARTICLE II

CONDITIONS TO EFFECTIVENESS OF AMENDMENT

SECTION 2.1 Conditions. The amendments contained in Article I shall be effective on the date of the satisfaction or waiver of each of the conditions contained in this Section 2.1 (the “Twelfth Amendment Effective Date”).

(a) Execution of Counterparts. The Administrative Agent shall have received (1) counterparts of this Twelfth Amendment duly executed and delivered by each Twelfth Amendment Incremental Lender, the Existing Lenders constituting all of the Lenders under the Existing Credit Agreement, the Borrower and the Guarantor and (2) such other documents and agreements as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to fully effect the purposes of this Twelfth Amendment.

(b) Representations and Warranties. Each of the representations and warranties contained in Article III below shall be true and correct in all material respects.

(c) Fees and Expenses. The Administrative Agent shall have received all fees and expenses due and payable pursuant to (i) Section 4.3 (to the extent then invoiced) and (ii) the Credit Agreement.

(d) No Default. As of the Twelfth Amendment Effective Date, no event shall have occurred and be continuing or would result from the consummation of the transactions contemplated hereby that would constitute an Event of Default or a Default;

(e) Legal Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agents, the Existing Lenders and the Twelfth Amendment Incremental Lenders and dated the Twelfth Amendment Effective Date) of Wilson Sonsini Goodrich & Rosati, P.C., counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(f) Certificates and Authorizations.

(1) The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors of the Borrower and the Guarantor approving the transactions contemplated by this Twelfth Amendment and the execution and delivery of this Twelfth Amendment and the other Loan Documents to be delivered by such Loan Party on the Twelfth Amendment Effective Date, and all documents evidencing other necessary organizational action and governmental approvals, if any, with respect to this Twelfth Amendment and the other Loan Documents to be delivered by any Loan Party on the Twelfth Amendment Effective Date and (ii) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing of the Guarantor and the Borrower and authorization of the transactions contemplated hereby.

(2) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and the Guarantor certifying the names and true signatures of the officers of such entity authorized to sign the Loan Documents to which it is a party, to be delivered by such entity on the Twelfth Amendment Effective Date and the other documents to be delivered hereunder on the Twelfth Amendment Effective Date.

(g) Officer’s Certificate; Solvency Certificate. The Administrative Agent shall have received (i) a certificate, dated the Twelfth Amendment Effective Date and signed on behalf of the Borrower by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Section 2.01(b) and (d) hereof as of the Twelfth Amendment Effective Date, and (ii) a solvency certificate, dated the Twelfth Amendment Effective Date and signed on behalf of the Borrower by the chief financial officer or treasurer of the Borrower, certifying that, as of the Twelfth Amendment Effective Date, the Borrower is, individually and together with its Subsidiaries, and after giving effect to the incurrence of any Indebtedness and obligations being incurred in connection herewith will be, Solvent.

(h) USA Patriot Act and Beneficial Ownership Certification. The Administrative Agent shall have received, to the extent reasonably requested by any of the Lenders (including any Twelfth Amendment Incremental Lenders) at least five Business Days prior to the Twelfth Amendment Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and the Beneficial Ownership Regulation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1 Representations and Warranties. Each of the Loan Parties represents and warrants to the Administrative Agent and the Lenders that:

(a) This Twelfth Amendment has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The representations and warranties of each Loan Party set forth in each Loan Document are true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) on and as of the Twelfth Amendment Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty is true and correct in all material respects (or in all respects, as applicable) as of such earlier date.

(c) At the time of and immediately after giving effect to this Twelfth Amendment, no Default or Event of Default shall have occurred and be continuing.

(d) The execution and delivery of this Twelfth Amendment and performance of this Twelfth Amendment and the Credit Agreement by the Loan Parties, except as could not reasonably be expected to have a Material Adverse Effect, does not and will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries.

SECTION 3.2 Reaffirmation of Obligations. Each Loan Party hereby (a) restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the other Loan Documents effective as of the Twelfth Amendment Effective Date and as amended hereby and hereby reaffirms its respective obligations (including the Obligations) under each Loan Document to which it is a party, (b) confirms and agrees that the pledge and security interest in the Collateral granted by it pursuant to the Collateral Documents to which it is a party shall continue in full force and effect after giving effect to this Twelfth Amendment and (c) acknowledges and agrees that such pledge and security interest in the Collateral granted by it pursuant to such Collateral Documents shall continue to secure the Obligations, as amended by this Twelfth Amendment or otherwise affected hereby. The Guarantor acknowledges and agrees that the guarantee contained in the Guaranty Agreement is, and shall remain, in full force and effect immediately after giving effect to this Twelfth Amendment. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Existing Credit Agreement or any Collateral Document or instruments securing the same, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith.

ARTICLE IV

MISCELLANEOUS

SECTION 4.1 Full Force and Effect; Amendment. Except as expressly provided herein, all of the representations, warranties, terms, covenants, conditions and other provisions of the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms and are in all respects hereby ratified and confirmed. The amendment set forth herein shall be limited precisely as provided for herein to the provisions expressly amended hereby and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Credit Agreement, any other Loan Document referred to therein or herein or of any transaction or further or future action on the part of the Borrower which would require the consent of any of the Lenders under the Credit Agreement or any of the other Loan Documents.

SECTION 4.2 Loan Document Pursuant to Credit Agreement. This Twelfth Amendment is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement, including, without limitation, the provisions relating to forum selection, consent to jurisdiction and waiver of jury trial included in Sections 9.09 and 9.10 of the Credit Agreement, which provisions are hereby acknowledged and confirmed by each of the parties hereto.

SECTION 4.3 Fees and Expenses. The Borrower shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Twelfth Amendment, including the reasonable fees and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP, as counsel for the Administrative Agent.

SECTION 4.4 Headings. The various headings of this Twelfth Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Twelfth Amendment or any provisions hereof.

SECTION 4.5 Execution in Counterparts. This Twelfth Amendment may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Twelfth Amendment by electronic transmission (including portable document format (“.pdf”) or similar format) shall be effective as delivery of a manually executed counterpart of this Twelfth Amendment. The words “execution,” “signed,” “signature,” and words of like import in this Section 4.5 shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each of the Loan Parties, the Existing Lenders and the Twelfth Amendment Incremental Lenders represents and warrants to the parties hereto that it has the corporate capacity and authority to execute this Twelfth Amendment through electronic means and there are no restrictions for doing so in such party’s constitutive documents. Each Lender (including each Twelfth Amendment Incremental Lender) party hereto hereby directs the Administrative Agent to execute this Twelfth Amendment.

SECTION 4.6 Cross-References. References in this Twelfth Amendment to any Article or Section are, unless otherwise specified or otherwise required by the context, to such Article or Section of this Twelfth Amendment.

SECTION 4.7 Severability. Any provision of this Twelfth Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Twelfth Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 4.8 Successors and Assigns. This Twelfth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 4.9 GOVERNING LAW. THIS TWELFTH AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER OR RELATING TO THIS TWELFTH AMENDMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Twelfth Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

PALANTIR TECHNOLOGIES INC.,
as the Borrower

By:	/s/ Alexander Karp
Name: Alexander Karp
Title: Chief Executive Officer

PALANTIR USG, INC.,
as the Guarantor

By:	/s/ Akash Jain
Name: Akash Jain
Title: President

[Signature Page to Twelfth Amendment]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Existing Lender

By	/s/ Michael King
Name: Michael King
Title: Vice President

CREDIT SUISSE AG, NEW YORK BRANCH, as Existing Lender

By	/s/ Doreen Barr
Name: Doreen Barr
Title: Authorized Signatory

By	/s/ Michael Dieffenbacher
Name: Michael Dieffenbacher
Title: Authorized Signatory

ROYAL BANK OF CANADA,
as Existing Lender

By	/s/ Nicholas Heslip
Name: Nicholas Heslip
Title: Authorized Signatory

CITIBANK N.A., as Existing Lender

By	/s/ Lauren Portnoi
Name: Lauren Portnoi
Title: Vice President

MUFG BANK, LTD.,
as Twelfth Amendment Incremental Lender

By	/s/ Matthew Antioco
Name: Matthew Antioco
Title: Director

THE BANK OF NOVA SCOTIA,
as Twelfth Amendment Incremental Lender

By	/s/ Khrystyna Manko
Name: Khrystyna Manko
Title: Director

WELLS FARGO BANK, N.A.,
as Twelfth Amendment Incremental Lender

By	/s/ Henry L. Li
Name: Henry L. Li
Title: Senior Vice President

ANNEX A

Execution Version

CREDIT AGREEMENT

dated as of

October 7, 2014,

as amended by the First Amendment, dated as of June 1, 2015, the Second Amendment, dated as of August 5, 2016, the Third Amendment, dated as of April 26, 2017, the Fourth Amendment, dated as of June 28, 2018, the Fifth Amendment, dated as of June 18, 2019, the Sixth Amendment dated as of December 20, 2019, the Seventh Amendment dated as of December 31, 2019, the Eighth Amendment dated as of June 4, 2020, the Ninth Amendment dated as of June 25, 2020, the Tenth Amendment dated as of July 8, 2020, the Eleventh Amendment dated as of April 1, 2021, and the Twelfth Amendment dated as of March 31, 2022 among

PALANTIR TECHNOLOGIES INC.,

The Lenders Party Hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

MORGAN STANLEY SENIOR FUNDING, INC.,

as Lead Arranger and Bookrunner

i

ii

Exhibits

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D-1	Form of Revolving Note
Exhibit D-2	Form of Term Note
Exhibit E	Form of Guaranty
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Application
Exhibit H	Form of Security Agreement

iii

CREDIT AGREEMENT dated as of October 7, 2014 among PALANTIR TECHNOLOGIES INC., as Borrower, the LENDERS party hereto and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

The Borrower (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article 1), has requested (x) the Revolving Lenders to make Revolving Loans to the Borrower on a revolving credit basis on and after the date hereof and at any time and from time to time prior to the Revolving Maturity Date and (y) the Term Lenders to make the Term Loan to the Borrower on the Eighth Amendment Effective Date.

The proceeds of Borrowings hereunder, together with the issuance of any letter of credit, are to be used for the purposes described in Section 5.09. The Lenders are willing to establish the credit facilities referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, for valuable consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” means that certain Agent Fee Letter, dated as of September 22, 2014, by and among the Borrower and the Administrative Agent.

“Agent Parties” has the meaning set forth in Section 9.01(d).

“Agents” means the Administrative Agent and the Arranger.

“Aggregate Total Exposure” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing the Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied) and (ii) the Letter of Credit Usage.

“Agreed L/C Cash Collateral Amount” means 103% of the total outstanding Letter of Credit Usage.

“Agreement” means this Credit Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (iii) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as applicable, shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively.

“Alternate Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation the FCPA, the U.K. Bribery Act 2010, the Bank Secrecy Act, the USA Patriot Act, and the applicable anti-money laundering statutes of jurisdictions where any obligor and any of its Subsidiaries conduct business, and the rules and regulations (if any) thereunder enforced by any governmental agency.

“Anti-Terrorism Laws” has the meaning set forth in Section 3.15(a).

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, (x) with respect to Revolving Loans, (i) 2.00% per annum with respect to any SOFR Loan, (ii) 1.00% per annum with respect to any ABR Loan and (iii) 0.30% per annum with respect to the Commitment Fee, and (y) with respect to any New Term Loans, the rate set forth in the applicable Incremental Amendment.

“Application” means a Letter of Credit application in the form of Exhibit G or any other form approved by the Administrative Agent.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Morgan Stanley Senior Funding, Inc., in its capacity as lead arranger and bookrunner, and any successor thereto.

“Asset Sale” means a sale, lease (as lessor or sublessor), sale and leaseback, license (as licensor or sublicensor), exchange, transfer or other disposition to, any Person, in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Equity Interests of any of the Borrower’s Subsidiaries, other than (a) inventory (or other assets, including intangible assets) sold, leased or licensed out in the ordinary course of business, (b) obsolete, surplus or worn-out property, (c) sales of Cash Equivalents for the fair market value thereof, (d) dispositions of property (including the sale of any Equity Interest owned by such Person) from (i) any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor or to any Loan Party or (ii) any Loan Party to any other Loan Party, (e) dispositions of property resulting from casualty or condemnation events, (f) dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business, (g) dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such disposition are promptly applied to the purchase price of such replacement property, (h) any abandonment, failure to maintain or non-renewal of any intellectual property (or rights relating thereto) that the Borrower or any of its Subsidiaries determines in good faith is desirable in the conduct of its business and which does not, individually or in the aggregate, interfere in any material respect, with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, (i) real property leases in the ordinary course of business, (j) expirations of contracts in accordance with their terms, (k) terminations of leases in the ordinary course of business, (l) the disposition of Securitization Assets in connection with a Qualified Receivables Financing Transaction permitted under Section 6.01(e); (m) the termination, settlement or unwinding of any Swap Agreement or any Permitted Call Spread Transaction, and (n) any sale, lease, sale and leaseback, license, exchange, transfer or other disposition of assets with an aggregate fair market value less than or equal to $50,000,000.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Available Incremental Amount” has the meaning set forth in Section 2.18(c).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and, for the avoidance of doubt, shall exclude any tenor for such Benchmark that is removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.11.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Basket” means any financial test or ratio (including by reference to the Total Net Leverage Ratio, Total Assets or Liquidity) or any amount, threshold, value or availability, in each case prescribed or required with respect to any Limited Condition Transaction.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.11.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Daily Simple SOFR and (b) 0.15% (15 basis points);

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the Benchmark Replacement Adjustment with respect thereto.

If at any time the Benchmark Replacement as determined pursuant to clause (1) or (2) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means Palantir Technologies Inc., a Delaware corporation.

“Borrowing” means a Revolving Borrowing or a Term Borrowing, as the case may be.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and San Francisco, California are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases and not Capital Lease Obligations for purposes of all financial definitions, calculations and covenants for purposes of this Agreement (other than for purposes of the delivery of financial statements prepared in accordance with GAAP) whether or not such operating lease obligations were in effect on any effective date of the ASU, notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in dollars, at a location and pursuant to documentation in form and substance satisfactory to Administrative Agent and the Issuing Bank (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, a rating of at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“CFC” means a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means (a) prior to an IPO, the failure by the holders of Borrower’s Equity Interests as of the Effective Date to continue to own, beneficially and of record, Equity Interests in the Borrower representing at least 50.1% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; (b) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act and the rules of the Securities and Exchange Commission thereunder), other than Permitted Holders, of Equity Interests in the Borrower representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; or (c) persons who were (i) directors of the Borrower on the date hereof, (ii) nominated by the board of directors of the Borrower or whose nomination for election by the stockholders of Borrower was approved by the board of directors of the Borrower or (iii) appointed by directors that were directors of the Borrower or directors nominated as provided in the preceding clause (ii), ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Borrower. Without limitation of the foregoing clauses (b) and (c), the consummation of an IPO shall not be deemed a Change in Control.

“Cash Management Services” has the meaning set forth in the definition of “Secured Cash Management Obligations”.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or implemented.

“Charges” has the meaning set forth in Section 9.13.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Documents” means the Perfection Certificate, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages (if any) and all other instruments, documents and agreements delivered by or on behalf of any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, the Administrative Agent, for the benefit of the Secured Parties, a first priority (except as otherwise permitted by Section 6.02 from time to time) security interest and Lien on any asset of the Borrower and/or its Subsidiaries.

“Commitment” means any Revolving Commitment or Term Commitment.

“Commitment Fee” has the meaning set forth in Section 2.09(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Stock” means the Common Stock, par value $0.001 per share, of Borrower.

“Communications” has the meaning set forth in Section 9.01(d).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.13 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill), (e) any extraordinary charges or losses determined in accordance with GAAP, (f) non-cash stock option and other equity-based compensation expenses and payroll tax expense related to stock option and other equity-based compensation expenses, (g) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period), including, for the avoidance of doubt, non-cash foreign currency translation losses (including non-cash losses related to currency remeasurement of Indebtedness); provided, however that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated Adjusted EBITDA in the period when such payments are made, (h) transition, integration and similar fees, charges and expenses related to acquisitions or dispositions, (i) restructuring charges, (j) charges related to settlements of legal claims, (k) the amount of “run rate” cost savings, operating expense reductions and synergies relating to mergers, acquisitions, investments, business combinations, divestitures, restructurings, dispositions, cost savings initiatives and other similar initiatives that are reasonably identifiable and projected in good faith by the Borrower to result from actions that have been taken or are expected to be taken within twenty-four months after such event, (l) costs or expenses reasonably identified by the Borrower as incurred in connection with entry into or expansion of new markets, new practices, strategic initiatives and contracts, software development and new systems design, new product offerings, project start-up costs, related integration, and systems establishment costs, including any on-going operating losses in respect thereof for a period of no more than twenty-four months after commencement of such operations or expansion (provided that the amount that may be added back pursuant to clauses (h), (i), (j), (k) and (l) may not in the aggregate for any four fiscal quarter period exceed 30% of Consolidated Adjusted EBITDA for such period (determined without giving effect to any such adjustment pursuant to such clause (h), (i), (j), (k) and (l))) and (m) transaction costs associated with this Agreement and the transactions contemplated hereby and with any actual, proposed or contemplated issuance of Equity Interests, the making of any investment, merger, acquisition, joint venture or disposition, or the issuance or incurrence of Indebtedness (including Incremental Equivalent Debt, Permitted Convertible Indebtedness and any Permitted Call Spread Transactions) or refinancings, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP, and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above), including for the avoidance of doubt non-cash foreign currency translation gains (including non-cash gains related to currency remeasurement of Indebtedness), all as determined on a consolidated basis.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP; provided that there shall be excluded (a) the income of any Person that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) below, any consolidated Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary of the Borrower to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Subsidiary, any agreement or other instrument binding upon such Subsidiary or any law applicable to such Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived, and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary that is not wholly owned by the Borrower to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary. In addition, there shall not be included in the determination of Consolidated Net Income any recapitalization or purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements, as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) fund any portion of its participation in any Letter of Credit or (iii) pay to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disclosure Letter” means the disclosure letter, dated as of the Eighth Amendment Effective Date, as amended, restated, amended or restated, or supplemented from time to time by Borrower with the written consent of the Administrative Agent (or as supplemented by the Borrower pursuant to the terms of this Agreement), delivered by Borrower to Administrative Agent for the benefit of the Lenders.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States, excluding (x) any such Subsidiary substantially all of the assets of which consist of Equity Interests in one or more Subsidiaries that are CFCs and (y) any such Subsidiary that is owned (directly or indirectly) by a Subsidiary that is a CFC.

“Earn-Out” means any bona fide contingent obligation to make “earn-out” payments to one or more prior owners of any Person, business or division, the capital stock of which, or all or substantially all of the assets of which, have been acquired by the Borrower or any of its Subsidiaries, which “earn-out” payment obligation is contingent upon, or varies in amount based upon, the performance of the Person or of the assets so acquired, as such performance is measured by one or more financial, business or other performance criteria.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eighth Amendment Effective Date” means June 4, 2020.

“Eleventh Amendment” shall mean Amendment No. 11 to Revolving Credit Agreement and Incremental Amendment, dated as of April 1, 2021, by and among the Borrower, the Guarantor, the Required Lenders, each Eleventh Amendment Incremental Lender (as defined therein) and the Administrative Agent.

“Eleventh Amendment Effective Date” shall have the meaning assigned to such term in the Eleventh Amendment.

“Engagement Letter” means that certain Engagement Letter, dated as of September 22, 2014, by and among the Borrower and the Administrative Agent.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, transportation, storage, treatment, disposal, management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any Environmental Law, including compliance or noncompliance therewith, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include (a) any debt securities (including Permitted Convertible Indebtedness) that are convertible into or exchangeable for any combination of Equity Interests and/or cash, or (b) any Permitted Call Spread Transaction.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or a Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Plan, as to which the PBGC has not waived under subsection .22, .23, .25, .26, .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event; (b) the termination of any Plan under Section 4041(c) of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; or a determination that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; (g) the complete or partial withdrawal of any Borrower, Subsidiary or any ERISA Affiliate from a Multiemployer Plan which results in the imposition of Withdrawal Liability or the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan or (h) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Article 7.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any of the foregoing).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, any United States withholding Tax that is imposed on amounts payable to or for the account of such Foreign Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Foreign Lender becomes a party to this Agreement (other than pursuant to an assignment request of the Borrower under Section 2.16(b)) or designates a new lending office, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office or assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a), (c) Taxes attributable to such Recipient’s failure to comply with Sections 2.14(f) and 2.14(g) and (d) any withholding Taxes imposed under FATCA.

“Executive Order” has the meaning set forth in Section 3.15(a).

“Facility Increase” has the meaning set forth in Section 2.18(a).

“Family Member” means, with respect to a Permitted Holder, whether related by blood or marriage, (i) such Permitted Holder’s spouse, ex-spouse or domestic partner; (ii) such Permitted Holder’s parents and grandparents; (iii) such Permitted Holder’s siblings; (iv) such Permitted Holder’s children and other lineal descendants; and (v) the lineal descendants of such Permitted Holder’s siblings. Lineal descendants shall include adopted persons, but only if they are adopted during minority, and step-children.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code or any published intergovernmental agreement and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, (15 U.S.C. §§ 78dd-1, et seq.).

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Officer” means the chief financial officer, principal accounting officer, vice president of finance, treasurer or corporate controller of the Borrower.

“First Amendment” shall mean Amendment No. 1 to Revolving Credit Agreement, dated as of June 1, 2015, by and among the Borrower, the Guarantor, the Required Lenders and the Administrative Agent.

“First Amendment Effective Date” shall have the meaning assigned to such term in the First Amendment.

“Floor” means a rate of interest equal to 0%.

“Flood Hazard Property” means any Material Real Estate Asset located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any direct or indirect Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means (x) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (y) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder).

“Guarantor” means any Material Domestic Subsidiary of the Borrower that has delivered a Guaranty or a joinder agreement to a Guaranty pursuant to Section 5.10 hereof.

“Guaranty” has the meaning set forth in Section 5.10.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Incremental Agreement” shall mean that certain Incremental Agreement, dated as of June 1, 2015 by and among the Borrower, the Lenders and Issuing Bank party thereto and the Administrative Agent.

“Incremental Amendment” has the meaning set forth in Section 2.18(d).

“Incremental Effective Date” has the meaning set forth in Section 2.18(d).

“Incremental Equivalent Debt” has the meaning set forth in Section 2.18(h).

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.12(a).

“Intellectual Property” means all intellectual property and rights therein arising under applicable law, including but not limited to (i) patents, copyrights, trademarks, domain names, trade secrets, technical and business information, inventions (whether or not patentable), works of authorship, know-how, show-how, methodologies, tools, data, databases, software, specifications, documentations and any other forms of technology, (ii) registrations and application for any of the foregoing, (iii) income, fees, royalties, damages, and payments now and hereafter due and/or payable with respect to any of the foregoing, and (iv) rights to sue for past, present, and future infringement, misappropriation, or other violation of any of the foregoing.

“Intellectual Property Security Agreements” means the security agreements with respect to intellectual property to be executed in the forms attached to the Security Agreement.

“Interest Election Request” has the meaning set forth in Section 2.05(b).

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, with the consent of each Lender, twelve months or less than one month) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.11(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” means, with respect to any Interest Period, the Periodic Term SOFR Determination Day.

“IPO” means (x) a bona fide underwritten sale to the public of common stock of the Borrower (or any parent company) pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of the Borrower or any of its Subsidiaries, as the case may be) that is declared effective by the Securities and Exchange Commission or (y) a direct listing of the Equity Interests of the Borrower (or any parent company) on a national securities exchange.

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means Morgan Stanley Senior Funding, Inc., as Issuing Bank hereunder, and any other Lender (or affiliate thereof) that shall agree in writing, at the request of the Borrower and with the consent of the Administrative Agent, to become an “Issuing Bank”, in each case together with its permitted successors and assigns in such capacity.

“Latest Maturity Date” means, at any date of determination, the latest scheduled maturity date applicable to any Term Loan hereunder at such time, including the latest maturity date of any New Term Loan.

“LCT Election” has the meaning set forth in Section 1.07(a).

“LCT Test Date” has the meaning set forth in Section 1.07(a).

“Lenders” means (a) the Persons listed on Schedule 2.1, (b) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption and (c) any New Lender.

“Letter of Credit” means a standby letter of credit issued or to be issued by the Issuing Bank pursuant to this Agreement in such form as may be approved from time to time by the Issuing Bank. Letters of Credit will only be issued in dollars.

“Letter of Credit Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Fee” has the meaning set forth in Section 2.09.

“Letter of Credit Sublimit” means the lesser of (i) $50,000,000 and (ii) the aggregate unused amount of the Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transaction” means (a) any acquisition or other investment by one or more of the Borrower and its Subsidiaries of any assets, business or person, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third party financing, and (b) any voluntary or optional repayment, repurchase, redemption or refinancing of Indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice) is required to be delivered.

“Liquidity” means the amount of Unrestricted cash and Cash Equivalents of the Borrower; provided, that notwithstanding anything to the contrary contained herein, “Liquidity” shall not include any cash or Cash Equivalents that is subject to a first-priority Lien in favor of any party (other than any Secured Party).

“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Revolving Notes (if any), the Term Notes (if any), any Incremental Amendment or similar agreement, any Guaranty, each Collateral Document, any instrument of joinder to any Guaranty delivered pursuant to Section 5.10 hereof, the Agent Fee Letter, any other agreement, instrument or document executed after the date hereof and designated by its terms as a Loan Document, and any documents or certificates executed by the Borrower in favor of the Issuing Bank relating to Letters of Credit.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means Term Loans and Revolving Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, financial condition or results of operations of the Borrower and Subsidiaries taken as a whole, (b) the rights of or remedies or benefits available to the Agents and the Lenders under any Loan Document, (c) the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party or (d) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

“Material Domestic Subsidiary” means a Domestic Subsidiary that is a Material Subsidiary.

“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in a principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means Intellectual Property that is (i) material to the business of the Borrower and the Subsidiaries (taken as a whole) and (ii) owned by the Borrower or any of its Subsidiaries.

“Material Real Estate Asset” means any domestic fee owned Real Estate Asset having a fair market value in excess of $25,000,000.

“Material Subsidiary” means, at any date of determination, a Subsidiary of the Borrower (a) whose total assets as of the most recent available quarterly or year-end financial statements were equal to or greater than 5% of Total Assets at such date or (b) whose gross revenues as of the most recent available quarterly or year-end financial statements were equal to or greater than 5% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” means the Revolving Maturity Date or the Term Maturity Date, as the case may be.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ended on such date.

“Mortgage” means a mortgage, deed of trust or other similar instrument reasonably satisfactory to Administrative Agent.

“Mortgaged Properties” means the real properties as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or could be an obligation to contribute of) the Borrower or a Subsidiary or an ERISA Affiliate, and each such plan for the five- year period immediately following the latest date on which the Borrower, or a Subsidiary or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the disposition of any non-cash consideration received in connection therewith or otherwise, but, in each case, only as and when received) of such Asset Sale or Recovery Event, net of, without duplication, (i) attorneys’ fees, accountants’ fees and investment banking fees, (ii) amounts required to be applied to the repayment of Indebtedness (including any premium) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Collateral Document), (iii) any reserve in accordance with GAAP in respect of (x) the sale price of such asset or assets and (y) any liabilities associated with such asset or assets and retained by the Borrower or any of its Subsidiaries after such disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds if not utilized to pay such costs), (iv) the Borrower’s reasonable estimate of payments required to be made with respect to liabilities relating to any asset that is the subject of an Asset Sale (and not assumed by the buyer of such asset) within one year after such Asset Sale (it being understood and agreed that “Net Cash Proceeds” shall include an amount equal to any estimated liabilities described in this clause (iv) that have not been satisfied in cash within one year after such Asset Sale) and (v) other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any incurrence or issuance of Indebtedness, the cash proceeds received from such incurrence or issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith. In the case of an Asset Sale or Recovery Event with respect to a non-wholly owned Subsidiary, Net Cash Proceeds shall exclude the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this sentence) attributable to minority interests that are required to be distributed to minority shareholders pursuant to relevant joint venture, shareholder or similar agreements.

“New Lender” means, at any time, any bank, financial institution or other institutional lender or investor that, in any case, is not a Lender at such time and that agrees to provide any portion of any New Loans or New Revolving Commitments pursuant to Section 2.18; provided, that each New Lender shall be reasonably acceptable to the Administrative Agent and each Issuing Bank.

“New Loans” has the meaning set forth in Section 2.18(a).

“New Revolving Lender” means each New Lender with a New Revolving Loan Commitment.

“New Revolving Commitments” has the meaning set forth in Section 2.18(a).

“New Revolving Loans” has the meaning set forth in Section 2.18(a).

“New Term Loan” has the meaning set forth in Section 2.18(a).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.02 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Obligations” means (a) all amounts owing by any Loan Party to the Administrative Agent, the Issuing Bank or any Lender pursuant to the terms of this Agreement or any other Loan Document and (b) all obligations of any Loan Party and any Subsidiary of any Loan Party arising under any Secured Swap Obligation (other than Excluded Swap Obligations) or any Secured Cash Management Obligation, including all principal, interest (including, in each case, all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Subsidiaries, whether or not allowed in such case or proceeding), reimbursement of amounts draw on Letters of Credit, fees, expenses, indemnification or otherwise.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any other Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such Administrative Agent, Lender or other Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Administrative Agent, Lender or other Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary taxes or any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such taxes that are Other Connection Taxes imposed with respect to an assignment (other than such taxes imposed with respect to an assignment that occurs as a result of the Borrower’s request pursuant to Section 2.16(b)).

“Participant” has the meaning set forth in Section 9.04(c)(i).

“Participant Register” has the meaning set forth in Section 9.04(c)(iii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is maintained in whole or in part by the Borrower, any Subsidiary or any ERISA Affiliate or with respect to which any of the Borrower, any Subsidiary or any ERISA Affiliate has actual or contingent liability.

“Perfection Certificate” means a certificate in form reasonably satisfactory to the Administrative Agent that provides information with respect to the real, personal or mixed property of each Loan Party.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Call Spread Transaction” means (a) any call or capped call option (or substantively equivalent derivative transaction) relating to the Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock) purchased by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness and settled in Common Stock (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock, or (b) any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Permitted Call Spread Transaction described in clause (a) and settled in Common Stock (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock; provided that the terms, conditions and covenants of each such transaction described in clause (a) or clause (b) shall be such as are customary for transactions of such type (as determined by the board of directors of the Borrower, or a committee thereof, in good faith).

“Permitted Convertible Indebtedness” means unsecured Indebtedness of Borrower that is convertible into shares of Common Stock (or other securities or property following a merger event, reclassification or other change of the Common Stock), cash or a combination thereof (such amount of cash determined by reference to the price of the Common Stock or such other securities or property), and cash in lieu of fractional shares of Common Stock; provided that (x) the final maturity date of such Permitted Convertible Indebtedness is not prior to the date ninety-one (91) days after the latest Maturity Date hereunder and (y) the terms, conditions and covenants of such Indebtedness shall be such as are customary for transactions of such type (as determined by the board of directors of Borrower, or a committee thereof, in good faith).

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet delinquent or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 7;

(f) easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) Uniform Commercial Code financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases.

“Permitted Entity” shall mean: (i) a Permitted Trust of such Permitted Holder; (ii) any general partnership, limited partnership, limited liability company, corporation, charitable organization or other entity exclusively owned, whether directly or indirectly, by such Permitted Holder; or (iii) an Individual Retirement Account, pension, profit sharing, stock bonus or other type of plan or trust of which such Permitted Holder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 or 408 of the Code; provided in each case that such Permitted Holder (A) has sole dispositive power and exclusive Voting

Control with respect to the shares of Company stock held in such account, plan or trust; (B) shares dispositive power and Voting Control with respect to the shares of Company stock held in such account, plan or trust with persons constituting a Family Member of such Permitted Holder or a professional that provides trustee services, including, without limitation, attorneys, private professional fiduciaries, trust companies and bank trust departments; or (C) shares Voting Control with respect to the shares of Company stock held in such account, plan or trust with another Permitted Holder.

“Permitted Holders” shall mean (i) Alexander Karp, Stephen Cohen or Peter Thiel, or (ii) a Permitted Entity of any such individuals.

“Permitted Trust” shall mean with respect to a Permitted Holder (i) a bona fide trust primarily for the benefit of such Permitted Holder, such Permitted Holder’s Family Member and/or a charitable organization, foundation or similar entity or (ii) a trust under the terms of which such Permitted Holder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Code or a reversionary interest, but in the case of both (i) and (ii) only so long as such Permitted Holder (A) has sole dispositive power and exclusive Voting Control with respect to the shares of stock of the Borrower held in such trust; (B) shares dispositive power and Voting Control with respect to the shares of stock of the Borrower held in such trust with such Permitted Holder’s Family Member or a professional that provides trustee services, including, without limitation, attorneys, private professional fiduciaries, trust companies and bank trust departments; or (C) shares Voting Control with respect to the shares of Company stock held in such trust with another Permitted Holder.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower, a Subsidiary or any ERISA Affiliate or to which the Borrower, a Subsidiary or an ERISA Affiliate has or could have an obligation to contribute, and each such plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA for the five-year period immediately following the latest date on which the Borrower, a Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Platform” has the meaning set forth in Section 9.01(d).

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” for each of the Administrative Agent and the Issuing Bank, means the office of the Administrative Agent and the Issuing Bank as set forth in Section 9.01, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to Borrower and each Lender.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Revolving Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Revolving Lender by (b) the aggregate Revolving Exposure of all Revolving Lenders, (ii) with respect to all payments, computations and other matters relating to New Loan Commitments or New Loans of a particular Series, the percentage obtained by dividing (a) the New Loan Commitment of that Lender with respect to that Series by (b) the aggregate New Loan commitment of all Lenders with respect to that Series, and (iii) with respect to all payments, computations and other matters relating to the Term Commitment or Term Loans of any Term Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Term Lender with respect to that Series by (b) the aggregate Term Loan Exposure of all Term Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the Revolving Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Revolving Exposure of all Lenders.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Indebtedness” means Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital asset to the extent incurred prior to or within 180 days following such acquisition, construction or improvement.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that, at the time of the relevant guarantee (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Receivables Financing Transaction” means any Receivables Financing Transaction that meets the following conditions:

(a) such Receivables Financing Transaction (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and its Subsidiaries (as determined in good faith by the Borrower);

(b) such Receivables Financing Transaction is non-recourse to, and does not obligate, the Borrower or any Subsidiary, or their respective properties or assets (other than Securitization Assets) in any way (other than in respect of Standard Securitization Undertakings); and

(c) all sales, conveyances, assignments and/or contributions of Securitization Assets by the Borrower or any Subsidiary are made at fair market value (as determined in good faith by the Borrower).

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

“Receivables Financing Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary pursuant to which the Borrower or such Subsidiary may sell, convey, assign or otherwise transfer (or purport to be sell, convey, assign or otherwise transfer) Securitization Assets (which may include a grant of security interest in such Securitization Assets so sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred) to any Person.

“Recipient” means the Administrative Agent, the Issuing Bank or any Lender, as applicable.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Reimbursement Date” has the meaning set forth in Section 2.20.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.08(e) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through any of its Subsidiaries) intends to use all or a portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire, repair or construct assets to be used in the Borrower’s or its Subsidiaries’ business.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, repair or construct assets to be used in the Borrower’s or its Subsidiaries’ business; provided that such amount shall be increased by any amount committed to be expended prior to the relevant Reinvestment Prepayment Date but not actually expended within 180 days of such date.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 365 days after such Reinvestment Event or, in respect of any amount committed to be expended prior to such date, 180 days after such date and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire, repair or construct assets to be used in the Borrower’s or its Subsidiaries’ business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means, at any time, Lenders having or holding Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (a) the aggregate Term Loan Exposure of all Lenders and (b) the aggregate Revolving Exposure of all Lenders, in each case at such time; provided that at any time there are two (2) or more Lenders, the Required Lenders shall include at least two (2) Lenders (Lenders that are Affiliates or Approved Funds of one another being considered as one Lender for purposes of this proviso). The Commitments and Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Lenders” means, at any time, Revolving Lenders having more than 50% of the aggregate amount of the Revolving Commitments or, if the Revolving Commitments shall have been terminated, holding more than 50% of the aggregate outstanding principal amount of the Revolving Loans at such time; provided that at any time there are two (2) or more Lenders, the Required Revolving Lenders shall include at least two (2) Lenders (Lenders that are Affiliates or Approved Funds of one another being considered as one Lender for purposes of this proviso). The Revolving Commitment and Revolving Loans of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer of the applicable Loan Party, or any person designated by any such Loan Party in writing to the Administrative Agent from time to time, acting singly.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower. For the avoidance of doubt, (a) the receipt or acceptance by the Borrower or any Subsidiary of the return of Equity Interests issued by the Borrower or any Subsidiary to the seller of a Person, business or division as consideration for the purchase of such Person, business or division, which return is in settlement of indemnification claims owed by such seller in connection with such acquisition, and (b) the conversion of, or payment for (including, without limitation, payments of principal and payments upon redemption or repurchase), or paying any interest with respect to, any debt securities (including Permitted Convertible Indebtedness) that are convertible into or exchangeable for any combination of Equity Interests and/or cash, and (c) the settlement, termination or unwinding of any Permitted Call Spread Transaction, shall, in the case of each of clauses (a), (b) and (c), not be deemed to be a Restricted Payment.

“Revolving Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Revolving Exposure” means, with respect to any Revolving Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Revolving Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Revolving Lender (net of any participations by Revolving Lenders in such Letters of Credit), and (c) the aggregate amount of all participations by that Revolving Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans hereunder (including any New Revolving Commitment), expressed as an amount representing the maximum aggregate amount of such Revolving Lender’s Revolving Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Revolving Commitment as of the Twelfth Amendment Effective Date is set forth on Schedule 2.1. The aggregate amount of the Lenders’ Revolving Commitments as of the Twelfth Amendment Effective Date is $500,000,000.

“Revolving Lenders” means the Lenders which have a Revolving Commitment or Revolving Exposure, including any New Revolving Lenders.

“Revolving Loan” means a revolving loan made by a Revolving Lender to the Borrower pursuant to Section 2.01(a) and/or any New Revolving Loan.

“Revolving Maturity Date” means March 31, 2027.

“Revolving Note” has the meaning set forth in Section 2.07(f).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions (including, without limitation, at the time of the Twelfth Amendment Effective Date, the so-called Donetsk People’s Republic, so called Luhansk People’s Republic and Crimea regions of Ukraine, Cuba, Iran, Syria and North Korea).

“Sanctioned Entity” means, at any time, (a) a Sanctioned Country or (b) an agency of the government of a country, an organization directly or indirectly controlled by a country or its government or a person or entity resident in or determined to be resident in a country or territory, in each case, that is subject to or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of the Loan Parties or any Subsidiary of a Loan Party in respect of any overdraft, reimbursement and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds (collectively, “Cash Management Services”) provided to any Loan Party or any Subsidiary of a Loan Party (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Closing Date to a Person that is a Lender or an Affiliate of a Lender as of the Twelfth Amendment Effective Date or (c) owed to a Person that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or Lender at the time such obligations are incurred, to the extent, in each case, that such obligations have been designated in writing by the Borrower and the provider of such Cash Management Services to the Administrative Agent as Secured Cash Management Obligations; it being understood that each such provider of such Cash Management Services to the Borrower or any Guarantor shall be deemed (x) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (y) to agree to be bound by the provisions of Article 8, Section 9.03, Section 9.09 and any applicable intercreditor agreement as if it were a Lender.

“Secured Parties” means, collectively, (a) the Administrative Agent, (b) the Lenders, (c) any Indemnitee, (d) each Person to whom any Secured Cash Management Obligations are owed, and (e) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations.

“Secured Swap Obligations” means all obligations of the Borrower and the Guarantors and any Subsidiary of the Borrower or any Guarantor under each Swap Agreement that (a) is in effect on the Twelfth Amendment Effective Date with a counterparty that is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent as of the Twelfth Amendment Effective Date, or (b) is entered into after the Twelfth Amendment Effective Date with any counterparty that is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at the time such Swap Agreement is entered into, in each case, to the extent, in each case, that such obligations have been designated in writing by the Borrower and the counterparty to such Swap Agreement to the Administrative Agent as Secured Swap Obligations (for the avoidance of doubt, one notice with respect to a specified Master Agreement may designate all Swap Agreements thereunder as being “Secured Swap Obligations”, without the need for separate notices for each individual Swap Agreement thereunder); it being understood that (x) such counterparty shall be deemed (x) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (y) to agree to be bound by the provisions of Article 8, Section 9.03, Section 9.09 and any applicable intercreditor agreement as if it were a Lender.

“Securitization Assets” means accounts receivable, royalties, licensing fees or other revenue streams, other rights to payment, including with respect to rights of payment pursuant to the terms of joint ventures (in each case, whether now existing or arising in the future), and any assets related thereto, including all collateral securing any of the foregoing, all contracts and all guarantees or other obligations in respect of any of the foregoing, proceeds of any of the foregoing and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with non-recourse, asset securitization or receivables financing transactions.

“Security Agreement” means the Pledge and Security Agreement substantially in the form of Exhibit H hereto to be executed by each Loan Party and the Administrative Agent (as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Series” means a series of Loans.

“SOFR” mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Alternate Base Rate”.

“Solvent” means, with respect to the Borrower and its Subsidiaries on a particular date, that on such date (a) the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Borrower and its Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and

(d) the Borrower and its Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5 (ASC 450)).

“Specified Indebtedness” means (i) indebtedness for borrowed money (including, for the avoidance of doubt, outstanding Loans), (ii) obligations for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business and excluding Earn-Outs), (iii) obligations evidenced by notes, bonds, debentures and similar instruments, (iv) all obligations, contingent or otherwise, as an account party or applicant under or in respect of bankers acceptances or letters of credit, (v) Capital Lease Obligations, (vi) Purchase Money Indebtedness and (vii) Guarantees of indebtedness of the type referred to in clauses (i) through (vi); provided that (a) Specified Indebtedness shall exclude indebtedness among the Borrower and its Subsidiaries and the obligations of the Borrower pursuant to any Permitted Call Spread Transaction and (b) to the extent any obligations or indebtedness arising from a single transaction or a related series of transactions (for illustration purposes only, such as a cash-secured letter of credit to secure indebtedness for borrowed money) would otherwise be includable in two or more of the foregoing clauses (i) through (vii), notwithstanding anything to the contrary in this Agreement, Specified Indebtedness shall include only the amount includable in one of the applicable foregoing clauses (i) through (vii) for such obligations or indebtedness which results in the greatest amount of Specified Indebtedness due to such related obligations or indebtedness.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower that are customary in non-recourse securitization financings.

“Subsidiary” means any subsidiary of the Borrower.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenth Amendment” shall mean Amendment No. 10 to Revolving Credit Agreement and Incremental Amendment, dated as of July 8, 2020, by and among the Borrower, the Guarantor, the Tenth Amendment Incremental Lender (as defined therein) and the Administrative Agent.

“Tenth Amendment Effective Date” shall have the meaning assigned to such term in the Tenth Amendment.

“Term Borrowing” means Term Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Term Commitment” means, with respect to each Term Lender, the commitment of such Lender to make Term Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Term Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06(a) and (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 9.04. The amount of each Term Lender’s Term Commitment as of the Tenth Amendment Effective Date is set forth on Schedule 2.1. The initial aggregate amount of the Term Lenders’ Term Commitments as of the Eighth Amendment Effective Date was $150,000,000 (which amount was reduced to $0 and terminated immediately upon the funding of Term Loans made on or prior to the Eighth Amendment Effective Date). The aggregate amount of the Term Lenders’ Term Commitments as of the Tenth Amendment Effective Date is $50,000,000 (and will be reduced to $0 and terminated immediately upon the funding of Term Loans on the Tenth Amendment Effective Date).

“Term Lenders” means the Lenders which have outstanding Term Loans or Term Commitments, including any applicable New Lender.

“Term Loan” means a term loan made by a Term Lender to the Borrower on or prior to the Eighth Amendment Effective Date pursuant to Section 2.01(b), the Tenth Amendment Incremental Term Loan (as defined in the Tenth Amendment) and/or any other New Term Loan.

“Term Loan Exposure” means, with respect to any Term Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Term Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Term Lender shall be equal to such Term Lender’s Term Loan Commitment.

“Term Maturity Date” means (a) June 4, 2023 for any Term Loans made on or prior to the Eighth Amendment Effective Date and (b) the date set forth in the applicable Incremental Amendment for any New Term Loans.

“Term Note” has the meaning set forth in Section 2.07(e).

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Alternate Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.

“Term SOFR Adjustment” means, for any calculation with respect to an ABR Loan or a SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

ABR Loans:

0.10%

SOFR Loans:

Interest Period	Percentage
One month	0.10%
Three months	0.15%
Six months	0.25%

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 5.01(a) or (b).

“Total Exposure” means, for any Revolving Lender at any time, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans of such Revolving Lender plus (ii) such Revolving Lender’s Applicable Percentage of the Letter of Credit Usage.

“Total Indebtedness” means the aggregate principal amount of Specified Indebtedness of the Borrower and its Subsidiaries, as determined on a consolidated basis.

“Total Net Leverage Ratio” means, as of the last day of any period, the ratio of (a) Total Indebtedness minus the aggregate amount of Unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries to (b) Consolidated Adjusted EBITDA for such period.

“Transactions” means the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party and the borrowing of Loans.

“Twelfth Amendment” shall mean Amendment No. 12 to Revolving Credit Agreement and Incremental Amendment, dated as of March 31, 2022, by and among the Borrower, the Guarantor, each Lender, each Twelfth Amendment Incremental Lender (as defined therein) and the Administrative Agent.

“Twelfth Amendment Effective Date” shall have the meaning assigned to such term in the Twelfth Amendment.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR or the Alternate Base Rate.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment with respect thereto.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unreimbursed Amount” has the meaning set forth in Section 2.20.

“Unrestricted” means, when referring to cash or Cash Equivalents, that such cash or Cash Equivalents (a) do not appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Borrower, (b) are not subject to any Lien, other than non-consensual Liens arising by operation of law or Liens in favor of the Administrative Agent for the benefit of the Secured Parties and (c) are otherwise generally available for use by the Borrower or any Guarantor.

“U.S.” and “United States” means the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Control” shall mean, with respect to a share of stock, the power to vote or direct the voting of such share by proxy, voting agreement or otherwise.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “SOFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “SOFR Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Notwithstanding anything herein or in any other Loan

Document to the contrary, with respect to any provision in this Agreement or in any other Loan Document that requires compliance with a specified leverage ratio (including any such provision requiring compliance with a specified Total Net Leverage Ratio), in the event Consolidated Adjusted EBITDA for the most recently ended Measurement Period is negative, the Borrower shall be deemed not to have complied with such required leverage ratio.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended to account for any such change following good faith negotiations between the Borrower and the Administrative Agent. Notwithstanding the foregoing, all financial covenants contained herein shall be calculated (1) without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (ASC 825) (or any similar accounting principle) permitting or requiring a Person to value its financial liabilities or Indebtedness at the fair value thereof and (2) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.05 Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time

Section 1.07 Limited Condition Transactions.

(a) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (i) calculating any applicable Basket, in connection with the consummation of any Limited Condition Transaction or (ii) determining compliance with any provision of this Agreement which requires that no Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom in connection with the consummation of any Limited Condition Transaction (including the incurrence or issuance of Indebtedness in connection with such Limited Condition Transaction), in each case under the foregoing clauses (i) and (ii), the date of determination of such Basket or determination of whether any Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom may, at the option of the Borrower (in its sole discretion) (the Borrower’s election to exercise such option, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, in the case of any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, the date on which irrevocable notice with respect to such Limited Condition Transactions is sent) (such date, the “LCT Test Date”) and, subject to the other provisions of this Section 1.07, if, after giving pro forma effect to the Limited Condition Transaction, any incurrence, issuance and/or repayment of Indebtedness or other transaction in connection therewith and any actions or transactions related thereto, the Borrower or any of its Subsidiaries, as applicable, would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such Basket, such Basket shall be deemed to have been complied with (or satisfied) for purposes of such Limited Condition Transaction.

(b) For the avoidance of doubt, if the Borrower has made an LCT Election, (1) if any Basket for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such Basket prior to (or on) the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, including due to fluctuations in Consolidated Adjusted EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, such Basket will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations, (2) other than as expressly set forth in the previous paragraph, if any related requirements and conditions (including as to the absence of any (or any type of) continuing Default or Event of Default and satisfaction of any representations and warranties) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of any Default or Event of Default or failure to satisfy any representations and warranties), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing and such representations and warranties shall be deemed to have been satisfied) and (3) in calculating the availability under any Basket in connection with any action or transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such Basket shall be determined or tested after giving pro forma effect to such Limited Condition Transaction, any incurrence, issuance or repayment of Indebtedness or other transaction in connection therewith and any actions or transactions related thereto.

ARTICLE 2

THE CREDITS

Section 2.01 The Loans. (a) Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the aggregate outstanding principal amount of such Revolving Lender’s Revolving Loans exceeding such Revolving Lender’s Revolving Commitment or (b) the sum of the Aggregate Total Exposure exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) On or prior to the Eighth Amendment Effective Date, each Term Lender (other than the Tenth Amendment Incremental Lender (as defined in the Tenth Amendment)) made a term loan in dollars in an aggregate amount of such Term Lender’s Term Commitment as of the Eight Amendment Effective Date. Subject to the terms and conditions set forth herein, the Tenth Amendment Incremental Lender agrees to make to the Borrower on the Tenth Amendment Effective Date a term loan in dollars in an aggregate amount not to exceed the amount of such Term Lender’s Term Commitment. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

Section 2.02 Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders in accordance with their respective Applicable Percentages. The failure of any Revolving Lender to make any Revolving Loan required to be made by it shall not relieve any other Revolving Lender of its obligations hereunder; provided that the Revolving Commitments of the Revolving Lenders are several and no Revolving Lender shall be responsible for any other Revolving Lender’s failure to make Revolving Loans as required.

(b) Subject to Section 2.11, each Borrowing of Revolving Loans or Term Loans shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any SOFR Borrowing of Revolving Loans, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing of Revolving Loans is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing of Revolving Loans may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments.

(d) Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten SOFR Borrowings outstanding.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date (with respect to any Revolving Borrowing) or the Term Maturity Date (with respect to any Term Borrowing).

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or telecopy (a) in the case of a SOFR Borrowing, not later than 12:00 noon, New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day prior to the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B attached hereto and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing (and whether such notice relates to a Term Borrowing or a Revolving Borrowing);

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(iv) in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Except as otherwise provided herein, a Borrowing Request for a SOFR Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith. As soon as practicable after 10:00 a.m., New York City time, on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the SOFR Borrowing for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

Section 2.04 Funding of Revolving Borrowings. (a) Each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Revolving Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the proposed date of any Revolving Borrowing that such Revolving Lender will not make available to the Administrative Agent such Revolving Lender’s Applicable Percentage of such Revolving Borrowing, the Administrative Agent may assume that such Revolving Lender has made such Applicable Percentage available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Revolving Lender has not in fact made its Applicable Percentage of the applicable Revolving Borrowing available to the Administrative Agent, then the applicable Revolving Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Revolving Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Revolving Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Revolving Borrowing.

Section 2.05 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. Subject to the limitation set forth in Section 2.02(d), the Borrower may elect different options with respect to different portions of the affected Borrowing, in which case (x) with respect to a Revolving Borrowing, each such portion shall be allocated among the Revolving Lenders holding the Revolving Loans comprising such Revolving Borrowing in accordance with their respective Applicable Percentages, and (y) with respect to a Term Borrowing, each such portion shall be allocated among the Term Lenders holding the Term Loans comprising such Term Borrowing in accordance with their Pro Rata Share of such Term Borrowing, and, in each case, the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing. Except as otherwise provided herein, an Interest Election Request for conversion to, or continuation of, any SOFR Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a SOFR Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a SOFRBorrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06 Termination and Reduction of Commitments. (a) The Term Commitment of each Term Lender as of the Eighth Amendment Effective Date was automatically and permanently reduced to $0 upon the funding of Term Loans made by it on the Eighth Amendment Effective Date. The Term Commitment of the Tenth Amendment Incremental Lender shall be automatically and permanently reduced to $0 upon the funding of Term Loans to be made by it on the Tenth Amendment Effective Date. Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.08, the sum of the Aggregate Total Exposure would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be applied to the Revolving Lenders in accordance with their respective Applicable Percentages.

(d) If, after giving effect to any reduction of the Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Commitments, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

Section 2.07 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each (x) Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date and (y) Term Lender the then unpaid principal amount of each Term Loan on the Term Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Revolving Loan and Term Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Term Lender may request that Term Loans made by it be evidenced by a promissory note (each such promissory note being called a “Term Note” and all such promissory notes being collectively called the “Term Notes”). In such event, the Borrower shall prepare, execute and deliver to such Term Lender a Term Note payable to the order of such Term Lender (or, if requested by such Term Lender, to such Term Lender and its registered assigns) in substantially the form of Exhibit D-2 attached hereto. Thereafter, the Term Loans evidenced by such Term Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) Any Revolving Lender may request that Revolving Loans made by it be evidenced by a promissory note (each such promissory note being called a “Revolving Note” and all such promissory notes being collectively called the “Revolving Notes”). In such event, the Borrower shall prepare, execute and deliver to such Revolving Lender a Revolving Note payable to the order of such Revolving Lender (or, if requested by such Revolving Lender, to such Revolving Lender and its registered assigns) in substantially the form of Exhibit D-1 attached hereto. Thereafter, the Revolving Loans evidenced by such Revolving Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.08 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the requirements of Section 2.13), subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or delivery of written notice) or telecopy of any prepayment pursuant to Section 2.08(a) hereunder (i) in the case of prepayment of a SOFR Borrowing, not later than 12:00 noon, New York City time, three U.S. Government Securities Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Any prepayment of any Loan pursuant to Section 2.08(a) hereof shall be applied as specified by the Borrower in the applicable notice of prepayment; provided that in the event the Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows: first, to repay outstanding Revolving Loans to the full extent thereof and second, to repay the Term Loans, if any, on a pro rata basis (in accordance with the respective outstanding principal amounts thereof). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and any costs incurred as contemplated by Section 2.13.

(c) If at any time the Aggregate Total Exposure exceeds the total Revolving Commitments then in effect, the Borrower shall forthwith prepay first, the Revolving Loans and second, Cash Collateralize the outstanding amount of Letter of Credit Usage at the Agreed L/C Cash Collateral Amount of all Letter of Credit Usage, to the extent necessary so that the Aggregate Total Exposure shall not exceed the Revolving Commitments then in effect (or, in the case of Letter of Credit Usage, such amounts are fully Cash Collateralized).

(d) If, while any Term Loans are outstanding, (x) any Indebtedness (excluding any Indebtedness permitted pursuant to Section 6.01 hereof) shall be issued or incurred by any of the Borrower or any of its Subsidiaries, the Borrower shall apply, in each case, on the date of such issuance or incurrence, an amount equal to 100% of the Net Cash Proceeds thereof toward the prepayment of the Term Loans as set forth in Section 2.08(g).

(e) If, while any Term Loans are outstanding, the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds (or Net Cash Proceeds shall be received on behalf of the Borrower or any of its Subsidiaries) (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received) from any Asset Sale, or from any Recovery Event then, unless a Reinvestment Notice shall be delivered within 10 days in respect thereof, the Borrower shall promptly (but in no event later than the next Business Day) after such 10th day deliver to the Administrative Agent an amount equal to any Net Cash Proceeds that exceed $50,000,000 in the aggregate toward the prepayment of the Term Loans, in each case as set forth in Section 2.08(g); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, the Borrower shall apply an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event toward the prepayment of the Loans as set forth in Section 2.08(g).

(f) [Reserved]

(g) The application of any prepayment pursuant to Sections 2.08(d) or (e) shall be made, first, to ABR Loans and, second, to SOFR Loans. Each prepayment of the Loans pursuant to Sections 2.08(d) and (e) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. If a SOFR Loan is prepaid pursuant to Sections 2.08(d) or (e) on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.13.

(h) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under Sections 2.08(d) or (e), a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment.

Section 2.09 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender) (i) a commitment fee (the “Commitment Fee”), which shall accrue at the percentage set forth in the definition of “Applicable Rate” applicable to Revolving Loans on the average daily amount of the unused Revolving Commitment of such Revolving Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates and (ii) a Letter of Credit participation fee (the “Letter of Credit Fee”) equal to the Applicable Rate with respect to SOFR Borrowings of Revolving Loans, multiplied by the aggregate undrawn amount of the Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination). Accrued fees under this Section 2.09(a) shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on December 31, 2014; provided that any commitment fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All fees under this Section 2.09(a) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay directly to the Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to 0.125%, per annum, multiplied by the face amount of such Letters of Credit issued during such year without regard to whether any such Letter of Credit remains outstanding; and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with the Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Agent Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Revolving Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.10 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each SOFR Borrowing shall bear interest at a rate per annum equal to Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, at all times when an Event of Default listed in paragraph (a) or (b) of Article 7 has occurred hereunder and is continuing, all overdue amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, with respect to the Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan that is a Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) The Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are ABR Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are ABR Loans or SOFR Loans (as applicable).

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent or the Issuing Bank, as the case may be, and such determination shall be conclusive absent manifest error.

(g) In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.11 Alternate Rate of Interest. (a) Subject to clause (b) below, if, on or prior to the commencement of any Interest Period for a SOFR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof; or

(ii) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy, facsimile transmission or PDF attachment to an email as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(c) In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.11(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

(g) For the avoidance of doubt, any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.11.

(h) If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted Term SOFR component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the ABR, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the Adjusted Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.13.

Section 2.12 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank (except any such reserve requirement reflected in Adjusted Term SOFR);

(ii) subject any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender, the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender or the Issuing Bank; and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan) or issue, renew, amend or maintain in place a Letter of Credit, as the case may be, or to reduce the amount of any sum received or receivable by such Lender hereunder or the Issuing Bank (whether of principal, interest or otherwise), then the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder or the Loans made by such Lender or the Letter of Credit issued by the Issuing Bank to a level below that which such Lender or such Lender’s holding company or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy or liquidity requirements), then from time to time the Borrower will pay to such Lender or the Issuing Bank such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its respective holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefore; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13 Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Term SOFR market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.14 Taxes. (a) For purposes of this Section 2.14, applicable law includes FATCA. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making such deduction or withholding for Indemnified Taxes (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(b) In addition, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any such Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or payable by such Lender, as the case may be, or required to be withheld or deducted from any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Any Foreign Lender, if it is legally entitled to do so shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be required by law or requested by the Borrower and the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by law or upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii) executed originals of Internal Revenue Service Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable;

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W8BEN or IRS Form W-8BEN-E, as applicable, a portfolio interest certificate completed in accordance with Section 2.14(f)(iii), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a portfolio interest certificate completed in accordance with Section 2.14(f)(iii) on behalf of such direct or indirect partner or partners; or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made, unless, in the Foreign Lender’s sole determination exercised in good faith, such completion would subject such Foreign Lender to any material cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.

In addition, any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as required by law or upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender failed to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Borrower and the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that (w) any Lender or the Administrative Agent may determine, in its sole discretion exercised in good faith consistent with the policies of such Lender or the Administrative Agent, whether to seek a refund for any Taxes; (x) any Taxes that are incurred by a Lender or the Administrative Agent as a result of a disallowance or reduction of any Tax refund with respect to which such Lender or the Administrative Agent has made a payment to the Loan Party pursuant to this Section shall be treated as an Indemnified Tax for which the Loan Party is obligated to indemnify such Lender or the Administrative Agent pursuant to this Section without any exclusions or defenses; (y) nothing in this Section shall require the Lender or the Administrative Agent to disclose any confidential information to a Loan Party (including, without limitation, its tax returns); and (z) neither any Lender nor the Administrative Agent shall be required to pay any amounts pursuant to this Section for so long as a Default or Event of Default exists. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h), the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(i) For all purposes of this Section 2.14, the term “Lender” includes and shall apply equally to the benefit of the Issuing Bank.

(j) Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.15 Payments Generally; Pro Rata Treatment; Sharing of Set. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Principal Office and except that payments pursuant to Sections 2.12, 2.13 or 2.14 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other applicable Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the applicable Loans of other applicable Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective applicable Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or paragraph (d) of this Section, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.16 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.12 or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section or (ii) any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees so assigned) or the Borrower (in the case of all other amounts so assigned), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.17 Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 9.02.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Revolving Exposure with respect to such Defaulting Lender in accordance with Section 2.20(i); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy (x) such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Revolving Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with the procedures set forth in Section 2.20(i); sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans, and funded and unfunded participations in Letters of Credit, were made when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans and Letter of Credit Disbursements to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans or Letter of Credit Disbursements of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations, without giving effect to Section 2.17(a)(iv), are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) (A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) With respect to any Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Revolving Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) (A) Reallocation of Participations to Reduce Revolving Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the Total Exposure of any such Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent Cash Collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Usage (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.20 for so long as such Letter of Credit Usage is outstanding;

(C) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Usage pursuant to clause (A) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(a)(ii) with respect to such Defaulting Lender’s Letter of Credit Usage during the period such Defaulting Lender’s Letter of Credit Usage is Cash Collateralized;

(D) if the Letter of Credit Usage of the non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the fees payable to the Revolving Lenders pursuant to Section 2.09(a)(ii) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(E) if all or any portion of such Defaulting Lender’s Letter of Credit Usage is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees payable under Section 2.09(a)(ii) with respect to such Defaulting Lender’s Letter of Credit Usage shall be payable to the Issuing Bank until and to the extent that such Letter of Credit Usage is reallocated and/or Cash Collateralized.

(b) If the Borrower, the Administrative Agent and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Revolving Lenders in accordance with their respective Applicable Percentages, without giving effect to Section 2.17(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18 Incremental Facilities. (a) Pursuant to the terms and subject to the conditions hereof, after the Eighth Amendment Effective Date, the Borrower may request, from any Lender or any New Lender, with at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice to the Administrative Agent, (i) new term loans under one or more new term loan credit facilities to be included in this Agreement (the “New Term Loan”) and/or (ii) increases in the amount of Revolving Commitments (any such new commitments, collectively, the “New Revolving Commitments” and, any loans made thereunder, the “New Revolving Loans”, together with the New Term Loans, the “New Loans”), the proceeds of which, in each case, may be used for general corporate purposes (such increase of the outstanding principal amount of the Loans or Commitments, a “Facility Increase”).

(b) The terms of such New Term Loans, the New Revolving Commitments or New Revolving Loans, as the case may be, shall be determined by the Borrower and the applicable Lenders or New Lenders providing such New Loans or New Revolving Commitments; provided, that:

(i) such New Term Loans shall (A) have a final maturity no earlier than the Latest Maturity Date and a Weighted Average Life to Maturity no shorter than the remaining Weighted Average Life to Maturity of any existing Series of Term Loans; (B) have Applicable Rates and amortization schedules determined by the Borrower and the Lenders or New Lenders with respect thereto; and (C) otherwise be on terms, to the extent not identical to the terms of the initial Term Loans, reasonably satisfactory to the Administrative Agent and the Borrower; and

(ii) such New Revolving Commitments and New Revolving Loans shall be identical to the Revolving Commitments and the Revolving Loans.

(c) In connection with any Facility Increase after the Twelfth Amendment Effective Date, such Facility Increase (when aggregated with any outstanding New Loans or New Revolving Commitments), together with the aggregate amount of all Incremental Equivalent Debt incurred under Section 2.18(h), shall not exceed, at the time of incurrence thereof, the sum of (the amount available under clause (A) through (C) below, the “Available Incremental Amount”) (A) an amount equal to the greater of (x) $400,000,000 and (y) 100% of Consolidated Adjusted EBITDA

for the most recently ended Measurement Period for which financial statements have been delivered, plus (B) the aggregate amount of any permanent optional reductions of the Revolving Commitments, plus (C) an unlimited amount such that, after giving effect to the incurrence of such amount (which shall be deemed to include the full amount of any Facility Increase being implemented at such time assuming that the full amount of such Facility Increase had been drawn), the Total Net Leverage Ratio would not exceed 2.5 to 1.0 for the most recently ended Measurement Period for which financial statements have been delivered and calculated on a pro forma basis (but calculating the Total Net Leverage Ratio without netting the cash proceeds from such Loans, and without giving effect to any substantially simultaneous incurrence of Indebtedness made pursuant to clauses (A) or (B) of this Section 2.18(c) or clause (A) of Section 6.01(c)); provided, that each request for New Loans or New Revolving Commitments shall be for a minimum amount of the lesser of (x) $5,000,000 and (y) the entire amount that may be requested under this Section 2.18(c) provided further that the Borrower may elect to use clause (C) of the Available Incremental Amount prior to using clauses (A) or (B) of the Available Incremental Amount, and if both clause (C) and clauses (A) or (B) of the Available Incremental Amount are available, unless otherwise elected by the Borrower, then the Borrower will be deemed to have elected to use clause (C) of the Available Incremental Amount first.

(d) The terms of any New Loans shall be established pursuant to an amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each applicable Lender or New Lender providing such New Loans and the Administrative Agent (each such amendment, an “Incremental Amendment”). Each such Incremental Amendment and all other documentation in respect of such New Loans shall be reasonably satisfactory to the Administrative Agent and the Borrower. The Administrative Agent and the Borrower shall determine the effective date (the “Incremental Effective Date”) of such Incremental Amendment, which shall be promptly notified to the Lenders. Upon the Incremental Effective Date, each applicable Lender or New Lender providing any Incremental Loan shall become a “Lender”, and such Incremental Loan shall be a “Loan” for all purposes of this Agreement and the other Loan Documents. The Borrower and Administrative Agent shall agree to such procedures, if any, as are necessary to accomplish the purposes of this Section 2.18.

(e) No Lender shall be obligated to provide any New Loans unless it so agrees in its sole discretion. The Administrative Agent may elect or decline to arrange any New Loans in its sole discretion.

(f) The repayment (other than in connection with a scheduled repayment or a repayment at maturity) and the prepayment of any New Term Loans shall be made on a pro rata basis with all other outstanding Term Loans and the repayment (other than in connection with a repayment at maturity) and the prepayment of any New Revolving Loans shall be made on a pro rata basis with all other outstanding Revolving Loans; provided, that if the applicable Lenders providing such New Loans so agree, such Lenders may participate on a less than pro rata basis in any repayment or prepayment hereunder. On any Incremental Effective Date, subject to the satisfaction of the terms and conditions set forth in this Section 2.18, (i) each of the existing Revolving Lenders shall assign to each of the New Revolving Lenders, and each of the New Revolving Lenders shall purchase from each of the existing Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the New Revolving Commitments outstanding on such Incremental Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Commitments will be held by existing Revolving Lenders and New Revolving Lenders ratably after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments.

(g) No Incremental Amendment shall become effective unless all of the following conditions are met:

(i) Each of the conditions precedent set forth in Section 4.02 are satisfied as of the date of such Incremental Amendment (including the condition that as of the date of such Incremental Amendment, no event shall have occurred and be continuing or would result from the consummation of such Incremental Amendment that would constitute a Default or an Event of Default (provided that, with respect to any New Loans the primary purpose of which is to finance a Limited Condition Transaction, the requirement pursuant to this Section 2.18(g)(i) shall be that no Event of Default under clauses (a) or (b) of Article VII or, solely with respect to the Borrower, clauses (h) or (i) of Article VII, shall exist after giving effect to such New Loans);

(ii) each Incremental Amendment shall contain a representation and warranty by the Borrower that the representations and warranties of (A) the Borrower contained in Article 3 and (B) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the effective date of such Incremental Amendment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date (provided that, with respect to any New Loans the primary purpose of which is to finance a Limited Condition Transaction, the only representations and warranties, the breach or inaccuracy of which shall be a condition to funding, shall be customary “Sungard” representations and warranties (with such representations and warranties to be reasonably determined by the Lenders providing such New Loans)));

(iii) the Loan Parties shall reaffirm their respective obligations under the Collateral Documents pursuant to an agreement reasonably satisfactory to the Administrative Agent;

(iv) if requested by the Administrative Agent, constituent documents of the Loan Parties, resolutions (or equivalent authorization) of each Loan Party’s board of directors (or equivalent body) or shareholders (or equivalent), as applicable, approving such Incremental Amendment shall be delivered to the Administrative Agent and an opinion or opinions of counsel reasonably satisfactory to the Administrative Agent as to the enforceability of the Incremental Amendment, this Agreement as amended thereby and such of the other Loan Documents (if any) as may be amended thereby; and

(v) the Borrower, the Administrative Agent and each applicable Lender shall execute and deliver to the Administrative Agent any documentation as the Administrative Agent shall reasonably specify to evidence the transaction contemplated by such Incremental Amendment

(h) The Borrower may utilize the Available Incremental Amount in respect of one or more series of senior unsecured notes or term loans, issued in a public offering, Rule 144A or other private placement or loan origination pursuant to an indenture, credit agreement or otherwise, in an aggregate amount not to exceed, together with the aggregate amount of all Facility Increases, the Available Incremental Amount (“Incremental Equivalent Debt”); provided that such Incremental Equivalent Debt (i) does not have a final maturity date earlier than the latest then applicable Maturity Date (as determined as of the date of incurrence of such Incremental Equivalent Debt), or a shorter weighted average life to maturity than the weighted average life to maturity of the Commitments outstanding at such time, (ii) has terms and conditions (other than pricing (including interest rates, rate floors or original issue discount) and fees and, solely with respect to any term loans, amortization and prepayment premiums) no more restrictive than those under the credit facilities provided for herein (except for covenants or other provisions which are provided to the Lenders or are applicable only to periods after the latest then applicable Maturity Date (as determined in good faith by the Borrower as of the date of incurrence of such Incremental Equivalent Debt)), (iii) to the extent guaranteed, shall not be guaranteed by any Person other than the Loan Parties, and (iv) after giving effect to any such Incremental Equivalent Debt and the use of proceeds thereof, the Borrower shall be in compliance with the financial covenant set forth in Section 6.08 on a pro forma basis. To the extent the Borrower provides first lien security for the benefit of all Lenders, the Borrower may utilize the Available Incremental Amount in respect of one or more series of senior secured first lien notes or term loans or senior secured junior lien notes or term loans, issued in a public offering, Rule 144A or other private placement or loan origination pursuant to an indenture, credit agreement or otherwise, so long as the conditions set forth in the previous sentence are satisfied and (i) such notes or term loans are not secured by any asset that does not also secure the Obligations hereunder on a pari passu basis with liens securing such notes or term loans, and (ii) such notes or term loans shall be subject to customary intercreditor arrangements reasonably satisfactory to the Borrower and the Administrative Agent.

Section 2.19 [Reserved].

Section 2.20 Letters of Credit.

(a) Letters of Credit. During the Availability Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of Credit (or amend, renew or extend an outstanding Letter of Credit) for the account of the Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided (i) the stated amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the Issuing Bank; (ii) after giving effect to such issuance, in no event shall the Aggregate Total Exposure exceed the Revolving Commitments then in effect; (iii) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect and (iv) in no event shall any Letter of Credit have an expiration date later than the earlier of (A) the fifth Business Day prior to the Revolving Maturity Date and (B) the date which is twelve months from the original date of issuance of such Letter of Credit. Subject to the foregoing, the Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless the Issuing Bank elects not to extend for any such additional period and provides notice to that effect to the Borrower; provided the Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided, further, if any Revolving Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue any Letter of Credit unless the Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.

(b) Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to each of the Administrative Agent and the Issuing Bank an Application no later than 12:00 p.m. (New York City time) at least five Business Days in advance of the proposed date of issuance or such shorter period as may be agreed to by the Issuing Bank in any particular instance. Such Application shall be accompanied by documentary and other evidence of the proposed beneficiary’s identity as may reasonably be requested by the Issuing Bank to enable the Issuing Bank to verify the beneficiary’s identity or to comply with any applicable laws or regulations, including, without limitation, the USA Patriot Act or as otherwise customarily requested by the Issuing Bank. Upon satisfaction or waiver of the conditions set forth in Section 4.02, the Issuing Bank shall issue the requested Letter of Credit only in accordance with the Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender with a Revolving Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.20(e).

(c) Responsibility of the Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to accept the documents delivered under such Letter of Credit that appear on their face to be in accordance with the terms and conditions of such Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letters of Credit; provided, however, the foregoing does not limit any of the Borrower’s rights against such beneficiary. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of

Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.20(c), the Borrower shall retain any and all rights it may have against the Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of the Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d) Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in immediately available funds equal to the amount of such honored drawing. If the Borrower fails to timely reimburse the Issuing Bank on the Reimbursement Date, the Administrative Agent shall promptly notify each Revolving Lender of the Reimbursement Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested Revolving Loans that are ABR Loans to be disbursed on the Reimbursement Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.20(d) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. Anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and Issuing Bank prior to 1:00 p.m. (New York City time) on the date such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Borrowing Request to the Administrative Agent requesting Revolving Lenders with Revolving Commitments to make Revolving Loans that are ABR Loans on the Reimbursement Date in an amount equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.02, Revolving Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are ABR Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; and provided, further, if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse the Issuing Bank, on demand, in an amount in immediately available funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.20(d) shall be deemed to relieve any Revolving Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any such Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this Section 2.20(d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Borrower shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.20(d), the Issuing Bank shall promptly notify each Revolving Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share of the Revolving Commitments. Each Revolving Lender with a Revolving Commitment shall make available to the Administrative Agent, for the account of the Issuing Bank, an amount equal to its respective participation, and in immediately available funds, no later than 12:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction in which the Principal Office of the Administrative Agent is located) after the date notified by the Issuing Bank. In the event that any Revolving Lender with a Revolving Commitment fails to make available to the Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this Section 2.20(e), the Issuing Bank shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon for three Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Alternate Base Rate. Nothing in this Section 2.20(e) shall be deemed to prejudice the right of any Revolving Lender with a Revolving Commitment to recover from Issuing Bank any amounts made available by such Revolving Lender to the Issuing Bank pursuant to this Section 2.20 in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Revolving Lender constituted gross negligence or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of Issuing Bank. In the event the Issuing Bank shall have been reimbursed by other Revolving Lenders pursuant to this Section 2.20(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, the Issuing Bank shall distribute to each Revolving Lender which has paid all amounts payable by it under this Section 2.20(e) with respect to such honored drawing such Revolving Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the Administrative Questionnaire or at such other address as such Revolving Lender may request.

(f) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.20(d) and the obligations of Revolving Lenders under Section 2.20(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any Subsidiaries; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing.

(g) Indemnification. Without duplication of any obligation of the Borrower under Section 9.03, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages and losses, and all reasonable and documented costs, charges and out-of-pocket expenses (including reasonable fees, out-of-pocket expenses and disbursements of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction), which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of the gross negligence or willful misconduct of the Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (B) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) Resignation and Removal of Issuing Bank. An Issuing Bank may resign as Issuing Bank upon 60 days prior written notice to the Administrative Agent, the Lenders and the Borrower. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(i) Cash Collateral. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Revolving Loans has been accelerated, Revolving Lenders with Letter of Credit Usage representing greater than 50% of the total Letter of Credit Usage) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the Agreed L/C Cash Collateral Amount plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for any disbursements under Letters of Credit made by it and for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Usage at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Revolving Lenders with Letter of Credit Usage representing greater than 50% of the total Letter of Credit Usage), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within five Business Days after all Events of Default have been cured or waived.

(j) Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.20, the provisions of this Section 2.20 shall apply.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders and the Issuing Bank that:

Section 3.01 Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized and validly existing. Each of the Borrower and its Material Subsidiaries is (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. Each of the Borrower and the Guarantors has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitute its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) except as could not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate any charter, by-laws or other organizational document of the Borrower or any of its Subsidiaries, (d) except as could not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement (or other instrument (other than the agreements and instruments referred to in clause (c)) binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than Liens created pursuant to the Collateral Documents).

Section 3.04 Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018, reported on by Ernst & Young LLP, independent public accountants and (ii) as of and for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 (certified by its chief financial officer). Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2018, no event, development or circumstance exists or has occurred that has had or could reasonably be expected to have a material adverse effect on the business, property, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, or on the ability of the Borrower to consummate the Transactions.

Section 3.05 Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Such properties and assets are free and clear of Liens, other than Liens permitted by Section 6.02.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents, software, domain names, trade secrets, know-how and other similar proprietary or intellectual property rights, including any registrations and applications for registration of, and all goodwill associated with, the foregoing, material to or necessary to its business as currently conducted, and the operation of such business or the use of any of the foregoing intellectual property rights by the Borrower and its Subsidiaries does not infringe upon, misappropriate, or otherwise violate the rights of any other Person, except for any such infringements, misappropriations, or violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) As of the Eighth Amendment Effective Date, Schedule 3.05 to the Disclosure Letter contains a true, accurate and complete list of all Material Real Estate Assets.

Section 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions.

(b) Except with respect to any matter that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

Section 3.07 Compliance with Laws and Agreements; No Default. Each of the Borrower and its Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08 Investment Company Status. None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.09 Margin Stock. None of the Borrower or any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), and no proceeds of any Loan or any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U or Regulation X issued by the Federal Reserve Board and all official rulings and interpretations thereunder or thereof.

Section 3.10 Taxes. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of the Borrower and its Subsidiaries, (ii) such returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Subsidiaries as a whole for the periods covered thereby and (iii) each of the Borrower and its Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and, to the extent required by GAAP, for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

Section 3.11 ERISA. (a) Schedule 3.11 to the Disclosure Letter sets forth each material Plan as of the Eighth Amendment Effective Date. Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected to result in a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No ERISA Event has occurred, or is reasonably expected to occur, other than as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) There exists no Unfunded Pension Liability with respect to any Plan, except as could not reasonably be expected to result in a Material Adverse Effect.

(c) None of the Borrower, any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make contributions to any Multiemployer Plan.

(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any Subsidiary or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.

(e) The Borrower, its Subsidiaries and its ERISA Affiliates have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(f) No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA. The Borrower, any Subsidiary, and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. None of the Borrower, any Subsidiary or any ERISA Affiliate have incurred or reasonably expect to incur any liability to PBGC except as could not reasonably be expected to result in material liability, save for any liability for premiums due in the ordinary course or other liability which could not reasonably be expected to result in material liability, and no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists or, to the knowledge of the Borrower, is likely to arise on account of any Plan. None of the Borrower, any Subsidiary or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(g) Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as could not reasonably be expected to result in a material liability. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities, except as could not reasonably be expected to result in a Material Adverse Effect.

Section 3.12 Disclosure. All oral and written information and data provided in formal presentations or in any meeting or conference call with Lenders (other than any projected financial information and other than information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder, as modified or supplemented by other information so furnished and when taken as a whole does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projected financial information is subject to significant uncertainties and contingencies, any of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material). As of the Eighth Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.13 Subsidiaries. Schedule 3.13 to the Disclosure Letter sets forth as of the Eighth Amendment Effective Date a list of all Subsidiaries and the percentage ownership (directly or indirectly) of the Borrower therein. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other ownership interests of all Subsidiaries of the Borrower are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.02.

Section 3.14 Solvency. As of the Effective Date, the Borrower is, individually and together with its Subsidiaries, and after giving effect to the incurrence of any Indebtedness and obligations being incurred in connection herewith will be, Solvent.

Section 3.15 Anti-Terrorism Law. (a) To the extent applicable, neither the Borrower nor any of its Subsidiaries is in violation of any legal requirement relating to U.S. economic sanctions or any laws with respect to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”), the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act to the extent applicable and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (each as from time to time in effect) (collectively, “Anti-Terrorism Laws”).

(b) None of (w) the Borrower, any of its Subsidiaries, or any of the Borrower’s directors or officers, or (x) to the knowledge of the Borrower, any of the directors or officers of any of the Borrower’s Subsidiaries, or (y) to the knowledge of the Borrower, any of the employees of the Borrower or its Subsidiaries, or (z) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Sanctioned Entity or a Sanctioned Person.

(c) Neither the Borrower nor any of its Subsidiaries (i) conducts any business with, or engages in making or receiving any contribution of funds, goods or services to or for the benefit of, a Person described in Section 3.15(b)(i)-(v) above, except as permitted under U.S. law, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) The Borrower will not use, and will not permit any of its Subsidiaries to use, the proceeds of the Loans or any Letter of Credit or otherwise make available such proceeds or Letters of Credit to any Person described in Section 3.15(b)(i)-(v) above, for the purpose of financing the activities of any Person described in Section 3.15(b)(i)-(v) above or in any other manner that would violate any Anti-Terrorism Laws or applicable Sanctions.

(e) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Terrorism Laws and applicable Sanctions.

Section 3.16 FCPA. No part of the proceeds of the Loans or any Letter of Credit will be used by the Borrower or any of its Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or any applicable Anti-Corruption Law. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws. None of the Loan Parties or their respective Subsidiaries, any of the directors or officers of the Loan Parties or their respective Subsidiaries or, to the knowledge of the Loan Parties, any of the employees of the Loan Parties or their respective Subsidiaries, has taken or will take any action, with respect to the business of the Loan Parties or their respective Subsidiaries, in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given, or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage, in each case in violation of any applicable Anti-Corruption Law.

Section 3.17 Collateral. (a) The Security Agreement and each other Collateral Document is, or upon execution will be, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral described therein and proceeds thereof (to the extent a security interest can be created therein under the Uniform Commercial Code). In the case of the Pledged Collateral (as defined in the Security Agreement), when stock or interest certificates representing such Pledged Collateral (along with properly completed stock or interest powers endorsing the Pledged Collateral) and executed by the owner of such shares or interests are delivered to the Administrative Agent, and in the case of the other Collateral described in the Security Agreement or any other Collateral Document (other than deposit accounts), when financing statements and other filings specified on Schedule 3.17 in appropriate form are timely filed in the offices specified on Schedule 3.17, the Administrative

Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (to the extent a security interest can be created therein under the Uniform Commercial Code) and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 6.02). In the case of any Collateral that consists of deposit accounts, when a control agreement is executed and delivered by all parties thereto with respect to such accounts, the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, prior and superior to any other Person except as provided under the applicable control agreement with respect to the financial institution party thereto.

(b) Each of the Mortgages (if any) is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified therein, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 6.02).

ARTICLE 4

CONDITIONS

Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a Revolving Note executed by the Borrower in favor of each Lender requesting a Revolving Note in advance of the Effective Date.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Wilson Sonsini Goodrich & Rosati, P.C., counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(d) The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors of the Borrower and the Guarantors approving the transactions contemplated by the Loan Documents to which each such Loan Party is a party and the execution and delivery of such Loan Documents to be delivered by such Loan Party on the

Effective Date, and all documents evidencing other necessary organizational action and governmental approvals, if any, with respect to the Loan Documents and (ii) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing of the Guarantors and the Borrower and authorization of the transactions contemplated hereby.

(e) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor certifying the names and true signatures of the officers of such entity authorized to sign the Loan Documents to which it is a party, to be delivered by such entity on the Effective Date and the other documents to be delivered hereunder on the Effective Date.

(f) The Administrative Agent shall have received (i) a certificate, dated the Effective Date and signed on behalf of the Borrower by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 as of the Effective Date, and (ii) a solvency certificate, dated the Effective Date and signed on behalf of the Borrower by the chief financial officer of the Borrower, certifying that, as of the Effective Date, the Borrower is, individually and together with its Subsidiaries, and after giving effect to the incurrence of any Indebtedness and obligations being incurred in connection herewith will be, Solvent.

(g) The Lenders, the Administrative Agent and the Arranger shall have received all fees required to be paid by the Borrower on the Effective Date, and all expenses required to be reimbursed by the Borrower for which invoices have been presented at least three business days prior to the Effective Date, on or before the Effective Date.

(h) The Administrative Agent shall have received, to the extent reasonably requested by any of the Lenders at least five Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(i) The Administrative Agent shall have received (i) unaudited interim consolidated financial statements of the Borrower for the quarterly period ended June 30, 2014 and (ii) reasonably detailed projections of the Borrower for at least the three fiscal years ended after the Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article 8, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, review or extend any Letter of Credit, is subject to the satisfaction of the following conditions (subject to the provisions of Section 1.07 in the case of any New Loans for use in a Limited Condition Transaction):

(a) The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except that (i) for purposes of this Section, the representations and warranties contained in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) (subject, in the case of unaudited financial statements furnished pursuant to clause (b), to year-end audit adjustments and the absence of footnotes), respectively, of Section 5.01, (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and (iii) to the extent that such representations and warranties are already qualified or modified by materiality in the text thereof, they shall be true and correct in all respects.

(b) At the time of and immediately after giving effect to such Borrowing, or issuance, amendment, renewal or extension of a Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a Borrowing Request and such other documentation and assurances as shall be reasonably required by it in connection therewith.

(d) The Issuing Bank shall have received all documentation and assurances required under Section 2.20 or otherwise as shall be reasonably required by it in connection therewith.

Each Borrowing or issuance, amendment, renewal or extension of a Letter of Credit, as applicable, shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in paragraphs (a) and (b) of this Section 4.02 have been satisfied as of the date thereof.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and the cancellation or expiration or Cash Collateralization of all Letters of Credit on terms reasonably satisfactory to the Issuing Bank in an amount equal to the Agreed L/C Cash Collateral Amount of all Letter of Credit Usage, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a) within 90 days after each fiscal year end of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Commitments and the Loans at the applicable Maturity Date) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (notwithstanding anything to the contrary in the foregoing, with respect to the 2019 fiscal year, Borrower shall furnish the foregoing on or before July 15, 2020);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate of a Financial Officer of the Borrower in substantially the form of Exhibit F attached hereto certifying as to whether a Default has occurred and is continuing as of the date thereof and, if a Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto; provided that the compliance certificate delivered by the Borrower in connection with the delivery of financial statements for the fiscal quarter ended December 31, 2020 shall be deemed to satisfy the requirement for delivery of a compliance certificate in connection with the delivery of financial statements for the fiscal year ended December 31, 2020;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that such information shall be deemed to have been delivered on the date on which such information has been posted, or a link provided thereto, on the Borrower’s website on the Internet on any investor relations page at http://www.palantir.com (or any successor page) or at http://www.sec.gov;

(e) promptly following any request in writing (including any electronic message) therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request;

(f) the Borrower will furnish to the Administrative Agent each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.01(a) (or such later date as is acceptable to the Administrative Agent in its sole discretion), a certificate of its Responsible Officer (x) either confirming that there has been no change in the information contained in the schedules to the Security Agreement since the Eighth Amendment Effective Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes in the form of a Security Supplement delivered pursuant to Section 4.2 of the Security Agreement and (y) certifying that, to its knowledge, all Uniform Commercial Code financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the documents delivered pursuant to clause (x) above to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents (except as noted therein with respect to any continuation statements to be filed within such period); provided that notwithstanding anything to the contrary contained herein or in any other Loan Document, the information which had been required to be delivered pursuant to this Section 5.01(f) at the time of delivery of (i) the unaudited financial statements with respect to the fiscal quarter ended December 31, 2020 pursuant to Section 5.01(b) or (ii) the audited financial statements with respect to the fiscal year ended December 31, 2020 pursuant to Section 5.01(a) shall instead be permitted to be delivered on or prior to June 30, 2021.

Information required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such information, or provides a link thereto on the Borrower’s website on the Internet on any investor relations page at http://www.palantir.com (or any successor page) or at http://www.sec.gov; or (ii) on which such information is posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (ii) none of the Borrower or any of its Material Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges or franchises where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.04 Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it that, if not paid, could reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax liabilities that, if unpaid, would become a Lien upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 6.02, in both cases except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) to the extent required by GAAP, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Each such policy of insurance shall (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each property insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide for (to the extent available from the applicable insurance company) at least 30 days’ prior written notice to the Administrative Agent of any cancellation of such policy.

Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to the request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records to the extent reasonably necessary, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower or such Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Section, none of the Borrower or any of its Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third party contract legally binding on Borrower or its Subsidiaries, or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.

Section 5.07 ERISA-Related Information. The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests): (a) promptly and in any event within 15 days after the Borrower, any Subsidiary or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of a Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule B); (b) promptly and in any event within 30 days after the Borrower, any Subsidiary or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Borrower, Subsidiary, or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; (c) promptly, and in any event within 30 days, after becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities (taking into account only Pension Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (ii) the existence of potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, (iii) the adoption of, or the commencement of contributions to, any Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by the Borrower, any Subsidiary or any ERISA Affiliate, or (iv) the adoption of any amendment to a Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which results in a material increase in contribution obligations of the Borrower, any Subsidiary or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower; and (d) if, at any time after the Effective Date, the Borrower, any Subsidiary or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Pension Plan or Multiemployer Plan which is not set forth in Schedule 3.11 to the Disclosure Letter, then the Borrower shall deliver to the Administrative Agent an updated Schedule 3.11 to the Disclosure Letter as soon as practicable, and in any event within 20 days after the Borrower, such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), thereto.

Section 5.08 Compliance with Laws and Agreements. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

Section 5.09 Use of Proceeds. The proceeds of the Loans will be used only for working capital and general corporate purposes, including, without limitation, for stock repurchases under stock repurchase programs approved by the Borrower and for acquisitions not prohibited hereunder. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X or any other violations of any/and rule or regulation of any Governmental Authority. The Borrower will not request any Borrowing or Letter of Credit, and the Loan Parties shall not use, directly or indirectly, and shall procure that their respective Subsidiaries and its and their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person, or in any country or territory that, at the time of such funding, financing or facilitating, is, or whose government is, a Sanctioned Person or Sanctioned Entity, to the extent it violates any applicable laws, including but not limited to the FCPA or any Anti-Corruption Laws, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.10 Guarantors. If, as of the date of the most recently available financial statements delivered pursuant to Section 5.01(a) or (b), as the case may be, any Person shall have become a Material Domestic Subsidiary, then the Borrower shall, within 30 days (or such longer period of time as the Administrative Agent may agree in its sole discretion) after delivery of such financial statements, (i) cause such Material Domestic Subsidiary to (x) enter into a guaranty agreement (a “Guaranty”) in substantially the form of Exhibit E hereto, or, if a Guaranty has previously been entered into by a Material Domestic Subsidiary (and remains in effect), a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent to such Guaranty, (y) become a Grantor (as defined in the Security Agreement) under the Security Agreement by executing and delivering to the Administrative Agent the joinder agreement required thereunder and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by the Administrative Agent or required by the Collateral Documents. If requested by the Administrative Agent, the Administrative Agent shall receive an opinion of counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent in respect of matters reasonably requested by the Administrative Agent relating to any Guaranty, Collateral Document or joinder agreement delivered pursuant to this Section, dated as of the date of such Guaranty, Collateral Document or joinder agreement.

Section 5.11 Additional Material Real Estate Assets. In the event that any Loan Party acquires a Material Real Estate Asset or a Real Estate Asset owned on the Eighth Amendment Effective Date becomes a Material Real Estate Asset due to a material renovation of or addition to such Real Estate Assets and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Administrative Agent, for the benefit of the Secured Parties, then such Loan Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates with respect to each such Material Real Estate Asset identified on Schedule 5.11.

Section 5.12 Further Assurances. Each Loan Party shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Obligations are (i) guaranteed by the Guarantors and (ii) secured by the Collateral. If at any time the Administrative Agent receives a notice from a Lender or otherwise becomes aware that any mortgaged Material Real Estate Asset has become a Flood Hazard Property, the Administrative Agent shall deliver such notice to the Borrower and the Borrower shall take all actions required as a result of such change as described on Schedule 5.11.

ARTICLE 6

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and the cancellation or expiration or Cash Collateralization of all Letters of Credit on terms reasonably satisfactory to the Issuing Bank in an amount equal to the Agreed L/C Cash Collateral Amount of all Letter of Credit Usage, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness other than:

(a) Indebtedness that is not Specified Indebtedness;

(b) Specified Indebtedness constituting Capital Lease Obligations and Purchase Money Indebtedness; provided that the aggregate principal amount of Indebtedness pursuant to this clause (b) shall not exceed $500,000,000 at any time outstanding;

(c) Specified Indebtedness (including, for the avoidance of doubt, Permitted Convertible Indebtedness) not otherwise permitted pursuant to this Section 6.01 in an aggregate principal amount at any time outstanding at the time of incurrence not to exceed (A) the greater of (x) 400,000,000 and (y) 15% of Total Assets, plus (B) an additional amount so long as the Total Net Leverage Ratio does not exceed 2.5:1.0, determined on a pro forma basis after giving effect to such Specified Indebtedness (which shall be deemed to include the full amount of any commitments related to such Specified Indebtedness being implemented at such time assuming that the full amount of such commitment had been drawn) as of the most recently ended Measurement Period for which financial statements have been delivered (without giving effect to any substantially simultaneous incurrence of Specified Indebtedness made pursuant to clauses (A) or (B) of Section 2.18(c) or clause (A) of this Section 6.01(c)); provided, that the Borrower may elect to use clause (B) above prior to using clause (A) above, and if both clause (A) and clause (B) are available, unless otherwise elected by the Borrower, then the Borrower will be deemed to have elected to use clause (B) above first;

(d) Obligations under the Loan Documents;

(e) to the extent constituting Specified Indebtedness, Qualified Receivables Financing Transactions; and

(f) Incremental Equivalent Debt.

Notwithstanding the foregoing, any Indebtedness owed by a Loan Party to a Subsidiary that is not a Loan Party shall be permitted only to the extent subordinated to the Obligations on customary terms reasonably satisfactory to the Administrative Agent.

Section 6.02 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof (other than Liens permitted pursuant to clause (m) below) and set forth in Schedule 6.02 to the Disclosure Letter and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary other than improvements thereon or proceeds thereof, (ii) such Lien shall secure only those obligations which it secures on the date hereof and any refinancing, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, extensions, renewals or replacements and (iii) renewals, extensions and modifications (in the case of modifications, to the extent such modifications increases the amount of collateral required) of the Liens set forth on Schedule 6.02 to the Disclosure Letter shall not be permitted;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any refinancing, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, extensions, renewals or replacements;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) the aggregate principal amount of any Indebtedness or obligations at any time outstanding that are secured pursuant to this clause (d) or subclause (i) of clause (m) below together with the aggregate principal amount of outstanding letters of credit, bank guarantees and other similar obligations set forth on Schedule 6.2 to the Disclosure Letter and secured pursuant to clause (b) above shall not exceed the greater of (x) $400,000,000 and (y) 15% of Total Assets, (ii) such security interests and the Indebtedness secured thereby are initially incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary other than additions, accessions, parts, attachments or improvements thereon or proceeds thereof;

(e) licenses, sublicenses, leases or subleases granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(f) the interest and title of a lessor under any lease, license, sublease or sublicense entered into by the Borrower or any Subsidiary in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;

(g) in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(h) in the case of any joint venture, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(i) Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;

(j) Liens on earnest money deposits of cash or cash equivalents made in connection with any acquisition not prohibited hereunder;

(k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the banks, securities intermediaries or other depository institutions with which such accounts are maintained, securing amounts owing to such institutions with respect to cash management and operating account arrangements;

(l) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with the Borrower or any of its Subsidiaries in the ordinary course of business;

(m) other Liens securing obligations not otherwise permitted hereunder; provided that the aggregate principal amount of such obligations, together with (x) the aggregate principal amount of Indebtedness or obligations secured pursuant to clause (d) above and (y) the aggregate principal amount of outstanding letters of credit, bank guarantees and other similar obligations set forth on Schedule 6.02 to the Disclosure Letter and secured pursuant to clause (b) above, at any time outstanding, shall not exceed the greater of (x) $400,000,000 and (y) 15% of Total Assets;

(n) Liens on Securitization Assets sold, conveyed, assigned or otherwise transferred or purported to be sold, conveyed, assigned or otherwise transferred in connection with a Qualified Receivables Financing Transaction, and Liens on assets securing the Standard Securitization Undertakings of Borrower or a Subsidiary in connection with Qualified Receivables Financing Transactions;

(o) Liens securing the Obligations; and

(p) Liens to secure Incremental Equivalent Debt to the extent permitted or provided for under Section 2.18(h).

Section 6.03 Fundamental Changes; Dispositions. (a) The Borrower will not, and will not permit any Subsidiary to, (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) sell, transfer, license, lease, enter into any sale-leaseback transactions with respect to, or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or (z) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i) any Subsidiary or any other Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation;

(ii) any Person (other than the Borrower) may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary or becomes a Subsidiary in connection with such transaction (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor or a Person who becomes a Guarantor as the surviving entity);

(iii) [reserved];

(iv) (x) any Loan Party may sell, transfer, license, lease or otherwise dispose of its assets to any other Loan Party and (y) any Subsidiary that is not a Loan Party may sell, transfer, license, lease or otherwise dispose of its assets to any Loan Party or any other Subsidiary;

(v) in connection with any acquisition, any Subsidiary may merge into or consolidate with any other Person, so long as the Person surviving such merger or consolidation shall be a Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);

(vi) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that if such Subsidiary is Loan Party, the entity receiving the assets of such Subsidiary upon such liquidation or dissolution shall also be a Loan Party; and

(vii) any Subsidiary may merge into or consolidate with any other Person in a transaction not otherwise prohibited hereunder and all or substantially all of the Equity Interests of any Subsidiary may be sold, transferred or otherwise disposed of, so long as (w) the aggregate consideration received in respect of all such mergers or consolidations, sales, transfers or other disposals pursuant to this clause (vii) shall not exceed the greater of (a) $275,000,000 and (b) 10% of Total Assets as of the date of such merger, consolidation, sale, transfer or other disposal, (x) the consideration received in respect of any such merger or consolidation, sale, transfer or other disposal pursuant to this clause (vii) shall be in an amount at least equal to the fair market value thereof, (y) no less 75% of the consideration received shall be in cash or Cash Equivalents, and (z) such Loan Party or such Subsidiary shall comply with its obligations, if any, in respect of Asset Sales under Section 2.08(e).

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, complementary or incidental thereto, which businesses, for the avoidance of doubt, may include or relate to, but not be limited to, the provision of data integration or analysis platforms and other software or technological solutions.

(c) The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease (as lessor or sublessor), sell and leaseback or license (as licensor or sublicensor), exchange, transfer or otherwise dispose to, any Person, in one transaction or a series of transactions, any property of the Loan Parties or any of their respective Subsidiaries (including receivables and leasehold interests), whether now owned or hereafter acquired, including, in the case of any Subsidiary, issuing or selling any shares of such Subsidiary’s Equity Interests to any Person, except for:

(i) any sale, transfer, license, lease or other disposition not constituting an Asset Sale, or an Asset Sale permitted under Section 6.03(a)(vii); and

(ii) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any other sale, transfer, license, lease or other disposition; provided that (x) the consideration for such assets shall be in an amount at least equal to the fair market value thereof, (y) no less 75% of the consideration received shall be in cash or Cash Equivalents and (z) such Loan Party or such shall comply with its obligations, if any, in respect of Asset Sales under Section 2.08(e).

Notwithstanding the foregoing, in no event shall this Section 6.03 permit the Borrower or any other Guarantor to transfer or dispose of or otherwise transfer any Material Intellectual Property or the Equity Interests of any Person that owns any Material Intellectual Property to any other Person other than the Borrower or any Guarantor, other than (i) the non-exclusive licensing of Intellectual Property, and (ii) the exclusive licensing of Intellectual Property (A) with respect to specific geographic areas outside of the United States, (B) for specific fields of use outside the existing business of the Borrower and its Subsidiaries, (C) for specific business uses not interfering in any material respect with the existing business of the Loan Parties, taken as a whole and (D) conceived, developed or reduced to practice in connection with a specific commercial relationship.

Section 6.04 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make any Restricted Payments with respect to the Borrower or any of its Subsidiaries, except:

(i) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any direct or indirect wholly-owned Subsidiary of the Borrower, and any non-wholly-owned Subsidiary may make Restricted Payments to the Borrower or any of its other Subsidiaries and to each other owner of Equity Interests of such Subsidiary ratably based on their relative ownership interests of the relevant class of Equity Interests;

(ii) the Borrower may declare and make dividends payable solely in additional shares of Borrower’s common stock;

(iii) the Borrower may repurchase fractional shares of its Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities or, so long as no Default or Event of Default then exists or would result therefrom, make cash settlement payments upon the exercise of warrants to purchase its Equity Interests, or “net exercise” or “net share settle” warrants;

(iv) the Borrower may redeem or otherwise cancel Equity Interests or rights in respect thereof granted to (or make payments on behalf of) directors, officers, employees or other providers of services to the Borrower and the Subsidiaries in an amount required to satisfy tax withholding obligations relating to the vesting, settlement or exercise of such Equity Interests or rights;

(v) the Borrower or any Subsidiary may make any Restricted Payment that has been declared by the Borrower or such Subsidiary, so long as (A) such Restricted Payment was permitted under clause (viii) or (ix) of this Section 6.04 at the time so declared and (B) such Restricted Payment is made within 30 days of such declaration;

(vi) the Borrower may repurchase Equity Interests pursuant to any accelerated stock repurchase or similar agreement; provided that the payment made by the Borrower with respect to such repurchase was permitted under clause (viii) of this Section 6.04 at the time made as if it was a Restricted Payment made by the Borrower at such time;

(vii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, management, employees or other eligible service providers of the Borrower or its Subsidiaries;

(viii) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may declare or make Restricted Payments if the Total Net Leverage Ratio for the most recent Measurement Period then ended and after giving pro forma effect to such Restricted Payment is less than 2.0:1.0; provided that, so long as no Default or Event of Default then exists or would result therefrom, the Borrower may declare or make Restricted Payments not otherwise permitted under this clause (viii) if after giving pro forma effect to such Restricted Payment, the Borrower and its Subsidiaries have at least an aggregate amount of $75,000,000 in Unrestricted cash and Cash Equivalents plus the Revolving Commitments then in effect minus the Aggregate Total Exposure; and

(ix) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may make Restricted Payments not otherwise permitted under this Section 6.04 using the proceeds of any issuance of Equity Interests; provided that the Restricted Payment occurs within 90 days of the issuance of Equity Interests.

Section 6.05 Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or of any Subsidiary to Guarantee Indebtedness of the Borrower or any other Subsidiary under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.05 to the Disclosure Letter (and shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restrictions or conditions taken as a whole), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets of the Borrower or any Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is not prohibited hereunder, (iv) the foregoing shall not apply to any agreement or restriction or condition in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (v) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Incremental Equivalent Debt or any other secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting the assignment thereof, (viii) the foregoing shall not apply to restrictions or conditions set forth in any agreement governing Indebtedness not prohibited by Section 6.01; provided that such restrictions and conditions are customary for such Indebtedness, and (ix) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business.

Section 6.06 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than between or among the Borrower and its Subsidiaries and not involving any other Affiliate except as otherwise permitted hereunder), except (a) on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) payment of customary directors’ fees, reasonable out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, officers or other employees of the Borrower or any of its Subsidiaries, (c) transactions approved by a majority of the independent directors of Borrower’s board of directors, (d) any transaction involving amounts less than $5,000,000 individually and $25,000,000 in the aggregate in any fiscal year, and (e) any Restricted Payment permitted by Section 6.04.

Section 6.07 Use of Proceeds. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or issuance of any Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any applicable Anti-Corruption Laws or Anti-Terrorism Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person, or in any country or territory that, at the time of such funding, financing or facilitating, is, or whose government is, a Sanctioned Person or Sanctioned Entity, to the extent it violates any applicable laws, including but not limited to the FCPA or any Anti-Corruption Laws, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.08 Minimum Liquidity. The Borrower shall not permit the sum of (a) the aggregate amount of Unrestricted cash and Cash Equivalents held by the Borrower and its Subsidiaries plus (b) the Revolving Commitments less the Aggregate Total Exposure, in each case determined on the last day of any month, to be less than $50,000,000.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01 Events of Default.

If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay (i) any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or (ii) when due any amount payable to the Issuing Bank in reimbursement of any drawing under any Letter of Credit;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (solely with respect to the Borrower’s existence), Section 5.09 or in Article 6;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article of this Agreement), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the applicable grace period, if any;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (y) any redemption, repurchase, conversion or settlement with respect to any convertible debt instrument (including Permitted Convertible Indebtedness) pursuant to its terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (z) an early payment requirement, unwinding or termination with respect to any Swap Agreement (including any Permitted Call Spread Transaction) except (other than with respect to a Permitted Call Spread Transaction) (i) an early payment, unwinding or termination that results from a default or non-compliance thereunder by the Borrower or any Subsidiary, or another event of the type that would constitute an Event of Default or (ii) an early termination of such Swap Agreement by the counterparty thereto;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) except as may otherwise be permitted under Section 6.03, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against the Borrower, any Subsidiary or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment and such action shall not be stayed;

(l) one or more ERISA Events shall have occurred, other than as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) (i) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or (ii) the Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document;

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and the obligations of the Issuing Bank to issue any Letter of Credit, and thereupon the Commitments shall terminate immediately, (ii) (A) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower or (B) require that the Borrower Cash Collateralize the Letters of Credit in the amount of the Agreed L/C Cash Collateral Amount of the then Letter of Credit Usage; provided that in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) enforce any and all Liens and security interests created pursuant to the Collateral Documents.

Section 7.02 Application of Funds. After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Usage shall have automatically been required to be Cash Collateralized as set forth in Section 7.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to the Administrative Agent and the Issuing Bank and amounts payable pursuant to Sections 2.12 and 2.14) payable to the Administrative Agent and the Issuing Bank in their respective capacity as such; ratably among them in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than (i) principal, interest and fees payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable pursuant to Sections 2.12 and 2.14) and (ii) Secured Cash Management Obligations and Secured Swap Obligations);

Third, to payment of that portion of the Obligations constituting accrued and unpaid fees and interest on the Loans, Letter of Credit Usage and other Obligations (other than Secured Cash Management Obligations and Secured Swap Obligations), ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal and Letter of Credit Usage and Obligations then owing under Secured Cash Management Obligations and Secured Swap Obligations, ratably among the applicable Secured Parties, in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of Letter of Credit Usage comprised of the aggregate undrawn amount of Letters of Credit at the Agreed L/C Cash Collateral Amount; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

Subject to Section 2.20(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above, and thereafter applied as provided in clause “Last” above. Notwithstanding the foregoing, (i) no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor and (ii) this Section shall be subject to Section 8.13.

ARTICLE 8

THE AGENTS

Section 8.01 Appointment of Administrative Agent. Morgan Stanley Senior Funding, Inc. is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender and the Issuing Bank hereby authorizes Morgan Stanley Senior Funding, Inc. to act as Administrative Agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article 8 are solely for the benefit of the Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as a non-fiduciary agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. As of the Effective Date, no Arranger in such capacity shall have any obligations but shall be entitled to all benefits of this Article 8. Each Arranger may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.

Section 8.02 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 8.03 General Immunity. (a) No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02).

Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 8.03 and of Section 8.06 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.03 and of Section 8.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 8.04 Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 8.05 Lenders’ Representations, Warranties and Acknowledgment. (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Loans and/or Letters of Credit issued hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment and Assumption or an Incremental Amendment and funding its Revolving Loans, if applicable, on the Effective Date, funding its Term Loans, if applicable, on the Eighth Amendment Effective Date, or by the funding of any New Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Issuing Bank or the Lenders, as applicable, on the Effective Date, the Eighth Amendment Effective Date or as of the date of funding of such New Loans, as applicable.

Section 8.06 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 8.07 Successor Administrative Agent. Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent hereunder, subject to the reasonable satisfaction of Borrower and the Required Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Borrower and the Required Lenders, or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent. If neither Required Lenders nor Administrative Agent have appointed a successor Administrative Agent, Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums held under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the Loan Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article). After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 8 and Section 9.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

Section 8.08 Guaranty and Collateral Documents. (a) Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of the Lenders, to be the non-fiduciary agent for and representative of the Lenders with respect to the Guaranty, the Collateral Documents and the other Loan Documents. Subject to Section 9.02, without further written consent or authorization from any Lender, Administrative Agent may execute any documents or instruments necessary to release any Collateral or any Guarantor from the Guaranty, in each case pursuant to Section 9.17 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.02) have otherwise consented.

(b) Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to enforce the Guaranty or any Collateral Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by Administrative Agent, for the benefit of the Lenders in accordance with the terms hereof and thereof, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

(c) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been paid in full and all Commitments have terminated or expired, upon request of Borrower, Administrative Agent shall take such actions as shall be required to release all guarantee obligations and Collateral provided for in any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 8.09 Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 8.10 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.09 and 9.03 allowed in such judicial proceeding); and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.09 and 9.03. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.09 and 9.03 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.11 Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(a) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(c) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(d) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with the immediately preceding clause (d), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 8.12 Return of Certain Payments.

(a) Each Lender and each Issuing Bank (and each Participant of any of the foregoing, by its acceptance of a Participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender or Issuing Bank (any of the foregoing, a “Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Recipient (whether or not known to such Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Recipient under this Section shall be conclusive, absent manifest error.

(b) Without limitation of clause (a) above, each Recipient further acknowledges and agrees that if such Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c) Any Payment required to be returned by a Recipient under this Section shall be made in same day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d) The Borrower and each other Loan Party hereby agrees that (x) in the event any Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) the receipt by any Recipient of a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed to such Lender or Issuing Bank by the Borrower or any other Loan Party, in each case, except to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any other Loan Party.

Section 8.13 Secured Cash Management Obligations and Secured Swap Obligations.

(a) Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Person to whom any Secured Cash Management Obligations are owed and no counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations that, in each case, obtains the benefits of Section 7.02, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 8 or Section 7.02 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Obligations and Secured Swap Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Person to which such Secured Cash Management Obligations are owed or the applicable counterparty to a Swap Agreement the obligations under which constitute Secured Swap Obligations.

(b) Each Person to whom any Secured Cash Management Obligations are owed and each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations hereby authorize the Administrative Agent to enter into any intercreditor agreement or other similar arrangement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and acknowledge that any such intercreditor agreement (or amendment, modification, supplement or joinder) is binding upon such Persons.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at:

Palantir Technologies Inc.

1555 Blake Street, Suite 250

Denver, Colorado 80202

Attention: Chief Financial Officer

with a copy to:

Palantir Technologies Inc.

100 Hamilton Avenue, Suite 300

Palo Alto, California 94301

Attention: Legal Department

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Andrew J. Hirsch

(ii) if to the Administrative Agent, to it at:

Morgan Stanley Senior Funding, Inc.

1 New York Plaza, 41st Floor

New York, New York, 10004

Attention: Agency Team

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP.

One Manhattan West

New York, New York 10001

Attention: Stephanie L. Teicher

(iii) if to any other Lender or the Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender or the Issuing Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d) The Borrower agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders and the Issuing Bank by posting the Communications on Debt Domain, IntraLinks, Syndtrak, the Internet or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction).

Section 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such amendment, waiver or consent shall: (i) extend or increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or Letter of Credit or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or Letter of Credit, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided, however, that notwithstanding clause (ii) or (iii) of this Section 9.02(b), only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate set forth in Section 2.10(c), (iv) change Section 2.15(b), Section 2.15(c), Section 7.02 or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the order of payments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the value of any Guaranty or the Collateral, without the written consent of each Lender, except to the extent the release of any Guarantor or Collateral is permitted pursuant to Article 8 or Section 9.17 (in which case such release may be made by the Administrative Agent acting alone), (vi) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vii) waive any condition set forth in Section 4.01 (other than as it relates to the payment of fees and expenses of counsel), or, in the case of any Loans made on the Effective Date, Section 4.02, without the written consent of each Lender and the Issuing Bank. Notwithstanding anything to the contrary herein, (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be (it being understood that any change to Sections 2.17 and 2.20 shall require the consent of the Administrative Agent and the Issuing Bank), and (ii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency, so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

(c) Notwithstanding the provisions of Section 9.02(b), this Agreement may be amended as contemplated by Section 2.18 to effect New Revolving Commitments or New Loans pursuant to an Incremental Amendment with only the consent of the Administrative Agent, the Borrower and the New Lenders providing such New Commitments and/or New Loans.

Section 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Issuing Bank, the Arranger and their respective Affiliates, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent, the Issuing Bank, and the Arranger, taken as a whole, (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower), of a single regulatory counsel and a single local counsel in each appropriate jurisdiction) in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that the Borrower’s obligations under this clause (a)(i) solely with respect to the preparation, execution and delivery of the Loan Documents on the Effective Date shall be subject to the limitation provided for in the Engagement Letter, and (ii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank, the Arranger or any Lender, including, without limitation, the fees, disbursements and other charges of one firm of counsel for the Administrative Agent, the Issuing Bank and the Arranger, taken as a whole, (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower), of a single regulatory counsel and a single local counsel in each appropriate jurisdiction and in the case of an actual or potential conflict of interest where the Administrative Agent, the Issuing Bank or any Arranger affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank, the Arranger and each Lender, and each Related Party, successor, partner, representative or assign of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs or reasonable and documented expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and, in each case, regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower or any security holder or creditor with respect thereto or any other Person); provided that such indemnity shall not, as to any Indemnitee, be available, (w) with respect to Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), the indemnification for which shall be governed solely and exclusively by Section 2.14, (x) to the extent that such losses, claims, damages, liabilities, costs or reasonable and documented expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) if resulting from a material breach by such Indemnitee or one of its Affiliates of its obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction by final and non-appealable judgment), or (z) if arising from any dispute between and among Indemnitees that does not involve an act or omission by the Borrower or its Subsidiaries (as determined by a court of competent jurisdiction by final and non-appealable judgment) other than any proceeding against the Administrative Agent or Arranger in such capacity. The Borrower will not be required to indemnify any Indemnitee for any amount paid or payable by such Indemnitee in the settlement of any such indemnified losses, claims, damages, liabilities, costs or reasonable and documented expenses which is entered into by such Indemnitee without Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that (A) Borrower shall be deemed to consent to such settlement if it does not respond to the Indemnitee’s request within 5 Business Days; (B) the foregoing indemnity will apply if the Borrower shall have been offered an opportunity to assume the defense of such matter and shall have declined to do so and (C) the foregoing indemnity will apply if there is a final judgment in such proceeding. In the case of any proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such proceeding is brought by the Borrower, any of its securityholders or creditors, an Indemnitee or any other Person, or an Indemnitee is otherwise a party thereto.

Without limiting in any way the indemnification obligations of the Borrower pursuant to Section 9.03(b) or of the Lenders pursuant to Section 8.06, to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee or the Borrower or any of its Subsidiaries, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions or any Loan or Letter of Credit or the use of the proceeds thereof (other than, in the case of the Borrower, in respect of any such damages incurred or paid by an Indemnitee to a third party); provided that nothing contained in this Section 9.03(b) shall limit the Borrower’s indemnification obligations set forth in Section 9.03(b) No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(c) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (but not to the Borrower or an Affiliate thereof or to a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person) or any other person in Section 9.04(b)(ii)(E)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment, an Affiliate of a Lender, or an Approved Fund; and

(C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment, an Affiliate of a Lender, or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or a greater amount that is an integral multiple of $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E) no such assignment shall be made to (i) any Loan Party nor any Affiliate of a Loan Party, (ii) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) any natural person (or a holding company, investment vehicle or trust for, or owned operated by or for the primary benefit of a natural person); and

(F) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.14 and Section 9.03); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and amounts on the Loans owing to, each Lender pursuant to the terms hereof from time to time, and its interest in any Letter of Credit issued hereunder (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 9.04(b)(iv), except to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.15(d) or Section 8.06, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (but not to the Borrower or an Affiliate thereof or to a natural person (or a holding company, investment vehicle or trust for, or owned operated by or for the primary benefit of a natural person)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a Change in Law requiring a payment under Section 2.12 or 2.14 that occurs after the Participant acquired the applicable participation. Participants entitled to the benefits of Sections 2.12, 2.13 and 2.14 are entitled to such benefits subject to the requirements and limitations therein, including the requirements under Sections 2.14(f) and 2.14(g) (it being understood that the documentation required under Sections 2.14(f) and 2.14(g) shall be delivered to the participating Lender).

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.12, Section 2.13, Section 2.14 and Section 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the resignation of the Administrative Agent, the replacement of any Lender, or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER OR RELATING TO THIS AGREEMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 Waiver Of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, and agents, including accountants, legal counsel and other professionals, experts or advisors, or to any credit insurance provider relating to the Borrower and its obligations, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby and who are informed of the confidential nature of such Information and instructed to keep such Information confidential, (ii) to the extent requested by any rating agency or regulatory authority, examiner regulating banks or banking, or other self-regulatory authority having or claiming oversight over Administrative Agent, any Lender or any of their respective Affiliates, (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable laws or regulations or by any subpoena or similar legal process based on the advice of counsel (in which case the Administrative Agent or such Lender, as applicable, agrees, to the extent permitted by applicable law, to inform the Borrower promptly thereof), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or prospective Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower, (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (C) is independently developed by the Administrative Agent or a Lender, (ix) for purposes of establishing a “due diligence” defense or (x) upon the prior written consent of the Borrower, to data service providers, including league table providers, that serve the lending industry, to the extent such Information is of the type routinely provided by arrangers to such data service providers. For the purposes of this Section, “Information” means all memoranda or other information received from or on behalf of the Borrower relating to the Borrower or its business that is clearly identified by the Borrower as confidential, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(A) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Issuing Bank, the Arranger and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person and (ii) neither the Administrative Agent, the Issuing Bank, any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Issuing Bank, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Issuing Bank, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. The Borrower, on behalf of itself and each of its Subsidiaries, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, the Issuing Bank, the Arranger, or any Lender, on the one hand, and the Borrower, any of its Subsidiaries, or their respective stockholders or affiliates, on the other. To the fullest extent permitted by law, each of Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.15 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof or any other Loan Document (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.16 USA PATRIOT Act(a) . Each Lender and the Issuing Bank that is subject to the requirements of the USA Patriot Act and the Beneficial Ownership Regulation hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the USA Patriot Act and the Beneficial Ownership Regulation. The Borrower and each Guarantor shall, promptly following a request by the Administrative Agent, the Issuing Bank or any Lender, provide all documentation and other information that the Administrative Agent, the Issuing Bank or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 9.17 Release of Guarantors and Collateral.

(a) In the event that all the Equity Interests in any Guarantor are sold, transferred or otherwise disposed of to a Person other than the Borrower or its Subsidiaries in a transaction permitted under this Agreement or in the event that a Guarantor ceases to be a Material Subsidiary, the Administrative Agent shall, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to terminate the guarantee of such Guarantor.

(b) The Administrative Agent shall, at the Borrower’s request and at the Borrower’s expense, release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon satisfaction of any conditions to release specified in any Collateral Document, (ii) that is disposed of or to be disposed of as part of or in connection with any disposition permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders or Lenders, as applicable, (iv) owned by a Guarantor upon release of such Guarantor from its obligations under the Guaranty, or (v) as expressly provided in the Collateral Documents.

Section 9.18 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.18, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following:

(1) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(2) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(3) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Remainder of page intentionally left blank; signature pages omitted]

SCHEDULE 2.1

Commitments

Total Revolving Commitment
Morgan Stanley Senior Funding, Inc.	$100,000,000.00
Royal Bank of Canada	$100,000,000.00
Credit Suisse AG, New York Branch	$65,000,000.00
Citibank, N.A.	$20,000,000.00
Wells Fargo Bank, N.A.	$100,000,000.00
The Bank of Nova Scotia	$65,000,000.00
MUFG Bank, LTD.	$50,000,000.00

Total	$500,000,000.00

SCHEDULE 3.17

Collateral

Grantor	UCC Filing	Filing Office
Palantir Technologies Inc.	UCC-1 financing statement	Secretary of State of the State of Delaware

Palantir USG, Inc.	UCC-1 financing statement	Secretary of State of the State of Delaware

Grantor	Filing Office and Jurisdiction
Palantir Technologies Inc.	United States Patent and Trademark Office

Palantir Technologies Inc.	United States Copyright Office

SCHEDULE 5.11

Additional Material Real Estate Assets

Each applicable Loan Party shall deliver to the Administrative Agent:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Material Real Estate Asset;

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other customary matters as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(iii) (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Administrative Agent with respect to each Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Mortgaged Property, each in customary form and substance reasonably satisfactory to the Administrative Agent and (B) evidence reasonably satisfactory to the Administrative Agent that such Loan Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Mortgaged Property in the appropriate real estate records;

(iv) flood certifications with respect to all Mortgaged Properties and evidence of flood insurance with respect to each Mortgaged Property that is a Flood Hazard Property, in each case in compliance with any applicable regulations or other requirements of any Governmental Authority, in form and substance reasonably satisfactory to each Lender; and

(v) ALTA surveys of all Mortgaged Properties, certified to the Administrative Agent and in a form sufficient for the title company to delete the standard survey exception.

Each of the actions described above shall be taken with respect to each Material Real Estate Asset for which a Mortgage is required to be put in place.

ANNEX B

PLEDGE AND SECURITY AGREEMENT

dated as of December 20, 2019

as amended by Amendment No. 7 to Revolving Credit Agreement, dated as of December 31, 2019, Amendment No. 8 to Revolving Credit Agreement, dated as of June 4, 2020, Amendment No. 11 to Revolving Credit Agreement and Incremental Agreement, dated as of April 1, 2021, and Amendment No. 12 to Revolving Credit Agreement and Incremental Agreement, dated as of March 31, 2022 by and among

PALANTIR TECHNOLOGIES INC.,

the other GRANTORS party hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as the Administrative Agent

EXHIBITS

EXHIBIT A	FORM OF SECURITY SUPPLEMENT
EXHIBIT B	FORM OF JOINDER AGREEMENT
EXHIBIT C	FINANCING STATEMENTS
EXHIBIT D-1	FORM OF PATENT SECURITY AGREEMENT
EXHIBIT D-2	FORM OF TRADEMARK SECURITY AGREEMENT
EXHIBIT D-3	FORM OF COPYRIGHT SECURITY AGREEMENT

PREAMBLE

This PLEDGE AND SECURITY AGREEMENT, dated as of December 20, 2019 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, this “Agreement”), among PALANTIR TECHNOLOGIES INC., a Delaware corporation (the “Borrower”), the other LOAN PARTIES (as defined in the Credit Agreement referenced below) from time to time party hereto (collectively, with the Borrower, the “Grantors”, and each, a “Grantor”), and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Secured Parties (as defined in the Credit Agreement referred to below) (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

1.

The BORROWER, the LENDERS from time to time party thereto, and the ADMINISTRATIVE AGENT have entered into that certain Revolving Credit Agreement, dated as of October 7, 2014 (as amended by the Amendment No. 1 to Revolving Credit Agreement, dated as of June 1, 2015, the Amendment No. 2 to Revolving Credit Agreement, dated as of August 5, 2016, the Amendment No. 3 to Revolving Credit Agreement, dated as of April 26, 2017, the Amendment No. 4 to Revolving Credit Agreement, dated as of June 28, 2018, the Amendment No. 5 to Revolving Credit Agreement, dated as of June 18, 2019, the Amendment No. 6 to Revolving Credit Agreement, dated as of December 20, 2019 (the “Sixth Amendment”), the Amendment No. 7 to Revolving Credit Agreement, dated as of December 31, 2019, and the Amendment No. 8 to Revolving Credit Agreement, dated as of June 4, 2020, and as further amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”).

2.	The Sixth Amendment requires each Grantor to deliver a duly executed copy of this Agreement as a condition precedent to consummation of the transactions contemplated thereunder.

In consideration of the premises and for other valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, each Grantor and the Administrative Agent, on behalf of itself and each other Secured Party (and each of their respective permitted successors, assigns and novatees), hereby agree as follows:

SECTION 1

DEFINITIONS; RULES OF INTERPRETATION

Section 1.1 Definition of Terms Used Herein

Unless the context otherwise requires, all capitalized terms used but not defined herein have the meanings set forth in the Credit Agreement.

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Section 1.2 UCC

Terms used herein that are defined in the UCC but not defined herein have the meanings given to them in the UCC (and if defined in more than one Article of the UCC, shall have the meaning given in Article 8 or 9 thereof), including the following which are capitalized herein:

Account Debtor

Account

Certificate of Title

Certificated Security

Chattel Paper

Commercial Tort Claim

Commodity Account

Commodity Contract

Commodity Intermediary

Deposit Account

Document

Electronic Chattel Paper

Equipment

Fixtures

General Intangible

Goods

Instrument

Inventory

Investment Property

Jurisdiction of Organization

Letter-of-Credit Right

Money

Payment Intangible

Proceeds

Record

Securities Account

Securities Intermediary

Security

Security Entitlement

Supporting Obligation

Tangible Chattel Paper

Uncertificated Security

Section 1.3 General Definitions In this Agreement:

“Accounts Receivable” means (a) all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Property, together with all right, title and interest, if any, in any goods or other property giving rise to such right to payment, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security

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interests, Liens and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired, and all Collateral Support and Supporting Obligations related to the foregoing and (b) rights to receive amounts payable under the following:

(i)	any and all rights to license products retained by any Grantor;

(ii)

all sales, leases or licenses of any other goods or products or the rendering of any other services and all collateral security and guaranties of any kind given by any Person with respect to any of the foregoing;

(iii)	any and all tax refunds and tax refund claims; and

(iv)	all money, reserves and property relating to any of the foregoing whether now or at any time hereafter in the possession or under the control of any Grantor or any agent or custodian for any Grantor.

“Additional Grantor” has the meaning assigned to such term in Section 5.2.

“Administrative Agent” has the meaning assigned to such term in the Preamble.

“Agreement” has the meaning assigned to such term in the Preamble.

“Collateral” has the meaning assigned to such term in Section 2.1, subject to the limitations set forth in Section 2.2.

“Collateral Support” means all property (real or personal) collaterally assigned, hypothecated or otherwise securing any Collateral described in Section 2.1(a) through (q) and includes any security agreement or other agreement granting a Lien in such real or personal property.

“Compliance Certificate” means a certificate delivered pursuant to Section 5.01(c) of the Credit Agreement.

“Contracts” means all contracts, leases and other agreements entered into by any Grantor.

“Copyright Licenses” means any and all agreements and licenses (whether a Grantor is licensee or licensor, thereunder) (whether or not in writing) providing for the granting of any right in or to any Copyright, together with any and all amendments, extensions and renewals thereof, and all rights of any Grantor thereunder.

“Copyrights” means (i) all United States and foreign copyrights, including but not limited to copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, protected designs within the meaning of 17 U.S.C. § 1301 et seq. and community designs), and all mask works (as defined in 17 U.S.C. § 901(a)(1)), whether statutory or common law, whether registered or unregistered and whether published or unpublished, as well as all moral rights, reversionary interests, and termination rights, now or hereafter in force throughout the world, and, with respect to any and all of the foregoing: (i) all registrations and pending applications therefor in the applicable Intellectual Property Registry including, without limitation, the registrations referred to in Schedule 11B of the Perfection Certificate, (ii) all

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extensions and renewals thereof, (iii) the right to sue or otherwise recover for past, present and future infringements, misappropriations, or other violations of any of the foregoing, and (iv) all Proceeds of the foregoing, including, without limitation, licenses, royalties, fees, income, payments, claims, damages and proceeds of suit.

“Credit Agreement” has the meaning assigned to such term in the Recitals.

“Dividends” means, in relation to any Equity Interests, all present and future: (a) dividends and distributions of any kind and any other sum received or receivable in respect of such Equity Interests, (b) rights, shares, money or other assets accruing or offered by way of redemption, substitution, exchange, bonus, option, preference or otherwise in respect of such Equity Interests, (c) allotments, offers and rights accruing or offered in respect of such Equity Interests and (d) other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, such Equity Interests.

“Excluded Assets” means, collectively, (a) motor vehicles and other equipment for which Certificates of Title have been issued, (b) Letter-of-Credit Rights, (c) all leasehold interests in real property (other than fixtures) and all fee interests in real property (other than fixtures) that are not Material Real Estate Assets, (d) (i) any asset, licensed right or property right of Grantor of any nature if the grant of such security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of such asset or property right or such Grantor’s loss of use of such asset or property right or (B) a breach, termination or default under any lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity) to which such Grantor is party and (ii) any asset or property right of any Grantor of any nature to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); provided that in any event, immediately upon the ineffectiveness, lapse or termination of any such provision or prohibition described in clauses (d)(i) and (d)(ii), the term “Excluded Assets” shall not include all such rights and interests, (e) Equity Interests in any Person acquired after the Sixth Amendment Effective Date (other than a wholly-owned Subsidiary) to the extent the pledge of such Equity Interests is not permitted by the terms of such Person’s organizational documents or any joint venture documents (other than as a result of provisions entered into or created in contemplation of this clause (e)); provided that in any event, immediately upon the ineffectiveness or termination of any such provision or prohibition described in clause (e), the term “Excluded Assets” shall not include all such rights and interests, (f) any Equity Interest which is specifically excluded from the definition of Pledged Stock, Pledged Partnership Interests, or Pledged LLC Interests by virtue of the proviso to the respective definition thereof, (g) any Equity Interest constituting Margin Stock, (h) any United States trademark or service mark application filed on the basis of a Grantor’s intent-to-use such mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance by the United States Patent and Trademark Office of a verified “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely

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during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (i) any Commercial Tort Claims, (j) any tangible or intangible assets of a Grantor as to which the cost or burden of obtaining a security interest therein is excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby, as agreed by the Administrative Agent and the Borrower, which agreement shall not be unreasonably withheld, and (k) any plant or equipment or other property subject to a Capital Lease Obligation or any other arrangement to the extent that a grant of a security interest therein would violate or invalidate such Capital Lease Obligation or similar arrangement or create a right of termination in favor of any other party thereto (other than any Grantor or any other Subsidiary) (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Grantor” has the meaning assigned to such term in the Preamble.

“Insurance” means all contracts and policies of insurance of any kind now or in the future taken out by or on behalf of any Grantor or (to the extent of such Grantor’s interest) in which it now or in the future has an interest.

“Intellectual Property” means, collectively, all intellectual property rights, whether arising under the United States, multinational or foreign laws or otherwise, including without limitation, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, Trade Secret Licenses, intangible rights in internet domain names, software, data and databases not otherwise included in the foregoing, and the right to sue at law or in equity or otherwise recover for any past, present and future infringement, dilution, misappropriation, breaches or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Registry” means the United States Patent and Trademark Office, the United States Copyright Office, any state intellectual property registry, any foreign counterpart of any of the foregoing or any successor to any of the foregoing.

“Intellectual Property Security Agreement” has the meaning assigned to such term in Section 4.8(a).

“Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit B to this Agreement, executed by an Additional Grantor and delivered to the Administrative Agent.

“LLC” means (a) as of the date of this Agreement, any limited liability company set forth in Schedule 7 of the Perfection Certificate and (b) any limited liability company in which any Grantor acquires an interest after the date of this Agreement.

“LLC Agreement” means the limited liability company agreement or such analogous agreement governing the operation of any LLC.

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“Margin Stock” has the meaning assigned to such term in Regulation U issued by the Federal Reserve Board of Governors.

“Partnership” means (a) any partnership set forth in Schedule 7 of the Perfection Certificate and (b) any partnership in which any Grantor acquires an interest after the date of this Agreement.

“Partnership Agreement” means the partnership agreement of any Partnership or such analogous agreement governing the operation of any Partnership.

“Patent Licenses” means all agreements and licenses (whether a Grantor is licensee or licensor thereunder) (whether or not in writing) providing for the granting of any right in or to any Patent, together with any and all amendments, extensions and renewals thereof, and all rights of any Grantor thereunder.

“Patents” means all United States and foreign patents, certificates of invention and industrial designs, and pending applications for any of the foregoing, throughout the world, including, without limitation: (i) each patent and patent application referred to in Schedule 11A of the Perfection Certificate, (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, (iii) the right to sue or otherwise recover for past, present and future infringements, misappropriations or other violations of any of the foregoing, and (iv) all Proceeds of the foregoing, including licenses, royalties, fees, income, payments, claims, damages and proceeds of suit.

“Permitted Cash Collateral Release Amount” means as to any amount of cash proposed to be released from the Security Interest pursuant to Section 9.14(c) hereof, such amount does not exceed (x) $75,000,000, minus (y) the amount of any cash constituting Collateral previously released pursuant to Section 9.14(c) hereof, plus (z) the amount of any cash constituting Collateral previously released pursuant to Section 9.14(c) hereof but which is no longer pledged as cash collateral to the issuing bank and to which the Security Interest has again attached.

“Permitted Lien” means each of the Liens permitted pursuant to Section 6.02 of the Credit Agreement.

“Pledged Collateral” means, collectively, the Pledged Notes, the Pledged Stock, the Pledged Partnership Interests, the Pledged LLC Interests, any other Investment Property of any Grantor to the extent that the same constitutes Collateral, all certificates or other instruments representing any of the foregoing, all Security Entitlements of any Grantor in respect of any of the foregoing and all Dividends, interest distributions, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing. Pledged Collateral may be General Intangibles, Investment Property, Instruments or any other category of Collateral.

“Pledged LLC Interests” means all of any Grantor’s right, title and interest as a member of any LLC and all of such Grantor’s right, title and interest in, to and under any LLC Agreement to which it is a party, to the extent that the same constitutes Collateral; provided that “Pledged LLC Interest” shall not include more than 65% of the total outstanding voting membership interest of any Foreign Subsidiary.

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“Pledged Notes” means all of any Grantor’s right, title and interest in each Instrument evidencing Indebtedness with an outstanding principal balance of $1,000,000 or more owed to such Grantor, and all cash, Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Partnership Interests” means all of any Grantor’s right, title and interest as a limited and/or general partner in any Partnership and all of such Grantor’s right, title and interest in, to and under any Partnership Agreement to which it is a party to the extent that the same constitutes Collateral; provided that “Pledged Partnership Interest” shall not include more than 65% of the total outstanding voting Partnership interest of any Foreign Subsidiary.

“Pledged Stock” means (a) the shares of Stock listed in Schedule 7 of the Perfection Certificate and (b) any shares of Stock and any other Equity Interests (excluding Pledged LLC Interests and Pledged Partnership Interests) in which any Grantor acquires an interest after the date of this Agreement, in each case to the extent that the same constitutes Collateral; provided that “Pledged Stock” shall not include more than 65% of the total outstanding voting Stock of any Foreign Subsidiary.

“Secured Obligations” has the meaning assigned to such term in Section 2.1.

“Secured Parties” means the Administrative Agent, each Lender, each Indemnitee and the permitted successors, assigns and novates of each of the foregoing.

“Security Interest” means, collectively, the continuing security interests in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties pursuant to Section 2.1.

“Security Supplement” means any supplement to this Agreement in substantially the form of Exhibit A, executed by a Responsible Officer of the applicable Grantor.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock) of or in a corporation, whether voting or non-voting and all rights to subscribe for, purchase or otherwise acquire any of the foregoing.

“Trade Secret Licenses” means any and all agreements and licenses (whether a Grantor is licensee or licensor thereunder) (whether or not in writing) providing for the granting of any right in or to Trade Secrets, together with any and all amendments, extensions and renewals thereof, and all rights of any Grantor thereunder.

“Trade Secrets” means all trade secrets and all other confidential or proprietary information, know-how, processes, designs, inventions, technology, compilations, data, databases, and computer programs (whether in source code, object code, or other form) and all rights in documentation (including without limitation user manuals and training materials) related thereto, and proprietary methodologies, and algorithms, to the extent not covered by the definitions of Patents, Trademarks and Copyrights, whether or not reduced to a writing or other tangible form, and with respect to any and all of the foregoing: (i) the right to sue or otherwise recover for past, present and future infringements, misappropriations, and other violations thereof, and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, fees, income, payments, claims, damages and proceeds of suit.

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“Trademark Licenses” means any and all agreements and licenses (whether a Grantor is licensee or licensor thereunder) (whether or not in writing) providing for the granting of any right in or to any Trademark, together with any and all amendments, extensions and renewals thereof, and all rights of any Grantor thereunder.

“Trademarks” means all United States, state and foreign trademarks, trade names, trade dress, service marks, certification marks, collective marks and logos, slogans, words, terms, names, symbols, designs any other source or business identifiers, and general intangibles of a like nature, all registrations and pending applications for any of the foregoing, whether registered or unregistered, and whether or not established or registered in an Intellectual Property Registry in any country or any political subdivision thereof, and with respect to any and all of the foregoing: (i) all common law rights related thereto, (ii) the trademark registrations and pending applications referred to in Schedule 11A of the Perfection Certificate, (iii) all extensions, continuations, reissues and renewals of any of the foregoing, (iv) all goodwill connected with the use of and symbolized by the foregoing, (v) the right to sue or otherwise recover for past, present and future infringements, misappropriations, dilutions or other violations of any of the foregoing or for any injury to goodwill, and (vi) all Proceeds of the foregoing, including, without limitation, licenses, royalties, fees, income, payments, claims, damages and proceeds of suit.

“UCC” means the Uniform Commercial Code enacted in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of, or remedies with respect to a security interest is governed by the Uniform Commercial Code or other personal property security laws of any jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code or other personal property security laws as in effect in such other jurisdiction solely for the purposes of the provisions hereof relating to such perfection, priority or remedies and for the definitions related to such provisions.

Section 1.4 Rules of Interpretation

The rules of interpretation specified in Section 1.03 and Section 1.04 of the Credit Agreement shall be applicable to this Agreement; provided that, unless the context requires otherwise, all references herein to Sections and Exhibits shall be construed to refer to Sections of and Exhibits to, this Agreement. Unless otherwise specified, the Exhibits to this Agreement, in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, are incorporated herein by reference. Other than Sections 1.4 and 2.1 hereof, if any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. If any conflict or inconsistency exists between this Agreement and any Loan Document other than the Credit Agreement, this Agreement shall govern. All references herein to provisions of the UCC include all successor provisions under any subsequent version or amendment to any Article of the UCC.

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SECTION 2

GRANT OF SECURITY

Section 2.1 Grant of Security

As security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Obligations at any time owed or owing to the Secured Parties (or any of them) (collectively, the “Secured Obligations”), each Grantor hereby pledges and grants to the Administrative Agent, for its benefit and for the benefit of the Secured Parties, a continuing security interest in and Lien on all of its right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (collectively, the “Collateral”):

(a)	all Accounts;

(b)	all Chattel Paper;

(c)	all Contracts;

(d)	all Documents;

(e)	all General Intangibles, including without limitation all Intellectual Property and that portion of the Pledged Collateral constituting General Intangibles;

(f)	all Goods whether tangible or intangible, wherever located, including without limitation all Inventory, Equipment, Fixtures, and Money;

(g)	all Instruments, including without limitation that portion of the Pledged Collateral constituting Instruments;

(h)	all cash and Deposit Accounts;

(i)	all Insurance;

(j)	all Investment Property, including without limitation that portion of the Pledged Collateral constituting Investment Property;

(k)	all Accounts Receivable;

(l)	all Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests;

(m)	all books and Records;

(n)

all Money or other property of any kind which is received by such Grantor in connection with refunds with respect to taxes, assessments and governmental charges imposed on such Grantor or any of its property or income;

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(o)	all causes of action and all Money and other property of any kind received therefrom, and all Money and other property of any kind recovered by any Grantor;

(p)	all Collateral Support and Supporting Obligations relating to any of the foregoing; and

(q)

all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of or in respect of any of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to any Grantor from time to time with respect to the foregoing.

Section 2.2 Certain Exclusions

Notwithstanding anything herein to the contrary, in no event shall the term “Collateral” include, and no Grantor shall be deemed to have granted a Security Interest in, any of its right, title or interest in any Excluded Assets (but only for so long as such property shall constitute Excluded Assets); provided that, in any event, the Pledged Stock, Pledged Partnership Interests, and Pledged LLC Interests identified in Schedule 7 of the Perfection Certificate shall constitute “Collateral”.

Section 2.3 Grantors Remain Liable

(a)	Anything contained herein to the contrary notwithstanding:

(i)

except to the extent permitted by the Credit Agreement, each Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed;

(ii)

the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any contracts and agreements included in the Collateral; and

(iii)

neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b)

Neither the Administrative Agent nor any other Secured Party nor any purchaser at a foreclosure sale under this Agreement shall be obligated to assume any obligation or liability under any contracts and agreements included in the Collateral unless the Administrative Agent, such other Secured Party or such purchaser, as the case may be, otherwise expressly agrees in writing to assume any or all of said obligations.

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SECTION 3

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Administrative Agent and the other Secured Parties, on and as of the Sixth Amendment Effective Date, that:

Section 3.1 Title

Such Grantor owns the Collateral purported to be owned by it free and clear of any and all Liens, other than Permitted Liens. Such Grantor has not filed or consented to the filing of (a) any financing statement or analogous document under the UCC or any other applicable laws covering any Collateral, (b) any assignment in which such Grantor assigns any Collateral or any security agreement or similar instrument granting a security interest in any Collateral with any Intellectual Property Registry in any jurisdiction or (c) any assignment in which such Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for (x) filings with respect to Permitted Liens and (y) any financing statement or analogous document, assignment, security agreement or similar instrument or Record evidencing Liens being terminated on or prior to the date hereof.

Section 3.2 Names, Locations

(a)

The Perfection Certificate sets forth with respect to such Grantor, (i) under Section 1(a), its exact legal name, as such name appears in the public record of its jurisdiction of organization which shows such Grantor to have been organized, (ii) under Section 1(b), each other legal name that such Grantor has had in the past five years, together with the date of the relevant change (if applicable), (iii) under Section 1(f), the United States federal employer identification number of such Grantor (if any) and (iv) under Section 1(e), the jurisdiction of organization of such Grantor and its organizational identification number or statement that such Grantor has no such number.

(b)

Section 2(a) of the Perfection Certificate sets forth, with respect to such Grantor, the chief executive office of such Grantor and Section 2(c) of the Perfection Certificate sets forth, with respect to such Grantor, the “location” of such Grantor (within the meaning of Section 9-307 of the UCC) of such Grantor. Except as set forth in 1(c) of the Perfection Certificate, such Grantor has not changed its jurisdiction of organization, chief executive office or other such “location” in the past five years.

(c)

Except as set forth in Section 1(c) of the Perfection Certificate, such Grantor has not changed its identity or organizational structure in any way in the past five years. Changes in identity or organizational structure would include mergers, consolidations and acquisitions, as well as any change in the form or jurisdiction of organization of such Grantor. If any such change has occurred, Section 1(c) of the Perfection Certificate sets forth the date of such change and the exact legal name of each acquiree or constituent party to a merger or consolidation.

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Section 3.3 Filings, Consents

Attached hereto as Exhibit C are copies of all UCC financing statements required to be made in each relevant jurisdiction. Such financing statements are all of the filings that are necessary to perfect a Security Interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Collateral in which the Security Interest may be perfected by the filing of a UCC-1.

Section 3.4 Security Interests

The Security Interest constitutes a legal and valid security interest in all Collateral that is subject to Article 8 or Article 9 of the UCC securing the payment and performance of the Secured Obligations. Subject to the completion of the filings described in Section 3.3 and to value being given, the Security Interest is, and shall be, a validly created and perfected security interest in all Collateral in which a security interest may be perfected by filing of a financing statement in the United States pursuant to the UCC, prior to any other Lien on any of the Collateral, other than Permitted Liens.

Section 3.5 Accounts Receivable

No Account Receivable constituting Collateral of an amount greater than $1,000,000 individually and $2,000,000 in the aggregate is evidenced by, or constitutes an Instrument or Chattel Paper that has not been delivered to, or otherwise subjected to the control (within the meaning of Section 9-105 of the UCC) of, the Administrative Agent to the extent required by, and in accordance with, Section 4.6.

Section 3.6 Pledged Collateral

(a)	Schedule 8 of the Perfection Certificate sets forth all of the Pledged Notes.

(b)

Schedule 7 of the Perfection Certificate sets forth all Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests of such Grantor. The Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests pledged hereunder by each Grantor constitute, as of the date hereof, that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth in Schedule 7 of the Perfection Certificate. Schedule 7 of the Perfection Certificate identifies any such Pledged Stock, Pledged Partnership Interests or Pledged LLC Interests that are represented by Certificated Securities.

(c)	All of the Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests have been duly and validly issued and are fully paid and nonassessable.

(d)

As of the date hereof, (i) no Person other than such Grantor (or its agent or designee) or the Administrative Agent has “control” (as defined in Sections 8-106 and 9-106 of the UCC) over any Pledged Collateral of such Grantor and, (ii) there is no Pledged Collateral that is represented by Certificated Securities or Instruments that is not (or will not be substantially concurrently with the effectiveness of this Agreement) in the possession of the Administrative Agent (or its agent or designee).

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(e)

There are no restrictions on transfer in the LLC Agreement governing any Pledged LLC Interests or in the Partnership Agreement governing any Pledged Partnership Interests or in any stockholders’ agreement or other similar agreement governing the Pledged Collateral which would limit or restrict (i) the grant of a security interest in the Pledged LLC Interests, the Pledged Partnership Interests or the Pledged Stock, (ii) the perfection of such security interest, (iii) the exercise of remedies in respect of such perfected security interest in the Pledged LLC Interests, the Pledged Partnership Interests or the Pledged Stock or (iv) the transfer of the Pledged LLC Interests, the Pledged Partnership Interests or the Pledged Stock, in each case as contemplated by this Agreement. Further, the terms of any Pledged LLC Interests and Pledged Partnership Interests either (i) expressly provide, and any certificates representing such Pledged LLC Interests or Pledged Partnership Interests expressly provide, that they are securities governed by Article 8 of the Uniform Commercial Code in effect from time to time in any jurisdiction, including, without limitation, the “issuer’s jurisdiction” (as such term is defined in the UCC in effect in such jurisdiction) of each issuer thereof, or (ii) (A) are not traded on securities exchanges or in securities markets, (B) are not “investment company securities” (as defined in Section 8-103(b) of the UCC) and (C) do not provide, in the related LLC Agreement or Partnership Agreement, as applicable, certificates, if any, representing such Pledged LLC Interests or Pledged Partnership Interests, as applicable, or otherwise that they are securities governed by the Uniform Commercial Code of any jurisdiction.

(f)

To the knowledge of the relevant Grantor, each of the Pledged Notes constitutes the legal and valid obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.7 Intellectual Property

(a)

Schedules 11A and 11B of the Perfection Certificate set forth a true and complete list of (i) all United States registrations of and applications for Patents (other than unpublished Patent applications), Trademarks and Copyrights owned by such Grantor (other than those Patents, Trademarks and Copyrights determined in good faith by such Grantor to be no longer material, useful or necessary in the operation of the business of such Grantor and which such Grantor intends to abandon, cease maintaining or not renew in accordance with the Credit Agreement, or that have been abandoned) and (ii) each agreement or license providing for the grant of an exclusive license to such Grantor of any United States federal Copyright that is material to the business of such Grantor.

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(b)

Such Grantor is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed as owned by such Grantor in Schedules 11A and 11B of the Perfection Certificate, free and clear of all Liens, claims and encumbrances, except for Permitted Liens and except where the failure to own or have the right to use such Intellectual Property would not reasonably be expected to result in a Material Adverse Effect.

(c)

All Intellectual Property owned or exclusively licensed by such Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor, in the case of Patents, is any of the Intellectual Property the subject of a reexamination proceeding, and such Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Intellectual Property owned by such Grantor in full force and effect, in each case except where the same would not reasonably be expected to result in a Material Adverse Effect.

(d)

All Intellectual Property owned by such Grantor is valid and enforceable except where the same would not reasonably be expected to result in a Material Adverse Effect; no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability or scope of, or such Grantor’s right to register, own or use, any Intellectual Property and no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened in writing, in each case except where the same would not reasonably be expected to result in a Material Adverse Effect.

(e)

All registrations and applications for any Copyrights, Patents and Trademarks owned by such Grantor and material to the business of the Loan Parties, taken as a whole, are standing in the name of such Grantor, and no material Trademarks, Patents, Copyrights or Trade Secrets have been exclusively licensed by such Grantor to any affiliate that is not a Grantor or to any third party, except to the extent not material to the business of the Loan Parties taken as a whole or expressly permitted under the Credit Agreement.

(f)	Such Grantor has taken commercially reasonable steps to protect the confidentiality of its Trade Secrets material to the business of the Loan Parties, taken as a whole.

(g)

The conduct of such Grantor’s business does not infringe, misappropriate, dilute or otherwise violate any Trademark, Patent, Copyright, Trade Secret or other Intellectual Property right owned or controlled by any other Person in each case except where the same would not reasonably be expected to result in a Material Adverse Effect. To such Grantor’s knowledge, no claim has been made that the conduct of such Grantor’s business or the use of any Intellectual Property owned or used by such Grantor (or any of its respective licensees) infringes, misappropriates, dilutes or otherwise violates the Intellectual Property rights of any Person, in each case, except where the same would not reasonably be expected to result in a Material Adverse Effect.

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(h)

To such Grantor’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating, any rights in any Intellectual Property owned by such Grantor, except as would not reasonably be expected to result in a Material Adverse Effect.

(i)

Such Grantor has not made a previous assignment, sale, transfer, or agreement constituting a future assignment, sale or transfer, of any Intellectual Property that has not been terminated or released. There is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any part of the Intellectual Property owned by such Grantor, other than (a) in favor of the Administrative Agent and (b) security interests permitted by the Credit Agreement.

(j)

Such Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights, except, in each case, to the extent that any failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(k)

Such Grantor controls the nature and quality in accordance with industry standards of all products sold and all services rendered under or in connection with all Trademarks material to the business of the Grantors and their respective Subsidiaries, taken as a whole, in each case, consistent with industry standards, and has taken commercially reasonable action necessary to ensure that all licensees of such Trademarks comply with the standards of quality of the Grantors and their Subsidiaries, taken as a whole.

(l)

Such Grantor collects, processes, stores, uses, discloses and disposes of personal information in compliance with all applicable federal, state, local and international privacy, data protection, information security, data breach notification and information processing laws, as well as its own privacy and data protection policies and notices and contractual obligations, except, in each case, to the extent failure to so comply would not reasonably be expected to have a Material Adverse Effect.

SECTION 4

COVENANTS

Section 4.1 Change of Name; Place of Business

Unless a Grantor has given the Administrative Agent contemporaneous notice, such Grantor will not change (i) its legal name, (ii) its jurisdiction of organization, (iii) the location of its chief executive office or “location” (within the meaning of Section 9-307 of the UCC), (iv) its type of organization or (v) its organizational identification number (if any) or federal employer

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identification number (if any). Each Grantor agrees to cooperate with the Administrative Agent, at the expense of the Grantors, in making all filings that are required in order for the Administrative Agent to continue at all times following any such change to have a legal, valid and perfected first-priority Security Interest (subject to Permitted Liens) in all the Collateral.

Section 4.2 Periodic Certification

In accordance with Section 5.01(g) of the Credit Agreement (or such later date as is acceptable to the Administrative Agent in its sole discretion) or from time to time as requested by the Administrative Agent following the occurrence and during the continuance of an Event of Default, in each case of the foregoing, each Grantor shall deliver to the Administrative Agent the information required by Section 5.01(g) of the Credit Agreement and, to the extent required thereunder, a Security Supplement, together with all amendments or supplements to the Perfection Certificate.

Section 4.3 Protection of Security

Each Grantor shall, at its own cost and expense, take (a) any and all actions necessary or reasonably requested by the Administrative Agent to maintain the Security Interest of the Administrative Agent in the Collateral and the priority thereof against any Lien (except Permitted Liens) and (b) all commercially reasonable actions to defend the Collateral and such Security Interest against the claims and demands of all Persons, subject in each case to such claims or demands permitted by the Credit Agreement and the rights (if any) of such Grantor under the Loan Documents to dispose of, or settle claims with respect to, Collateral. Except as permitted by the Credit Agreement and the express rights (if any) of such Grantor under the Loan Documents to dispose of, or settle claims with respect to, Collateral, or otherwise consented to by the Administrative Agent, no Grantor shall take or cause to be taken any action that could be reasonably expected to impair the Administrative Agent’s rights in the Collateral or its rights under this Agreement.

Section 4.4 Insurance

Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose of making, settling and adjusting claims in respect of the Collateral under Insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the Proceeds of such Insurance and for making all determinations and decisions with respect thereto; provided, however, that the Administrative Agent shall not take any of such actions until after the occurrence and during the continuance of an Event of Default. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the Insurance required by the Credit Agreement or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of such Grantor hereunder or without waiving any Event of Default, in its sole discretion and at such Grantor’s expense, obtain and maintain such Insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable.

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Section 4.5 Equipment and Inventory

(a)

Each Grantor hereby covenants and agrees that except as permitted by the Credit Agreement, it shall not deliver any Document evidencing any of its Equipment or Inventory to any Person other than (i) the issuer of such Document to claim the Goods evidenced thereby, (ii) the Administrative Agent (or its agent or designee) or (iii) any other Grantor.

(b)

Each Grantor hereby covenants and agrees that, upon the occurrence and during the continuance of an Event of Default, such Grantor shall not permit any Equipment, Inventory or other Goods located in the United States of such Grantor having a value greater than $10,000,000, individually, or $25,000,000, in the aggregate, to be in the possession or control of any third party (including warehousemen, bailees, agents or processors) at any time, unless such third party shall have been notified of the Administrative Agent’s Security Interest. The requirements of this Section 4.5(b) shall not apply to Equipment, Inventory or other Goods in transit, out for repair or at other locations for purposes of onsite maintenance or repair, in each case in the ordinary course of the applicable Grantor’s business.

Section 4.6 Accounts Receivable

(a)

Each Grantor hereby covenants and agrees that it shall keep and maintain at its own cost and expense records of its Accounts Receivable, and its material dealings therewith, in each case consistent with such Grantor’s ordinary course of business and complete and accurate in all material respects. At any time following the occurrence and during the continuance of an Event of Default, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall promptly (i) cause independent public accountants or others reasonably satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts Receivable, (ii) deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts Receivable, including all original orders, invoices and shipping receipts and (iii) furnish to the Administrative Agent the contact information and other information regarding any Account Debtor under any Accounts Receivable.

(b)

The Administrative Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default to notify (with a copy to the relevant Grantor), or require any Grantor to notify, any Account Debtor of the Administrative Agent’s Security Interest in the Accounts Receivable and any Supporting Obligation and the Administrative Agent may in such circumstances: (i) direct the Account Debtors under any Accounts Receivable to make payment of all amounts due or to become due to any Grantor thereunder directly to the Administrative Agent, (ii) notify, or require a Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account

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Debtors under any Accounts Receivable have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Administrative Agent, (iii) communicate with obligors under the Accounts Receivable to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Accounts Receivable and (iv) enforce, at the expense of any Grantor, collection of any such Accounts Receivable and to adjust, settle or compromise the amount or payment thereof. If the Administrative Agent notifies a Grantor that it has elected to collect the Accounts Receivable in accordance with the preceding sentence, all amounts and Proceeds (including cash, checks, non-cash items and other instruments) received by such Grantor in respect of the Accounts Receivable, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Administrative Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Accounts Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon without the prior written consent of the Administrative Agent. All amounts and Proceeds while held by the Administrative Agent (or by a Grantor in trust for the Administrative Agent and the Secured Parties) shall continue to be held as collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 7.3 hereof.

(c)

With respect to any Accounts Receivable in excess of $10,000,000 individually or $25,000,000 in the aggregate that is evidenced by, or constitutes, Chattel Paper, each Grantor shall cause each originally executed copy thereof to be delivered to the Administrative Agent (or its agent or designee) appropriately indorsed to the Administrative Agent or indorsed in blank: (i) with respect to any such Accounts Receivable in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Accounts Receivable hereafter arising, as soon as practicable, and in any event within ten days of such Grantor acquiring rights therein. With respect to any Accounts Receivable in excess of $10,000,000 individually or $25,000,000 in the aggregate that constitutes Electronic Chattel Paper, each Grantor shall take all steps necessary to give the Administrative Agent “control” (as defined in Section 9-105 of the UCC) over such Accounts Receivable (x) with respect to any such Accounts Receivable in existence on the date hereof, on or prior to the date hereof and (y) with respect to any such Accounts Receivable hereafter arising, within ten days of such Grantor acquiring rights therein. Any Accounts Receivable not otherwise required to be delivered or subjected to the control of the Administrative Agent in accordance with this Section 4.6 shall be delivered or subjected to such control upon the request of the Administrative Agent following the occurrence and continuance of an Event of Default.

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Section 4.7 Pledged Collateral

(a)

Except as permitted by the Credit Agreement, each Grantor hereby covenants and agrees that, without the prior written consent of the Administrative Agent, it shall not vote or take any other action to amend or terminate its Partnership Agreement, LLC Agreement, certificate of incorporation, by-laws or other organizational documents in any way that adversely affects the validity, perfection or priority of the Administrative Agent’s Security Interest in any material respect. Each Grantor hereby covenants and agrees that, on or after the date hereof, without the prior written consent of the Administrative Agent, it will not designate or specify in any applicable document or contract that any of the Pledged LLC Interests or the Pledged Partnership Interests are governed by Article 8 of the UCC unless it shall cause certificates to be issued in respect of such Equity Interest and deliver such certificates to the Administrative Agent in accordance with the terms of Section 4.7(d)(i) hereof.

(b)

Each Grantor shall cause any Indebtedness held by such Grantor having a principal amount greater than $10,000,000 individually and $25,000,000 in the aggregate (other than Investment Property held through a Securities Intermediary and intercompany Indebtedness among or between the Loan Parties) to be evidenced by a duly executed promissory note, bond, debenture or similar instrument that is pledged and delivered to the Administrative Agent pursuant to the terms hereof and, if required for perfection purposes, duly indorsed to the order of the Administrative Agent or in blank (or accompanied by a customary instrument of transfer executed in blank).

(c)

Each Grantor hereby covenants and agrees that, in the event it establishes or acquires rights in any Pledged Stock, Pledged Partnership Interests, or Pledged LLC Interests (or any certificates or other instruments representing any of the foregoing), such Grantor shall deliver to the Administrative Agent on or prior to the time of delivery of the annual financial statements with respect to the fiscal year in which such event occurred pursuant to Section 5.01(a) of the Credit Agreement (or such later date as is acceptable to the Administrative Agent in its sole discretion), a completed Security Supplement together with all supplements to the relevant Perfection Certificate, reflecting such new Pledged Stock, Pledged Partnership Interests, or Pledged LLC Interests (or any certificates or other instruments representing any of the foregoing). Notwithstanding the foregoing, it is understood and agreed that the Security Interest of the Administrative Agent shall attach to all Pledged Collateral immediately upon such Grantor’s acquisition of rights therein and shall not be affected by the failure of such Grantor to deliver a Security Supplement or any required supplement to the Perfection Certificate as required hereby.

(d)

Each Grantor agrees that with respect to any Pledged Collateral and any Securities, Instruments or Tangible Chattel Paper, that it shall comply with the provisions of this Section 4.7(d), in each case in form and substance reasonably satisfactory to the Administrative Agent.

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(i)

With respect to any Pledged Collateral constituting Certificated Securities and any Instruments or Tangible Chattel Paper acquired or pledged on or after the date hereof, other than as agreed to by the Administrative Agent in its reasonable discretion, not later than the time of delivery of the annual financial statements with respect to the fiscal year in which such event occurred pursuant to Section 5.01(a) of the Credit Agreement (or such later date as is acceptable to the Administrative Agent in its sole discretion), it shall deliver or cause to be delivered to the Administrative Agent (or its agent or designee) all such Certificated Securities, Instruments and Tangible Chattel Paper, stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Administrative Agent and all other instruments and documents as the Administrative Agent may reasonably request or that are necessary to give effect to the pledge granted hereby; provided, however that (i) any such Pledged Collateral owned on the Sixth Amendment Effective Date shall be delivered to the Administrative Agent on the Sixth Amendment Effective Date and (ii) no Grantor shall be required to deliver any Certificated Securities or stock powers representing its equity interests in Palantir Technologies Shakti Private Limited so long as Palantir Technologies Shakti Private Limited is not a direct Subsidiary of such Grantor.

(ii)

With respect to any Pledged Collateral constituting Uncertificated Securities, upon the reasonable request of the Administrative Agent, it shall cause the issuer thereof either (i) to register the Administrative Agent as holder of a security interest in such Uncertificated Security, upon original issue or registration of transfer, (ii) to promptly (but in any event within 30 days of such request (or such later date as the Administrative Agent may agree in its sole discretion)) agree in writing with such Grantor and the Administrative Agent that such issuer will comply with instructions originated by the Administrative Agent with respect to such Uncertificated Security without further consent of such Grantor, or (iii) such other procedure provided under the laws of the jurisdiction of the issuer with the respect to the registration of a security interest and reasonably acceptable to the Administrative Agent, such agreement to be in form and substance reasonably satisfactory to the Administrative Agent.

(e)

Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right, without notice to the Grantors, to (A) transfer all or any portion of the Pledged Collateral to its name or the name of its nominee or agent and (B) exchange any certificates or Instruments representing any Investment Property for certificates or Instruments of smaller or larger denominations.

(f)	[Reserved].

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(g)	Voting and Distributions

(i)	So long as no Event of Default shall have occurred and be continuing:

(A)

except as otherwise provided in this Section 4.7 or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement, the Credit Agreement or the other Loan Documents; unless the result thereof could reasonably be expected to materially and adversely affect the rights and remedies of the Administrative Agent or any other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same;

(B)

the Administrative Agent shall promptly execute and deliver (or cause to be executed and delivered), at the expense of such Grantor, to each Grantor all proxies and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent that it is entitled to exercise the same pursuant to clause (g)(i)(A) above and to receive the cash Dividends that it is entitled to receive pursuant to clause (g)(i)(C) below; and

(C)

each Grantor shall be entitled to receive and retain any and all cash Dividends, interest, principal, distributions, Securities or other property paid on the Pledged Collateral to the extent and only to the extent that such cash Dividends, interest, principal, distributions, Securities or other property are permitted by, and otherwise paid in accordance with the terms and conditions of, the Credit Agreement, the other Loan Documents and applicable laws. All noncash Dividends, interest, principal, distributions, Securities or other property, and all Dividends, interest, principal, distributions, Securities or other property paid or payable in cash or otherwise in connection with a partial or total liquidation or dissolution, return of capital, capital surplus or paid-in surplus, and all other distributions (other than distributions referred to in the preceding sentence) made on or in respect of the Pledged Collateral, whether paid or payable in cash or otherwise, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral without any further action.

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(ii)	Upon the occurrence and during the continuance of an Event of Default:

(A)

(i) the Administrative Agent shall have the sole and exclusive right to receive any and all Dividends, payments or other Proceeds paid in respect of the Pledged Stock and other Investment Property and make application thereof to the Secured Obligations in the manner set forth in Section 7.02 of the Credit Agreement, (ii) the Administrative Agent shall have the sole and exclusive right (but shall be under no obligation) to register any or all of the Pledged Collateral in the name of the Administrative Agent or its nominee, (iii) all rights of each Grantor to exercise or refrain from exercising the voting, corporate, consensual and other rights and privileges pertaining to the Pledged Collateral to which such Grantor would otherwise be entitled shall automatically cease and become vested in the Administrative Agent, and (iv) the Administrative Agent or its nominee shall have (except to the extent, if any, specifically waived in each instance by the Administrative Agent in writing in its sole discretion) the sole and exclusive right to exercise or refrain from exercising, but under no circumstances is the Administrative Agent obligated by the terms of this Agreement or otherwise to exercise, (x) all voting, corporate or other organizational, consensual and other rights and privileges pertaining to the Pledged Collateral, whether at any meeting of shareholders of the relevant issuer, by written consent in lieu of a meeting or otherwise, and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange, at its discretion, any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to the Pledged Collateral, and in connection therewith, the right to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine in its sole discretion), all without liability, but the Administrative Agent shall have no duty to any Grantor or any other Person to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

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(B)

Each Grantor hereby appoints the Administrative Agent as such Grantor’s true and lawful attorney-in-fact, with full power of substitution, and grants to the Administrative Agent this IRREVOCABLE PROXY, to vote all or any part of the Pledged Stock and other Investment Property from time to time following the occurrence and during the continuance of an Event of Default, in each case in any manner the Administrative Agent deems advisable in its sole discretion for or against any or all matters submitted, or which may be submitted, to a vote of shareholders, partners or members, as the case may be, and to exercise all other rights, powers, privileges and remedies to which any such shareholders, partners or members would be entitled. The power-of-attorney and irrevocable proxy granted hereby are effective automatically upon the occurrence of an Event of Default without the necessity that any action (including, without limitation, that any transfer of any of the Pledged Collateral be recorded on the books and records of the issuer of the relevant Pledged Collateral or that any of the Pledged Collateral be registered in the name of the Administrative Agent or otherwise) be taken by any Person (including the issuer of the relevant Pledged Collateral or any officer or agent thereof), are coupled with an interest and shall be irrevocable, shall survive the bankruptcy, dissolution or winding up of each relevant Grantor, and shall terminate only on the termination of this Agreement.

(C)

upon written notice by the Administrative Agent to the Grantors, all rights of the Grantors to Dividends, interest or principal that any Grantor is authorized to receive pursuant to clause (g)(i)(C) above shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such Dividends, interest or principal and to apply them to the Obligations in accordance with this Agreement and the other Loan Documents.

After all Event of Defaults have been cured or waived or the underlying notice (if applicable) has been rescinded, each Grantor will have the right to exercise the voting and consensual rights and powers that it would otherwise be entitled to exercise pursuant to the terms of clause (g)(i) above.

Section 4.8 Intellectual Property

(a)

In the case of any Collateral (whether now owned or hereafter filed or acquired) consisting of registrations of or applications for U.S. Patents, Trademarks and Copyrights, each Grantor shall execute and deliver to the Administrative Agent short-form security agreements substantially in the form of Exhibit D-1, Exhibit D-2 or Exhibit D-3 (each, an “Intellectual Property Security Agreement”) covering all such Patents, Trademarks and Copyrights, respectively, in appropriate form for recordation with the United States Patent and Trademark

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Office or United States Copyright Office with respect to the Security Interest of the Administrative Agent no later than January 31, 2020 (as such date may be extended by the Administrative Agent in its sole discretion), or with respect to U.S. Copyrights, if earlier, within thirty (30) days of the date hereof, and, in respect of Collateral hereafter filed, published or acquired, pursuant to paragraph (b) below.

(b)

In the event that any Grantor, either itself or through any agent, employee, licensee or designee, files or acquires a registration of or application (unless an Excluded Asset) for any U.S. Patent (other than unpublished U.S. Patent applications), Trademark or Copyright with the United States Patent and Trademark Office, United States Copyright Office or any successor thereto (or a U.S. Patent application of any Grantor becomes published), during any Fiscal Year, such Grantor shall (i) deliver to the Administrative Agent a completed Security Supplement together with all supplements to Section 11A and 11B with respect to the Perfection Certificate and (ii) execute and deliver Intellectual Property Security Agreements covering all such Patents, Trademarks, Copyrights, respectively, in appropriate form for recordation with the United States Patent and Trademark Office or United States Copyright Office and any and all other agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s Security Interest in such Patent, Trademark or Copyright, in each case of clause (i) and (ii), not later than the time of delivery of the annual financial statements with respect to the fiscal year in which such event occurred pursuant to Section 5.01(a) of the Credit Agreement (or such later date as is acceptable to the Administrative Agent in its sole discretion).

(c)

Each Grantor shall use commercially reasonable efforts so as not to permit the inclusion in any Contract to which it hereafter becomes a party of any provision that would prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any Intellectual Property acquired under such Contract that is material to the business of the Loan Parties, taken as a whole, other than customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business.

(d)

Grantor shall not abandon, dedicate to the public, or permit to lapse any item of issued, registered or applied-for Intellectual Property owned by such Grantor that is material to the business of the Loan Parties, taken as a whole, except to the extent such Grantor determines in good faith that it is desirable to do so in the conduct of its business and, which does not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of the Loan Parties, taken as a whole.

(e)

Upon the occurrence and during the continuance of an Event of Default, upon the request of the Administrative Agent, each Grantor shall use commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License, Trademark License or Trade Secret License to effect the assignment of all of such Grantor’s right, title and interest thereunder to the Administrative Agent or its designee.

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Section 4.9 Covenants in Credit Agreement

Each Grantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, so that no breach of the covenants in the Credit Agreement pertaining to actions to be taken, or not taken, by such Grantor will result.

SECTION 5

FURTHER ASSURANCES; ADDITIONAL GRANTORS

Section 5.1 Further Assurances

(a)

Each Grantor agrees that from time to time, at its expense, it shall promptly execute and deliver to the Administrative Agent (or its agent or designee) all further instruments and documents and take all further action that the Administrative Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any Security Interest granted or purported to be granted hereby or to enable the Administrative Agent, upon the occurrence and during the continuance of an Event of Default, to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, such Grantor shall:

(i)

execute, acknowledge, deliver or cause to be duly filed (as applicable) all such further instruments, documents, endorsements, powers of attorney or notices, and take all such actions as the Administrative Agent may deem necessary (by notice to such Grantor) or from time to time reasonably request, to preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interests and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith;

(ii)

take all actions the Administrative Agent may deem necessary (by notice to such Grantor) or from time to time reasonably request, to ensure the recordation of appropriate evidence of the Security Interest granted hereunder in the Intellectual Property owned by the Grantor with any Intellectual Property Registry in which said Intellectual Property is registered or in which an application for registration is pending; and

(iii)

at the Administrative Agent’s request, appear in and defend any action or proceeding that could reasonably be expected to adversely affect such Grantor’s title to or the Administrative Agent’s Security Interests in all or any part of the Collateral.

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Notwithstanding anything contained in this Agreement to the contrary, no Grantor shall be required to take any action hereunder (including, without limitation, with respect to the perfection or priority of the Security Interest granted herein) to the extent that the cost or burden of such action is excessive in relation to the benefit to the Secured Parties of the taking of such action as agreed by the Administrative Agent and the Borrower, which agreement shall not be unreasonably withheld.

(b)

All instruments, agreements or other documents executed, authorized or delivered pursuant to Section 5.1(a) shall contain terms and conditions no more onerous or burdensome with respect to any Grantor than the terms and provisions of this Agreement. Without limiting the generality of the foregoing, each Grantor hereby authorizes the Administrative Agent, with notice thereof to such Grantor, to supplement this Agreement by supplementing the Perfection Certificate or adding additional schedules hereto to identify specifically any asset or item of Collateral that constitutes Copyrights, Patents or Trademarks or any exclusive inbound licenses to the foregoing; provided, however, that such Grantor shall have the right, exercisable within ten Business Days after notice by the Administrative Agent with respect to such Collateral, to advise the Administrative Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral (in which event such inaccuracy shall be deemed to be corrected).

(c)

Each Grantor hereby authorizes the Administrative Agent, at the expense of the Grantor, to file a Record or Records, including financing statements, continuation statements and, in each case, amendments thereto, in all United States jurisdictions and with all filing offices as the Administrative Agent may determine, in its reasonable discretion, are necessary or advisable to perfect (or release) the Security Interest granted to the Administrative Agent herein, without the signature of such Grantor, which Records, in any event, shall include the financing statements attached hereto as Exhibit C. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of the Collateral that describes such property in any other manner as the Administrative Agent may determine, in its reasonable discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted to the Administrative Agent herein, including describing such property as “all assets, whether now owned or hereafter acquired” or “all personal property, whether now owned or hereafter acquired” or words of similar import. The Administrative Agent agrees to make available copies of all such Records to the applicable Grantor upon the recordation thereof by each applicable filing office. Each Grantor agrees that a photographic or other reproduction of a financing statement shall be sufficient as a financing statement and may be filed as a financing statement in the jurisdictions listed in Section 2(c) of the Perfection Certificate.

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Section 5.2 Additional Grantors

From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”) by executing a Joinder Agreement. Upon delivery of any such Joinder Agreement to the Administrative Agent, notice of which is hereby waived by the Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Administrative Agent not to cause any Subsidiary to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6

ADMINISTRATIVE AGENT APPOINTED ATTORNEY-IN-FACT

Section 6.1 Power of Attorney

Each Grantor hereby irrevocably makes, constitutes and appoints the Administrative Agent (and all duly authorized officers or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent, proxy and attorney-in-fact, with full power and authority in the place and stead of such Grantor and in the name of such Grantor, the Administrative Agent or otherwise, from time to time in the Administrative Agent’s reasonable discretion, to take any and all actions and to execute any and all instruments and documents that the Administrative Agent may deem reasonably necessary to accomplish the purposes of this Agreement, including but not limited to the following:

(a)	upon the occurrence of an Event of Default which is continuing,

(i)

to receive, endorse, assign, collect and deliver any and all notes, acceptances, checks, drafts, money orders or other instruments, documents and Chattel Paper or other evidences of payment relating to the Collateral;

(ii)	to ask for, demand, collect, sue for, recover, compound, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral;

(iii)

to sign the name of such Grantor on any invoice, Document, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices or other document relating to any of the Collateral;

(iv)	to send verifications of Accounts Receivable or Contracts to any Account Debtor or parties to the Contracts, as applicable;

(v)

to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral;

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(vi)	to settle, compromise, compound, adjust or defend any claims, actions, suits or proceedings relating to all or any of the Collateral;

(vii)

to notify and direct, or to require such Grantor to notify and direct, Account Debtors or parties to the Contracts to make payment directly to the Administrative Agent or as the Administrative Agent shall direct;

(viii)

to exercise the right to vote the Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests, and all other rights, powers, privileges and remedies to which a holder of such Pledged Collateral would be entitled (including without limitation giving or withholding written consents of stockholders, calling special meetings of stockholders and voting at such meetings), with full power of substitution to do so; and such proxy shall be effective automatically and without the necessity of any action (including any transfer of any Pledged Stock, Pledged LLC Interests or Pledged Partnership Interests on the record books of the issuer thereof) by any Person (including, without limitation, the issuer of the Pledged Stock, Pledged LLC Interests or Pledged Partnership Interests, or any officer or agent thereof);

(ix)	to collect and receive all cash dividends, interest, principal and other distributions made on the Pledged Stock, Pledged LLC Interests or Pledged Partnership Interests;

(x)	to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral;

(xi)

to prepare, sign and file for recordation in any Intellectual Property Registry, appropriate evidence of the Security Interest granted herein in Intellectual Property in the name of such Grantor as assignor;

(xii)

to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including to pay or discharge Taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Administrative Agent in its discretion, any such payments made by the Administrative Agent to become obligations of such Grantor to the Administrative Agent, due and payable immediately without demand; and

(xiii)

generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and such Grantor’s expense,

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at any time or from time to time, all acts and things that the Administrative Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s Security Interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do, and

(b)	to prepare, execute and file Records (including UCC financing statements) as further described in Section 5.1(c).

Section 6.2 No Duty on the Part of Administrative Agent or Secured Parties

Notwithstanding any other provision of this Agreement, nothing herein contained shall be construed as requiring or obligating the Administrative Agent, any other Secured Party or any of their respective officers, directors, employees or agents to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent or any other Secured Party, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by the Administrative Agent, any other Secured Party or any of their respective officers, directors, employees or agents with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of any Grantor or to any claim or action against the Administrative Agent, any other Secured Party or any of their respective officers, directors, employees or agents. It is understood and agreed that the appointment of the Administrative Agent as the agent and attorney-in-fact of each Grantor for the purposes set forth above is coupled with an interest and is irrevocable as to each Grantor until this Agreement is terminated and all Security Interests created hereby with respect to the Collateral of such Grantor are released. The provisions of this Section 6.2 shall in no event relieve any Grantor of any of its obligations hereunder or under any other Loan Document with respect to the Collateral or any part thereof or impose any obligation on the Administrative Agent, any other Secured Party or any of their respective officers, directors, employees or agents to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Administrative Agent, any other Secured Party or any of their respective officers, directors, employees or agents of any other or further right that it may have on the date of this Agreement or hereafter, whether hereunder, under any other Loan Document, by law or otherwise. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Grantors for any act or failure to act hereunder, except for their own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable judgment.

Section 6.3 Authority, Immunities and Indemnities of Administrative Agent

Each Grantor acknowledges, and, by acceptance of the benefits hereof, each Secured Party agrees, that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Secured

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Parties, be governed by the Credit Agreement and that the Administrative Agent shall have, in respect thereof, all rights, remedies, immunities and indemnities granted to it in the Credit Agreement. By acceptance of the benefits hereof, each Secured Party that is not a Lender agrees to be bound by the provisions of the Credit Agreement applicable to the Administrative Agent, including Article 8 thereof, as fully as if such Secured Party were a Lender. The Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 7

REMEDIES

Section 7.1 Remedies Upon Event of Default

(a)

Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) or any other applicable law, and without limiting the foregoing, also may pursue any of the following separately, successively or simultaneously:

(i)

with respect to any Collateral consisting of Intellectual Property, on demand, each Grantor shall (A) execute and deliver to the Administrative Agent an assignment or assignments in favor of the Administrative Agent, its designee or in blank, of such Grantor’s rights in any such Collateral, in recordable form with respect to those items of such Collateral consisting of registered or applied-for Patents, Trademarks and Copyrights, and such other documents as are necessary or appropriate to carry out the intent and purposes hereof and/or (B) license or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained);

(ii)

require a Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties;

(iii)

with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and to enter without breach of the peace any premises owned or leased by the Grantors where the Collateral may be located for the purpose of taking possession of or removing the Collateral;

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(iv)

prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Administrative Agent deems appropriate;

(v)	[reserved];

(vi)

without prior notice except as specified below, sell, assign, lease, license (on an exclusive or non-exclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale or at any broker’s board or on any securities exchange, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Administrative Agent may deem reasonable; provided that (A) the Administrative Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, (B) upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold, (C) each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and (D) each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted;

(vii)

with respect to any Collateral consisting of contracts or agreements, the Administrative Agent may notify or require a Grantor to notify any counterparty to such contract or agreement to make all payments thereunder directly to the Administrative Agent; and

(viii)

each Grantor hereby agrees to cause the issuer of any Pledged Collateral to reflect the right of the Administrative Agent to vote such Pledged Collateral in the applicable books and records of such Grantor (including any share register of such Grantor).

(b)

The Administrative Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any sale thereof and the Administrative Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

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(c)

Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under the UCC or other applicable law, any notice made shall be deemed reasonable if sent to such Grantor or the Borrower, addressed as set forth in the notice provisions of the Credit Agreement, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times during ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and the Grantors shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Each Grantor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

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(d)

If the Proceeds of any sale or other disposition of the Collateral are insufficient to pay the entire outstanding amount of the Secured Obligations, the Grantors shall be jointly and severally liable for any deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Administrative Agent, that the Administrative Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Grantors, and the Grantors hereby waive and agree not to assert any defenses in an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement. Nothing in this Section shall in any way alter the rights of the Administrative Agent hereunder.

(e)

The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(f)	The Administrative Agent shall have no obligation to marshal any of the Collateral.

Section 7.2 Intellectual Property

For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties only, an irrevocable during the term of this Agreement, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sub-license any of the Collateral consisting of Intellectual Property subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, now owned or hereafter acquired by such Grantor, and wherever the same may be located, or Patent Licenses, Trademark Licenses or Copyright Licenses, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided that only upon the occurrence and during the continuance of an Event of Default following any applicable cure period, may such license to the Administrative Agent be exercised, at the option of the Administrative Agent; and provided, further, that any sublicenses granted by the Administrative Agent under such license during the continuance of an Event of Default shall survive as direct licenses of such Grantor in accordance with their terms, notwithstanding the subsequent cure of the Event of Default that gave rise to the exercise of the Administrative Agent’s rights and remedies or the termination of this Agreement.

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Section 7.3 Application of Proceeds

At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if and whenever any Event of Default has occurred and is continuing, the Administrative Agent shall apply all or any part of Proceeds consisting of Collateral or the Collateral as set forth in Section 7.02 of the Credit Agreement.

Section 7.4 Securities Act, Etc.

(a)

Each Grantor understands that compliance with United States federal securities laws, including but not limited to the Securities Act, might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” laws or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion exercised in good faith, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under United States federal securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 7.4 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices might exceed substantially the price at which the Administrative Agent sells.

(b)

If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 7.1, and if in the reasonable opinion of the Administrative Agent it is necessary or advisable to have the sale of the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will use commercially reasonable efforts (i) to cause the issuer thereof to execute and deliver, and cause the

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directors and officers of such issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Administrative Agent, necessary or advisable to register the sale of Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) to cause the registration statement relating thereto to become effective and to remain effective for a period of six months from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold and (iii) to make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to use commercially reasonable efforts to cause such issuer to comply with the provisions of the applicable “blue sky” laws or other state securities laws or similar laws analogous in purpose or effect of any and all jurisdictions which the Administrative Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(c)

Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant hereto valid and binding and in compliance with any and all other applicable laws. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Administrative Agent, that the Administrative Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Grantors, and the Grantors hereby waive and agree not to assert any defenses in an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement. Nothing in this Section shall in any way alter the rights of the Administrative Agent hereunder.

SECTION 8

STANDARD OF CARE; ADMINISTRATIVE AGENT MAY PERFORM

The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment at least substantially equal to that which the Administrative Agent accords its own property. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Grantors or otherwise.

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SECTION 9

MISCELLANEOUS

Section 9.1 Notices

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement.

Section 9.2 Security Interest Absolute

All rights of the Administrative Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on collateral other than the Collateral, or any release or amendment or waiver of or consent under or departure from any Collateral Document or guarantee securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Grantors in respect of the Secured Obligations or this Agreement (other than the indefeasible payment in full in cash of the Secured Obligations).

Section 9.3 Survival of Agreement

All covenants, agreements, representations and warranties made by the Grantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall survive the execution and delivery hereof and be considered to have been relied upon by the Secured Parties and shall survive the making by the Secured Parties of any Borrowing, regardless of any investigation made by the Secured Parties or on their behalf, and shall continue in full force and effect until this Agreement shall terminate.

Section 9.4 Binding Effect

This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that no Grantor may assign or otherwise transfer any of its rights or obligations hereunder or any interest in the Collateral (and any such assignment or transfer shall be null and void) except as expressly contemplated by this Agreement or the Credit Agreement.

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Section 9.5 Successors and Permitted Assigns

This Agreement will be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of each of the parties hereto and each of the Secured Parties and their respective successors and permitted assigns, and nothing herein, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns and, to the extent expressly contemplated hereby or the Credit Agreement, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any Collateral; provided that notwithstanding anything herein to the contrary, no Grantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Person required under Section 9.02(b) of the Credit Agreement unless expressly permitted under Section 6.03 of the Credit Agreement (and any attempted assignment or transfer by such Grantor without such consent shall be null and void). All references to any Loan Party will include any Loan Party as debtor-in-possession and any receiver or trustee for such Loan Party in any insolvency, bankruptcy or similar proceeding.

Section 9.6 Administrative Agent’s Fees and Expenses; Indemnification

This Agreement incorporates herein the indemnity and reimbursement provisions set forth in the Credit Agreement as if such provisions were set forth herein, mutatis mutandis.

Section 9.7 Applicable Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 9.8 Waivers; Amendment

(a)

No failure or delay on the part of the Administrative Agent to exercise any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such a power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Administrative Agent and the other Secured Parties hereunder and under the other Loan Documents are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. No waiver of any provisions of this

37

Agreement or any other Loan Document or consent to any departure by the Grantors therefrom shall in any event be effective unless the same shall be permitted by paragraphs (b) or (c) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.

(b)

Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Grantors, subject to any consent required in accordance with the Credit Agreement.

(c)

Notwithstanding the foregoing, the Administrative Agent may, with the consent of the Grantors and without the consent of any Lender, Secured Party or other Person, amend, modify or supplement this Agreement in writing to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

Section 9.9 Waiver of Jury Trial

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY TRANSACTIONS PROVIDED HEREUNDER OR CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY TRANSACTION PROVIDED HEREUNDER OR CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH PARTY WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.9 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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Section 9.10 Severability

In case any provision in or obligation under this Agreement is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, will not in any way be affected or impaired thereby.

Section 9.11 Counterparts; Effectiveness

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement will become effective upon the execution and delivery to the Administrative Agent of a counterpart hereof by each of the parties hereto. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The Administrative Agent may also require that any such facsimile or electronic transmission signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic transmission signature delivered.

Section 9.12 Section Headings

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 9.13 Consent to Jurisdiction and Service of Process

SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(A)

ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS HEREUNDER GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT HERETO);

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(B)	WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(C)

AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1;

(D)

AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(E)

AGREES THAT THE ADMINISTRATIVE AGENT AND THE SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND

(F)

AGREES THAT THE PROVISIONS OF THIS SECTION 9.13 RELATING TO JURISDICTION AND VENUE WILL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

Section 9.14 Termination, Release

(a)

This Agreement, the Security Interest and all other security interests granted hereby shall terminate when all Obligations (other than contingent indemnification obligations for which no claim has been made or Obligations constituting Secured Cash Management Obligations or Secured Swap Obligations) have been paid in full and all Commitments and New Commitments have terminated or expired.

(b)

A Grantor (other than the Borrower) shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary of the Borrower.

(c)

Upon any sale or other transfer or disposition by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to the Credit Agreement or this Agreement, the Security Interest in such Collateral shall be automatically released; provided that if any Grantor provides cash collateral to an issuing bank in connection with such issuing bank’s issuance of a bank guarantee or letter of credit for the account

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of any Grantor or any of their respective Subsidiaries in a transaction permitted by the Credit Agreement, then the Security Interest in cash constituting Collateral shall be automatically released so long as the amount of such cash constitutes a Permitted Cash Collateral Release Amount.

(d)

In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 9.14, the Administrative Agent shall execute and deliver to any Grantor at such Grantor’s expense, all UCC termination statements, releases and similar documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of termination statements, releases, or other documents pursuant to this Section 9.14 shall be without recourse to or warranty by the Administrative Agent.

[Remainder of page intentionally left blank; signature pages omitted]

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EXHIBIT A

TO THE PLEDGE AND SECURITY AGREEMENT

FORM OF SECURITY SUPPLEMENT

This SECURITY SUPPLEMENT, dated as of [____________], 20[ ], is delivered pursuant to the Pledge and Security Agreement, dated as of December 20, 2019 (as it may from time to time be amended, restated, amended and restated, modified or supplemented, the “Security Agreement”), among PALANTIR TECHNOLOGIES INC., a Delaware corporation (the “Borrower”), the other LOAN PARTIES from time to time party thereto (collectively, with the Borrower, the “Grantors”, and each, a “Grantor”), and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Administrative Agent”). Capitalized terms used herein but not defined herein are used with the meanings given them in the Security Agreement.

Each Grantor confirms that it pledges and grants to the Administrative Agent, for its benefit and for the benefit of the Secured Parties, as set forth in and subject to the terms and conditions of the Security Agreement, a continuing security interest in and Lien on all of its right, title and interest in, to and under the Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, as security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Secured Obligations.

Each Grantor represents and warrants that the attached supplements to Perfection Certificate accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such supplements to the Perfection Certificate shall constitute part of the Perfection Certificate.

IN WITNESS WHEREOF, each Grantor has caused this Security Supplement to be duly executed and delivered by its duly authorized officer as of [_________, 20[ ]].

[GRANTOR]

By:
Name:
Title:

[ADDITIONAL GRANTORS]

EXHIBIT B

TO PLEDGE AND SECURITY AGREEMENT

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [____________], 20[ ], is delivered pursuant to Section 5.2 of the Pledge and Security Agreement, dated as of December 20, 2019 (as it may from time to time be amended, restated, amended and restated, modified or supplemented, the “Pledge and Security Agreement”) among PALANTIR TECHNOLOGIES INC., a Delaware corporation (the “Borrower”), the other LOAN PARTIES from time to time party thereto (collectively, with the Borrower, the “Grantors”, and each, a “Grantor”), and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Administrative Agent”). Capitalized terms used herein but not defined herein are used with the meanings given them in the Pledge and Security Agreement.

By executing and delivering this Joinder Agreement, the undersigned, as provided in Section 5.2 of the Pledge and Security Agreement, hereby becomes a party to the Pledge and Security Agreement as a Grantor thereunder with the same force and effect as if originally named as a Grantor therein and, without limiting the generality of the foregoing, hereby:

(a) pledges and grants to the Administrative Agent, for its benefit and for the benefit of the Secured Parties, a continuing security interest in and Lien on all of its right, title and interest in, to and under the Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, as security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Secured Obligations;

(b) expressly assumes all obligations and liabilities of a Grantor under the Pledge and Security Agreement; and

(c) hereby authorizes the Administrative Agent, at the expense of the Grantor, to file a Record or Records, including financing statements, continuation statements and, in each case, amendments thereto, in all United States jurisdictions and with all filing offices as the Administrative Agent may determine, in its reasonable discretion, are necessary or advisable to perfect (or release) the Security Interest granted to the Administrative Agent herein, without the signature of such Grantor, which Records in any event shall include the financing statements attached hereto as Exhibit A. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of the Collateral that describes such property in any other manner as the Administrative Agent may determine, in its reasonable discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted to the Administrative Agent herein, including describing such property as “all assets, whether now owned or hereafter acquired” or “all personal property, whether now owned or hereafter acquired” or words of similar import.

The information set forth in Exhibit B hereto is hereby added to the information set forth in the Perfection Certificate.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Section 3 (Representations and Warranties) of the Pledge and Security Agreement applicable to it is true and correct (subject to all materiality qualifiers contained therein) as if made on and as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties are true and correct (subject to all materiality qualifiers contained therein) as of such earlier date).

This Joinder Agreement and the rights and obligations of the parties hereto (including, without limitation, any claims sounding in contract law or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the state of New York. The terms and provisions of Section 9.13 of the Pledge and Security Agreement are incorporated by reference herein with respect hereto as if fully set forth herein.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By
Name:
Title:

ACKNOWLEDGED AND AGREED

as of the date first above written:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By
Name:
Title:

Exhibit A To Joinder Agreement

Financing Statements

Exhibit B To Joinder Agreement

Security Supplement

EXHIBIT C

TO THE PLEDGE AND SECURITY AGREEMENT

FINANCING STATEMENTS

EXHIBIT D-1

TO PLEDGE AND SECURITY AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of ___________, 20__ (this “Agreement”), among each LOAN PARTY listed on the signature pages hereto (all of the foregoing, each a “Grantor” and collectively, the “Grantors”), and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Secured Parties (as defined in the Credit Agreement referred to below) (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

(A)

PALANTIR TECHNOLOGIES INC., a Delaware corporation, the LENDERS from time to time party thereto and the ADMINISTRATIVE AGENT have entered into that certain Revolving Credit Agreement, dated as of October 7, 2014 (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”).

(B)

The Grantors are party to a Pledge and Security Agreement, dated as of December 20, 2019, in favor of the Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), pursuant to which certain Grantors are required to execute and deliver this Agreement.

(C)

Under and subject to the terms of the Pledge and Security Agreement, the Grantors have pledged and granted to the Administrative Agent, for its benefit and for the benefit of the Secured Parties (as defined in the Credit Agreement) a continuing security interest in and Lien on certain Collateral (as set forth in and defined in the Pledge and Security Agreement), including without limitation certain Intellectual Property (as set forth in and defined in the Pledge and Security Agreement) of the Grantors, and have agreed to execute this Agreement for recording with the United States Patent and Trademark Office.

(D)

In consideration of the mutual conditions and agreements set forth in the Credit Agreement, the Pledge and Security Agreement and this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1 Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement.

SECTION 2 Grant of Security Interest in Patent Collateral

As security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Secured Obligations, each Grantor hereby pledges and grants to the Administrative Agent, for its benefit and for the benefit of the Secured Parties, a continuing security interest in and Lien on all of its right, title and interest in, to and under all Patent Collateral (as defined below), whether now owned or existing or hereafter acquired or arising and wherever located.

“Patent Collateral” means each Grantor’s right, title and interest in, to and under all United States and foreign patents, certificates of invention and industrial designs, and pending applications for any of the foregoing, throughout the world, including, without limitation: (i) each patent and patent application referred to in Schedule I hereto, (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, (iii) the right to sue or otherwise recover for past, present and future infringements, misappropriations or other violations of any of the foregoing, and (iv) all Proceeds of the foregoing, including licenses, royalties, fees, income, payments, claims, damages and proceeds of suit. Notwithstanding anything herein to the contrary, in no event shall the term “Patent Collateral” include, and Grantor shall not be deemed to have granted a security interest in, any of its right, title or interest in any Excluded Assets (but only for so long as such property shall constitute Excluded Assets).

SECTION 3 Pledge and Security Agreement

This Agreement has been executed and delivered by each Grantor for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The security interest granted pursuant to this Agreement is granted concurrently in conjunction with the security interest granted to the Administrative Agent pursuant to the Pledge and Security Agreement, and each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Patent Collateral made and granted hereby is more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control.

SECTION 4 Term

The term of this Agreement shall be coterminous with the term of the Pledge and Security Agreement.

SECTION 5 Governing Law and Consent to Jurisdiction

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE

APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. THE TERMS AND PROVISIONS OF SECTION 9.13 OF THE PLEDGE AND SECURITY AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN WITH RESPECT HERETO AS IF FULLY SET FORTH HEREIN, MUTATIS MUTANDIS.

SECTION 6 Counterparts

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement will become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The Administrative Agent may also require that any such facsimile or electronic transmission signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic transmission signature delivered.

[Signature Page Follows]

IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

[_____________]

By
Name:
Title:

[ADDITIONAL GRANTORS]

By
Name:
Title:

By
Name:
Title:

ACCEPTED AND AGREED:
MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By
Name:
Title:

SCHEDULE I

PATENT REGISTRATIONS

(A)	PATENTS

Patent No.

(B)	PATENT APPLICATIONS

Application No.

EXHIBIT D-2

TO PLEDGE AND SECURITY AGREEMENT

FORM OF TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of ___________, 20__ (this “Agreement”), among each LOAN PARTY listed on the signature pages hereto (all of the foregoing, each a “Grantor” and collectively, the “Grantors”), and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Secured Parties (as defined in the Credit Agreement referred to below) (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

(A)

PALANTIR TECHNOLOGIES INC., a Delaware corporation, the LENDERS from time to time party thereto and the ADMINISTRATIVE AGENT have entered into that certain Revolving Credit Agreement, dated as of October 7, 2014 (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”).

(B)

The Grantors are party to a Pledge and Security Agreement, dated as of December 20, 2019, in favor of the Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), pursuant to which certain Grantors are required to execute and deliver this Agreement.

(C)

Under and subject to the terms of the Pledge and Security Agreement, the Grantors have pledged and granted to the Administrative Agent, for its benefit and for the benefit of the Secured Parties (as defined in the Credit Agreement) a continuing security interest in and Lien on certain Collateral (as set forth in and defined in the Pledge and Security Agreement), including without limitation certain Intellectual Property (as set forth in and defined in the Pledge and Security Agreement) of the Grantors, and have agreed to execute this Agreement for recording with the United States Patent and Trademark Office.

(D)

In consideration of the mutual conditions and agreements set forth in the Credit Agreement, the Pledge and Security Agreement and this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1 Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement.

SECTION 2 Grant of Security Interest in Trademark Collateral

As security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Secured Obligations, each Grantor hereby pledges and grants to the Administrative Agent, for its benefit and for the benefit of the Secured Parties, a continuing security interest in and Lien on all of its right, title and interest in, to and under all Trademark Collateral (as defined below), whether now owned or existing or hereafter acquired or arising and wherever located.

“Trademark Collateral” means each Grantor’s right, title and interest in, to and under all United States, state and foreign trademarks, trade names, trade dress, service marks, certification marks, collective marks and logos, slogans, words, terms, names, symbols, designs any other source or business identifiers, and general intangibles of a like nature, all registrations and pending applications for any of the foregoing, whether registered or unregistered, and whether or not established or registered in an Intellectual Property Registry in any country or any political subdivision thereof, and with respect to any and all of the foregoing: (i) all common law rights related thereto, (ii) the trademark registrations and pending applications referred to in Schedule I hereto, (iii) all extensions, continuations, reissues and renewals of any of the foregoing, (iv) all goodwill connected with the use of and symbolized by the foregoing, (v) the right to sue or otherwise recover for past, present and future infringements, misappropriations, dilutions or other violations of any of the foregoing or for any injury to goodwill, and (vi) all Proceeds of the foregoing, including, without limitation, licenses, royalties, fees, income, payments, claims, damages and proceeds of suit. Notwithstanding anything herein to the contrary, in no event shall the term “Trademark Collateral” include, and Grantor shall not be deemed to have granted a security interest in, any of its right, title or interest in any Excluded Assets (but only for so long as such property shall constitute Excluded Assets).

SECTION 3 Pledge and Security Agreement

This Agreement has been executed and delivered by each Grantor for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The security interest granted pursuant to this Agreement is granted concurrently in conjunction with the security interest granted to the Administrative Agent pursuant to the Pledge and Security Agreement, and each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademark Collateral made and granted hereby is more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control.

SECTION 4 Term

The term of this Agreement shall be coterminous with the term of the Pledge and Security Agreement.

SECTION 5 Governing Law and Consent to Jurisdiction

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. THE TERMS AND PROVISIONS OF SECTION 9.13 OF THE PLEDGE AND SECURITY AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN WITH RESPECT HERETO AS IF FULLY SET FORTH HEREIN, MUTATIS MUTANDIS.

SECTION 6 Counterparts

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement will become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The Administrative Agent may also require that any such facsimile or electronic transmission signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic transmission signature delivered.

[Signature Page Follows]

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

[_____________]

By
Name:
Title:

[ADDITIONAL GRANTORS]

By
Name:
Title:

By
Name:
Title:

ACCEPTED AND AGREED:
MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By
Name:
Title:

SCHEDULE I

TRADEMARK REGISTRATIONS

(A)	REGISTERED TRADEMARKS

Trademark Reg. No.	Filing Date	Registration Date

(B) TRADEMARK APPLICATIONS

Trademark	App. No.	Application Date

EXHIBIT D-3

TO PLEDGE AND SECURITY AGREEMENT

FORM OF COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of ___________, 20__ (this “Agreement”), among each LOAN PARTY listed on the signature pages hereto (all of the foregoing, each a “Grantor” and collectively, the “Grantors”), and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Secured Parties (as defined in the Credit Agreement referred to below) (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

(A)

PALANTIR TECHNOLOGIES INC., a Delaware corporation, the LENDERS from time to time party thereto and the ADMINISTRATIVE AGENT have entered into that certain Revolving Credit Agreement, dated as of October 7, 2014 (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”).

(B)

The Grantors are party to a Pledge and Security Agreement, dated as of December 20, 2019, in favor of the Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), pursuant to which certain Grantors are required to execute and deliver this Agreement.

(C)

Under and subject to the terms of the Pledge and Security Agreement, the Grantors have pledged and granted to the Administrative Agent, for its benefit and for the benefit of the Secured Parties (as defined in the Credit Agreement) a continuing security interest in and Lien on certain Collateral (as set forth in and defined in the Pledge and Security Agreement), including without limitation certain Intellectual Property (as set forth in and defined in the Pledge and Security Agreement) of the Grantors, and have agreed to execute this Agreement for recording with the United States Copyright Office.

(D)

In consideration of the mutual conditions and agreements set forth in the Credit Agreement, the Pledge and Security Agreement and this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1 Defined Terms

Unless otherwise defined herein, terms defined in the Pledge and Security Agreement and used herein have the meaning given to them in the Pledge and Security Agreement.

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SECTION 2 Grant of Security Interest in Copyright Collateral

As security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Secured Obligations, each Grantor hereby pledges and grants to the Administrative Agent, for its benefit and for the benefit of the Secured Parties, a continuing security interest in and Lien on all of its right, title and interest in, to and under all Copyright Collateral (as defined below), whether now owned or existing or hereafter acquired or arising and wherever located.

“Copyright Collateral” means each Grantor’s right, title and interest in, to and under (i) all United States and foreign copyrights, including but not limited to copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, protected designs within the meaning of 17 U.S.C. § 1301 et seq. and community designs), and all mask works (as defined in 17 U.S.C. § 901(a)(1)), whether statutory or common law, whether registered or unregistered and whether published or unpublished, as well as all moral rights, reversionary interests, and termination rights, now or hereafter in force throughout the world, and, with respect to any and all of the foregoing: (i) all registrations and pending applications therefor in the applicable Intellectual Property Registry including, without limitation, the registrations referred to in Schedule I hereto, (ii) all extensions and renewals thereof, (iii) the right to sue or otherwise recover for past, present and future infringements, misappropriations, or other violations of any of the foregoing, and (iv) all Proceeds of the foregoing, including, without limitation, licenses, royalties, fees, income, payments, claims, damages and proceeds of suit. Notwithstanding anything herein to the contrary, in no event shall the term “Copyright Collateral” include, and Grantor shall not be deemed to have granted a security interest in, any of its right, title or interest in any Excluded Assets (but only for so long as such property shall constitute Excluded Assets).

SECTION 3 Pledge and Security Agreement

This Agreement has been executed and delivered by each Grantor for the purpose of recording the grant of security interest herein with the United States Copyright Office. The security interest granted pursuant to this Agreement is granted concurrently in conjunction with the security interest granted to the Administrative Agent pursuant to the Pledge and Security Agreement, and each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyright Collateral made and granted hereby is more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control.

SECTION 4 Term

The term of this Agreement shall be coterminous with the term of the Pledge and Security Agreement.

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SECTION 5 Governing Law and Consent to Jurisdiction

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. THE TERMS AND PROVISIONS OF SECTION 9.13 OF THE PLEDGE AND SECURITY AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN WITH RESPECT HERETO AS IF FULLY SET FORTH HEREIN, MUTATIS MUTANDIS.

SECTION 6 Counterparts

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement will become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The Administrative Agent may also require that any such facsimile or electronic transmission signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic transmission signature delivered.

[Signature Page Follows]

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IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

[_____________]

By
Name:
Title:

[ADDITIONAL GRANTORS]

By
Name:
Title:

By
Name:
Title:

ACCEPTED AND AGREED:
MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By
Name:
Title:

4

SCHEDULE I

COPYRIGHT REGISTRATIONS

(A)	REGISTERED COPYRIGHTS

Title	Copyright Reg. No.	Registration Date

(B)	COPYRIGHT APPLICATIONS

Title	Application No.	Application Date

5

ANNEX C

GUARANTY AGREEMENT, dated as of October 7, 2014 (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, this “Agreement”), made by and among each of the undersigned guarantors (together with any other entity that becomes a guarantor hereunder pursuant to Section 19 hereof, each, a “Guarantor” and collectively, the “Guarantors”) in favor of MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Secured Parties.

Reference is made to the Revolving Credit Agreement dated as of October 7, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Palantir Technologies Inc. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent.

Each Guarantor is a direct or indirect Subsidiary of the Borrower.

It is a condition precedent to the making of Loans to the Borrower under the Credit Agreement that each Guarantor shall have executed and delivered to the Administrative Agent this Agreement.

The Lenders have agreed to extend credit to the Borrower and the Issuing Bank has agreed to issue Letters of Credit, in each case, subject to the terms and conditions set forth in the Credit Agreement. Each Guarantor will derive substantial benefits from the extension of credit and/or issuance of Letters of Credit to the Borrower pursuant to the Credit Agreement and the provision of the Secured Cash Management Obligations and the Secured Swap Obligations and is willing to execute and deliver this Agreement in order to induce the Lenders to continue to extend such credit and to induce the applicable Secured Parties to enter into Secured Cash Management Obligations and Secured Swap Obligations. Accordingly, for valuable consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1. Definitions. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.

SECTION 2. Guarantee. (a) Each Guarantor hereby irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the Obligations of the Borrower and the Obligations of any other Subsidiary of the Borrower under any Secured Cash Management Obligation and Secured Swap Obligation (other than any Excluded Swap Obligation). Each Guarantor further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

(b) To the maximum extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Subsidiary of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Subsidiary under the provisions of this Agreement, any other Loan Document or otherwise; (ii) any extension or renewal of any of the Obligations; (iii) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of any other Loan Document or other agreement; (iv) the failure or delay of any Secured Party to exercise any right or remedy against any other guarantor of the Obligations; (v) the failure of any Secured Party to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement or instrument; (vi) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (vii) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity or which would impair or eliminate any right of any Guarantor to subrogation (other than payment in full of the Obligations (excluding contingent obligations as to which no claim has been made or Obligations constituting Secured Swap Obligations or Secured Cash Management Obligations) or release pursuant to Section 17 hereof).

(c) Each Guarantor further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Secured Party to any balance of any deposit account or credit on the books of any Secured Party in favor of the Borrower or any Subsidiary or any other Person.

(d) Except for the release or termination of a Guarantor’s obligations hereunder as provided in Section 17, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason other than the payment in full in cash of the Obligations (excluding contingent obligations as to which no claim has been made or Obligations constituting Secured Swap Obligations or Secured Cash Management Obligations), and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.

(e) Each Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Party upon the bankruptcy or reorganization of the Borrower or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Subsidiary of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash an amount equal to the unpaid principal amount of such Obligation.

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(g) Notwithstanding anything to the contrary in this Agreement, each Guarantor shall be liable under this Agreement only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

(h) Upon payment in full by any Guarantor of any Obligation of the Borrower or any other Subsidiary of the Borrower, each Secured Party shall, in a reasonable manner, assign to such Guarantor the amount of such Obligation owed to such Secured Party and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by such Guarantor, or make such disposition thereof as such Guarantor shall direct (all without recourse to any Secured Party and without any representation or warranty by any Secured Party). Upon payment by any Guarantor of any sums as provided above, all rights of such Guarantor against the Borrower or such other Subsidiary of the Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior payment in full of all the Obligations (it being understood that, after the discharge of all the Obligations, such rights may be exercised by such Guarantor notwithstanding that the Borrower or such other Subsidiary may remain contingently liable for indemnity or other Obligations).

SECTION 3. Additional Agreements. Until the Commitments have expired or terminated and all Obligations (excluding contingent obligations as to which no claim has been made or Obligations constituting Secured Swap Obligations or Secured Cash Management Obligations) under the Credit Agreement have been paid in full and the cancellation, expiration or Cash Collateralization of all Letters of Credit on terms reasonably satisfactory to the Issuing Bank in an amount equal to the Agreed L/C Cash Collateral Amount of all Letter of Credit Usage, each Guarantor covenants and agrees with the Administrative Agent for the benefit of the Lenders that it will be bound by each of the covenants contained in the Credit Agreement to the extent applicable to such Guarantor.

SECTION 4. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 5. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

SECTION 6. Survival of Agreement. All covenants, agreements, representations and warranties made by each Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and shall survive the execution and delivery of this Agreement, the other Loan Documents and the making of any Loans, regardless of any investigation made by the Administrative Agent or on its behalf and

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notwithstanding that the Administrative Agent or any Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as any Obligation (excluding contingent obligations as to which no claim has been made or Obligations constituting Secured Swap Obligations or Secured Cash Management Obligations) is outstanding and unpaid and so long as the Commitments have not expired or terminated.

SECTION 7. Binding Effect; Several Agreement. (a) This Agreement shall become effective as to each Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent (regardless of whether any other Guarantor has executed and delivered a counterpart hereof) and a counterpart hereof shall have been executed on behalf of the Administrative Agent.

(b) Following the effectiveness of this Agreement as to a Guarantor in accordance with subsection (a) of this Section 7, this Agreement shall be binding upon such Guarantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the Secured Parties and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer any of its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 8. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 9. Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement.

(b) Each Guarantor, jointly and severally, agrees to indemnify the Administrative Agent and the other Indemnitees against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs or reasonable and documented expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a

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party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower); provided that such indemnity shall not, as to any Indemnitee, be available (x) to the extent that such losses, claims, damages, liabilities, costs or reasonable and documented expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) if resulting from a material breach by such Indemnitee or one of its Affiliates of its obligations under this Agreement (as determined by a court of competent jurisdiction by final and non-appealable judgment), and (z) if arising from any dispute between and among Indemnitees that does not involve an act or omission by the Borrower or its Subsidiaries (as determined by a court of competent jurisdiction by final and non-appealable judgment) other than any proceeding against the Administrative Agent or Arranger in such capacity. No Guarantor shall be required to indemnify any Indemnitee for any amount paid or payable by such Indemnitee in the settlement of any such indemnified liabilities which is entered into by such Indemnitee without Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that (i) Borrower shall be deemed to consent to such settlement if it does not respond to the Indemnitee’s request within 5 business days; (ii) the foregoing indemnity will apply if the Borrower shall have been offered an opportunity to assume the defense of such matter and shall have declined to do so and (iii) if settled with your consent or if there is a final judgment for the plaintiff in such proceeding, you agree to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this paragraph. In the case of any proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such proceeding is brought by the Borrower, any of its securityholders or creditors, an Indemnitee or any other Person, or an Indemnitee is otherwise a party thereto.

(c) Any such amounts payable as provided hereunder shall be additional Obligations. The provisions of this Section 9 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Secured Party. All amounts due under this Section 9 shall be payable on written demand therefor.

SECTION 10. APPLICABLE LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER OR RELATING TO THIS AGREEMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 11. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, the Issuing Bank, any Lender or any Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank, the Lenders and the Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of

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any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Except as expressly provided in Section 19, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into between the Administrative Agent or the Issuing Bank and each Guarantor with respect to which such waiver, amendment or modification is to apply, in accordance with Section 9.02 of the Credit Agreement.

SECTION 12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 13. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 14. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 7. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic means shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 15. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

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SECTION 16. Jurisdiction; Consent to Service of Process. (a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.

(b) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 16. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 17. Termination; Release of a Guarantor. (a) This Agreement and the guarantees set forth herein shall terminate when all the Obligations (excluding contingent obligations as to which no claim has been made or Obligations constituting Secured Swap Obligations or Secured Cash Management Obligations) have been paid in full, the Lenders have no further commitment to lend under the Credit Agreement, and all Letters of Credit have been cancelled, expired, or Cash Collateralized on terms reasonably satisfactory to the Issuing Bank in an amount equal to the Agreed L/C Cash Collateral Amount of all Letter of Credit Usage.

(b) In the event that all the Equity Interests in any Guarantor are sold, transferred or otherwise disposed of to a Person other than the Borrower or its Subsidiaries in a transaction permitted under the Credit Agreement or in the event that a Guarantor ceases to be a Material Subsidiary, the Administrative Agent shall, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to terminate the guarantee of such Guarantor hereunder.

SECTION 18. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Guarantor

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against any of and all the obligations of such Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 18 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify such Guarantor and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 19. Additional Guarantors. It is understood and agreed that any Subsidiary of the Borrower that is required to execute a counterpart of, or joinder to, this Agreement after the date hereof pursuant to Section 5.10 of the Credit Agreement shall become a Guarantor hereunder by (x) executing and delivering a counterpart hereof to the Administrative Agent or executing a joinder agreement hereto and delivering same to the Administrative Agent, in each case as may be requested by (and in form and substance reasonably satisfactory to) the Administrative Agent and (y) taking all actions as specified in this Agreement as would have been taken by such Guarantor had it been an original party to this Agreement, in each case with all documents and actions required to be taken above to be taken to the reasonable satisfaction of the Administrative Agent. ..

SECTION 19. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 19, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 19 shall remain in full force and effect until the payment in full and discharge of the Obligations. Each Qualified ECP Guarantor intends that this Section 19 constitute, and this Section 19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Remainder of page intentionally left blank; signature pages omitted]

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ANNEX D

EXHIBIT B

FORM OF BORROWING REQUEST

Morgan Stanley Senior Funding, Inc., as Administrative Agent

for the Lenders party to the Credit Agreement referred to below

[Date]

Ladies and Gentlemen:

The undersigned, Palantir Technologies Inc. (the “Borrower”), refers to the Revolving Credit Agreement, dated as of October 7, 2014 (as amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”) and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03 of the Credit Agreement:

(i) The Proposed Borrowing will be a Borrowing of [Term][Revolving] Loans.

(ii) The Business Day of the Proposed Borrowing is ____________, 20____.1

(iii) The aggregate principal amount of the Proposed Borrowing is [________].2

(iv) The Proposed Borrowing is to consist of [ABR Loans] [SOFR Loans].

(v) [The initial Interest Period for the Proposed Borrowing is [one/three/six/twelve months][insert period less than one month].]3

(vi) The location and number of the account or accounts to which funds are to be disbursed is as follows:

[Insert location and number of the account(s)]

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Shall be a Business Day at least one Business Day in the case of ABR Loans and at least three U.S. Government Securities Business Days in the case of SOFR Loans, in each case, after the date hereof; provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 noon (New York City time) in the case of ABR Loans or before 12:00 noon (New York City time) in the case of SOFR Loans, on such day.

[2]	Such amounts to be stated in Dollars.
[3]	To be included for a Proposed Borrowing of SOFR Loans. Interest Periods of twelve or less than one month only available with the consent of each Lender.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties of the Borrower set forth in the Credit Agreement and in the other Loan Documents are and will be true and correct in all material respects, on and as of the date of the Proposed Borrowing, except that (i) for purposes of this Borrowing Request, the representations and warranties contained in Section 3.04(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) (subject, in the case of unaudited financial statements furnished pursuant to clause (b), to year-end audit adjustments and the absence of footnotes), respectively, of Section 5.01 of the Credit Agreement, (ii) to the extent that such representations and warranties specifically refer to an earlier date, they were true and correct in all material respects as of such earlier date and (iii) to the extent that such representations and warranties are already qualified or modified by materiality in the text thereof, they shall be true and correct in all respects; and

(B) at the time of and immediately after giving effect to the Proposed Borrowing, no Default has occurred and is continuing.

[Signature Page Follows]

The Borrower has caused this Borrowing Request to be executed and delivered by its duly authorized officer as of the date first written above.

Very truly yours,

PALANTIR TECHNOLOGIES INC.

By:
Name:
Title:

ANNEX E

SCHEDULE 2.1

Commitments

Total Revolving Commitment
Morgan Stanley Senior Funding, Inc.	$100,000,000.00
Royal Bank of Canada	$100,000,000.00
Credit Suisse AG, New York Branch	$65,000,000.00
Citibank, N.A.	$20,000,000.00
Wells Fargo Bank, N.A.	$100,000,000.00
The Bank of Nova Scotia	$65,000,000.00
MUFG Bank, LTD.	$50,000,000.00

Total	$500,000,000.00